EXHIBIT 99.1
Introductory note

American Coastal Insurance Corporation (“ACIC” or the “Company”) has recast certain information contained in its Annual Report on Form 10-K for the year ended December 31, 2023, originally filed with the Securities and Exchange Commission (the "SEC") on March 15, 2024 (“2023 Form 10-K”), as described in Item 8.01 of this Current Report on Form 8-K, to reflect the Company's discontinued operations and resulting segment changes. As previously announced, on May 9, 2024, the Company entered into a Stock Purchase Agreement (the "Sale Agreement") with Forza Insurance Holdings, LLC ("Forza") in which ACIC will sell and Forza will acquire 100% of the issued and outstanding stock of Interboro Insurance Company (“IIC”). Therefore, the Company determined that the operations of IIC should be reported as discontinued operations in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 205, Presentation of Financial Statements. In addition, in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 280, Segment Reporting, the Company has determined following the signed agreement to sell IIC the Company now operates under one operating segment. The Company has recast its previously filed consolidated financial statements to reflect these changes. These recast consolidated financial statements also include our independent registered public accounting firm’s opinion on internal control over financial reporting.

The sections of the 2023 Form 10-K that have been recast in their entirety are as follows:

a.Part I, Item 1. Business;
b.Part II, Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations;
c.Part II, Item 7A. Quantitative and Qualitative Disclosures about Market Risk;
d.Part II, Item 8. Financial Statements and Supplementary Data; and
e.Part II, Item 9A. Controls and Procedures

Those sections of the 2023 Form 10-K which have not been recast as set forth herein are not materially impacted by the Company’s reportable discontinued operations or segment change described in this Current Report on Form 8-K. Accordingly, the recast information set forth in this Exhibit 99.1 to the Current Report on Form 8-K (the “Recast 2023 Form 10-K”) should be read in conjunction with the 2023 Form 10-K.

This Recast 2023 Form 10-K does not reflect events occurring after the March 15, 2024 filing date of the 2023 Form 10-K and does not modify or update the disclosures therein except to reflect the changes in the Company’s reportable discontinued operations and segment reporting. For developments since the filing of the fiscal year 2023 Form 10-K, refer to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2024, its Quarterly Report on Form 10-Q for the quarter ended June 30, 2024, and its Current Reports on Form 8-K filed subsequent to the 2023 Form 10-K.

AMERICAN COASTAL INSURANCE CORPORATION

Throughout this Recast 2023 Form 10-K, we present amounts in all tables in thousands, except for share amounts, per share amounts, policy and claim counts or where more specific language or context indicates a different presentation. In the narrative sections of this Recast 2023 Form 10-K, we show full values rounded to the nearest thousand.

AMERICAN COASTAL INSURANCE CORPORATION

FORWARD-LOOKING STATEMENTS
This Recast 2023 Form 10-K or documents incorporated by reference contain or may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements about anticipated growth in revenues, gross written premium, earnings per share, estimated unpaid losses on insurance policies, investment returns, and diversification and expectations about our liquidity, our ability to meet our investment objectives and our ability to manage and mitigate market risk with respect to our investments. Without limiting the generality of the foregoing, words such as “may,” “will,” “expect,” “endeavor,” “project,” “believe,” “plan,” “anticipate,” “intend,” “could,” “would,” “estimate,” or “continue” or the negative variations thereof or comparable terminology are intended to identify forward-looking statements. These statements are based on current expectations, estimates and projections about the industry and market in which we operate, and management’s beliefs and assumptions. Forward-looking statements are not guarantees of future performance and involve certain known and unknown risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. The risks and uncertainties include, without limitation:

•our exposure to catastrophic events and severe weather conditions;
•the regulatory, economic and weather conditions present in Florida and New York, the states in which we are most concentrated;
•our ability to cultivate and maintain agent relationships, particularly our relationship with AmRisc, LLC (AmRisc);
•the possibility that actual claims incurred may exceed our loss reserves for claims;
•assessments charged by various governmental agencies;
•our ability to implement and maintain adequate internal controls over financial reporting, including our ability to remediate any existing material weakness in our internal controls over financial reporting and the timing of any such remediation, as well as to reestablish effective internal controls over financial reporting and disclosure controls and procedures;
•our ability to maintain information technology and data security systems, and to outsource relationships;
•our reliance on key vendor relationships, and the ability of our vendors to protect the personally identifiable information of our customers, claimants or employees;
•our ability to attract and retain the services of senior management;
•risks and uncertainties relating to our mergers, dispositions and other strategic transactions;
•risks associated with investments in which we share ownership or management with third parties;
•our ability to generate sufficient cash to service all of our indebtedness and comply with covenants and other requirements related to our indebtedness;
•our ability to maintain our market share;
•changes in the regulatory environment present in the states in which we operate;
•the impact of new federal or state regulations that affect the insurance industry;
•the cost, viability and availability of reinsurance;
•our ability to collect from our reinsurers on our reinsurance claims;
•dependence on investment income and the composition of our investment portfolio and related market risks;
•the possibility of the pricing and terms for our products to decline due to the historically cyclical nature of the property and casualty insurance and reinsurance industry;
•the outcome of litigation pending against us, including the terms of any settlements;
•downgrades in our financial strength or stability ratings;
•the impact of future transactions of substantial amounts of our common stock by us or our significant stockholders on our stock price;
•our ability to meet the standards for continued listing on Nasdaq;
•our ability to pay dividends in the future, which may be constrained by our holding company structure;
•the ability of our subsidiaries to pay dividends in the future, which may affect our liquidity and our ability to meet our obligations;
•the ability of R. Daniel Peed and his affiliates to exert significant control over us due to substantial ownership of our common stock, subject to certain restrictive covenants that may restrict our ability to pursue certain opportunities;
•the impact of transactions by R. Daniel Peed and his affiliates on the price of our common stock;
•provisions in our charter documents that may make it harder for others to obtain control of us; and
•other risks and uncertainties described in this report, including under “Risk Factors” in Part I, Item 1A of our Annual Report on Form 10-K.
Other risks, uncertainties and factors, including those discussed in “Risk Factors” in the 2023 Form 10-K, could cause our actual results to differ materially from those projected in any forward-looking statements we make. We caution you to not place reliance on these forward-looking statements, which are valid only as of the date they were made. Except as may be required by

AMERICAN COASTAL INSURANCE CORPORATION

applicable law, we undertake no obligation to update or revise any forward-looking statements to reflect new information, the occurrence of unanticipated events or otherwise.

AMERICAN COASTAL INSURANCE CORPORATION

PART I

Item 1. Business

INTRODUCTION

Company Overview

    American Coastal Insurance Corporation (referred to in this Form 10-K as we, our, us, the Company or ACIC) is a holding company primarily engaged in the commercial and personal property and casualty insurance business with investments in the United States. On July 10, 2023, we changed our corporate name from United Insurance Holdings Corp. to American Coastal Insurance Corporation. We conduct our business principally through our two wholly-owned insurance subsidiaries: American Coastal Insurance Company (AmCoastal); and Interboro Insurance Company (IIC). Collectively, we refer to the holding company and all our subsidiaries, including non-insurance subsidiaries, as “American Coastal Insurance Corporation,” which is the preferred brand identification for our Company.

Our Company’s primary source of revenue is generated from writing insurance in Florida and New York. Our target market in such areas consists of states where the perceived threat of natural catastrophe has caused large national insurance carriers to reduce their concentration of policies. We believe an opportunity exists for ACIC to write profitable business in such areas. During 2022, we also wrote commercial residential insurance in South Carolina and Texas, however, effective May 1, 2022, we no longer write in these states. In addition, during 2022 we wrote personal residential business in six other states, however on February 27, 2023, our former insurance subsidiary, United Property & Casualty Insurance Company (UPC) was placed into receivership with the Florida Department of Financial Services (the "DFS"), which divested our ownership of UPC. The events leading to receivership and results of this subsidiary for periods prior to receivership, now included within discontinued operations, can be seen in Note 3 of the Notes to Consolidated Financial Statements below.

We have historically grown our business through strong organic growth, complemented by strategic acquisitions and partnerships, including our acquisitions of AmCo Holding Company, LLC (AmCo) and its subsidiaries, including AmCoastal, in April 2017, IIC in April 2016, and Family Security Holdings, LLC (FSH), including its subsidiary Family Security Insurance Company, Inc. (FSIC), in February 2015, and our strategic partnership with a subsidiary of Tokio Marine Kiln Group Limited (Tokio Marine), which formed Journey Insurance Company (JIC) in August 2018. Effective June 1, 2022, we merged JIC into AmCoastal, with AmCoastal being the surviving entity. Effective May 31, 2022, we merged FSIC into our former subsidiary, UPC, with UPC being the surviving entity.

On May 9, 2024, the Company entered into a Stock Purchase Agreement (the "Sale Agreement") with Forza Insurance
Holdings, LLC ("Forza") in which ACIC will sell and Forza will acquire 100% of the issued and outstanding stock of IIC. The aggregate purchase price for the shares will be equal to IIC's GAAP shareholder’s equity on the closing date. Closing is subject to customary closing conditions, including New York Department of Financial Services ("NYDFS") approval of Forza's application for acquisition of control, and NYDFS approval of a new rate and form filing. Given IIC is our last remaining personal lines entity and represents the final step in our strategic shift to becoming a specialty commercial underwriter, IIC results of operations and assets and liabilities are captured within discontinued operations and can be seen in Note 3 of the Notes to Unaudited Condensed Consolidated Financial Statements above.

Financial strength or stability ratings are important to insurance companies in establishing their competitive position and may impact an insurance company’s ability to write policies. We are rated by Demotech and Kroll Bond Rating Agency (Kroll). Demotech maintains a letter-scale financial stability rating system ranging from A’’ (A double prime) to L (licensed by insurance regulatory authorities). Kroll maintains a letter-scale financial strength rating system for insurance companies ranging from AAA (extremely strong operations and no risk) to R (operating under regulatory supervision). The financial strength or stability ratings of our insurance company subsidiaries as of December 31, 2023 are listed below. With these ratings, we expect our property insurance policies will be acceptable to the secondary mortgage marketplace and mortgage lenders.

Subsidiary	Demotech Rating	Kroll Rating
AmCoastal	A	A-
IIC	A	A-
ACIC		BB+

AMERICAN COASTAL INSURANCE CORPORATION

Our Strategy

Our vision is to be a top-quartile underwriter of catastrophe exposed property insurance. Our plan is to focus primarily on low-rise commercial property insurance in Florida, through our exclusive managing general agency agreement and long-term partnership with AmRisc, LLC. The Company’s continuous portfolio optimization process strives to balance our risk appetite and underwriting profit opportunities with our available capital and reinsurance capacity to achieve consistent and sustainable underwriting profitability for the Company and its reinsurers over time.

We desire to have the right combination of price, underwriting rules, deductibles and coverages to earn a return on capital that exceeds our cost of capital throughout the insurance market cycle. The Company also seeks to have risks maintain an appropriate insurance to value through annual re-underwriting and inspection of each property to ensure it meets or exceeds our underwriting guidelines with verified data quality and integrity regarding the key risk characteristics of our covered properties.

With UPC in receivership, the Company’s personal lines business is limited to IIC in New York and activities supporting the run-off and liquidation of UPC. As a result of the definitive agreements to sell IIC and our desire to focus on commercial lines, we expect ACIC to be our only operating insurance subsidiary following the sale of IIC.

Our commercial lines portfolio is concentrated in Florida where an ongoing threat of natural catastrophes exposes the Company to risk and volatility.

PRODUCTS AND DISTRIBUTION

In July 2020, we implemented a strategy to de-risk the Company by reducing premiums and exposure from our personal lines portfolio that was offset with growth in our commercial lines portfolio. Upon closing of the sale of IIC, we will have completed our exit of the personal lines market. The graphs below show our product mix distribution based on gross written premium, including our premiums attributable to IIC, but excluding UPC which is no longer a subsidiary of the Company.

AMERICAN COASTAL INSURANCE CORPORATION

Personal Residential Products

Policies we issue under our homeowners’ program provide structure, content and liability coverage for standard single-family homeowners, renters and condominium unit owners through our subsidiary IIC. Personal residential products are offered in New York. We include coverage to policyholders for loss or damage to dwellings, detached structures or equipment caused by covered causes of loss such as fire, wind, hail, water, theft and vandalism.

In 2023, personal residential property policies (by which we mean both standard homeowners’, dwelling fire, renters and condo owners’ policies) produced written premium of $34,334,000 and accounted for 5.1% of our total gross written premium, excluding UPC. All of the personal residential gross written premium was written in New York.

Loss and loss adjustment expenses related to our personal residential products tend to be higher during periods of severe or inclement weather, which varies from state to state.

Following the sale of IIC, we will complete our exit from personal lines.

Commercial Residential Products

We primarily provide commercial multi-peril property insurance for residential condominium associations and apartments in Florida. In 2020, we began writing commercial policies in Texas and South Carolina. Effective May 31, 2022, we no longer write commercial policies in Texas and South Carolina. We include coverage to policyholders for loss or damage to buildings, inventory or equipment caused by covered causes of loss such as fire, wind, hail, water, theft and vandalism.

In 2023, commercial policies produced written premium of $635,709,000 and accounted for 94.9% of our total gross written premium, excluding UPC.

Not-At-Risk Offerings

On our equipment breakdown, identity theft, and cyber security policies we earn a commission while retaining no risk of loss, since all such risk is ceded to other private companies (other risks). Previously, we offered flood policies that were ceded to the federal government via the National Flood Insurance Program (NFIP). However, on June 9, 2022, we entered into a renewal rights agreement with Wright National Flood Insurance Company to sell our entire NFIP Write Your Own flood insurance business and are no longer offering flood policies.
Underwriting

We price our products at levels that we project will generate an acceptable underwriting profit. We aim to accurately underwrite the risk and profitability of each potential policy. The Company uses pricing algorithms, judgement-based rating and consent to rate methodologies that consider historical attritional loss costs for the rating territory in which the risk resides, as well as modeled expected losses for catastrophes and projected reinsurance costs based on the specific geographic and structural characteristics of the property. We seek to optimize our portfolio by managing our probable maximum loss, total insured value

AMERICAN COASTAL INSURANCE CORPORATION

and average annual loss. As part of this optimization process, we use the output from third-party modeling software to analyze our risk exposures, including wind exposures, by zip code or street address.

We measure our underwriting profitability by the combined ratio, which is a sum of the ratios of losses, loss adjustment expenses, and underwriting expenses to either gross or net earned premiums. A combined ratio under 100% indicates an underwriting profit. Refer to Management’s Discussion and Analysis of Financial Condition and Results of Operations in Part II, Item 7 of this report for further details on our combined ratio.

Distribution Channels

Our commercial lines policies are marketed and distributed to condominium associations by AmRisc, LLC through a network of independent agencies managed by AmRisc, LLC that specialize in commercial residential insurance. AmRisc, LLC is an unaffiliated third-party and represents 100% of our commercial lines revenue based on our exclusive agreement in Florida.

As of December 31, 2023, we marketed and distributed our personal lines policies to consumers through approximately 400 independent agencies.

The Company focused on the independent agency distribution channel since its inception, and we believe independent agents and agencies build relationships in their communities that can lead to profitable business and policyholder satisfaction. We believe we have built significant credibility and loyalty with the independent agent communities in the states in which we operate through (i) our extensive training for full-service insurance agencies that distribute our products and (ii) periodic business reviews using established benchmarks and goals for premium volume and profitability.

Typically, a full-service agency is small to medium in size and represents several insurance companies for both personal and commercial product lines. We depend on our independent agents to produce new business for us. We compensate our independent agents primarily with fixed-rate commissions that we believe are consistent with those generally prevailing in the market.

GEOGRAPHIC MARKETS

The table below shows the geographic distribution of our policies in-force as of December 31, 2023, 2022 and 2021, including our policies in-force attributable to IIC, but excluding UPC which is no longer a subsidiary of the Company. The graphs below exclude states with policies that are less than 0.2% of our total policies in-force.

Policies In-Force By State (1)	2023	2022	2021
New York	18,640	35,868	43,529
Florida	4,208	5,348	5,909
Texas	—	26	88
South Carolina	—	—	28
Total	22,848	41,242	49,554
(1) We are no longer writing in Texas or South Carolina as of May 31, 2022.

AMERICAN COASTAL INSURANCE CORPORATION

The table below shows the geographic distribution of our total insured value (TIV) of all polices in-force as of December 31, 2023, 2022 and 2021, including TIV attributable to IIC, but excluding UPC which is no longer a subsidiary of the Company.

TIV By State(1)	2023	2022	2021
Florida	$56,340,145	$68,961,070	$72,638,543
New York	13,255,735	26,697,590	32,012,956
Texas	—	615,670	372,633
South Carolina	—	—	1,650,412
Total	$69,595,880	$96,274,330	$106,674,544
(1) We are no longer writing in Texas or South Carolina as of May 31, 2022.

AMERICAN COASTAL INSURANCE CORPORATION

COMPETITION

    The property and casualty insurance market in the United States is highly competitive and rapidly changing. Our primary competitors range from large national property and casualty insurance companies that write most classes of business using traditional products and pricing to small and mid-size regional insurance companies that provide specialty coverages.

We compete primarily on the basis of policy features, the strength of our distribution network and the quality of our services to our agents and policyholders. Our track record writing homeowners’ insurance in catastrophe-exposed areas has enabled us to develop sophisticated pricing techniques that endeavor to accurately reflect the risk of loss while allowing us to be competitive in our target markets. This pricing segmentation approach allows us to offer products in areas that have a high demand for property insurance yet are under-served by the national carriers. However, we face the risk that policyholders may be able to obtain more favorable terms from competitors rather than renewing coverage with us.

Our ability to compete is dependent on a number of factors. One factor is the financial strength or stability ratings assigned to our insurance subsidiaries by independent rating agencies. A downgrade in these ratings could negatively impact our position in the market. Another, is that we must attract and retain key employees and highly skilled people in order to be successful in the market. There is intense competition in our industry which could lead to higher than expected employee turnover or difficulty attracting new employees. Finally, technological advancements and innovation in the insurance industry provide opportunities for a competitive advantage. Advancements and innovation are being used in all aspects of the industry including digital-based distribution methods, underwriting and claims handling. We continue to leverage the technology that we have and have made substantial investments into new technology in an effort to gain an advantage over our competitors.

REGULATION

We are subject to extensive regulation in the jurisdictions in which our insurance company subsidiaries are domiciled and licensed to transact business, primarily at the state level. AmCoastal is domiciled in Florida and IIC is domiciled in New York. In general, these regulations are designed to protect the interests of insurance policyholders.

Such regulations have a substantial effect on certain areas of our business, including:

•insurer solvency,
•reserve adequacy,
•insurance company licensing and examination,
•agent and adjuster licensing,
•rate setting, underwriting rules and coverage forms,
•investments,
•assessments or other surcharges for guaranty funds,
•transactions with affiliates,
•the payment of dividends,
•reinsurance,
•protection of personally identifiable information,
•risk solvency assessment and enterprise risk management,
•cybersecurity,
•statutory accounting methods, and

AMERICAN COASTAL INSURANCE CORPORATION

•numerous requirements relating to other areas of insurance operations, including policy forms, underwriting standards and claims practices.

Our insurance subsidiaries provide audited statutory financial statements to the various insurance regulatory authorities. With regard to periodic examinations of an insurance company’s affairs, insurance regulatory authorities, in general, defer to the insurance regulatory authority in the state in which an insurer is domiciled; however, insurance regulatory authorities from any state in which we operate may conduct examinations at their discretion.

In 2021, the Florida Office of Insurance Regulation (FLOIR) began a statutory examination of JIC for the year ended December 31, 2020. This examination concluded in 2022, with no significant findings. In 2023, the FLOIR notified the Company of a statutory financial examination of AmCoastal as of December 31, 2023, to commence in 2024.

For a discussion of statutory financial information and regulatory contingencies, see Note 15 to our Notes to Consolidated Financial Statements in Part II, Item 8 of this report.

Risk-Based Capital Requirements

To enhance the regulation of insurer solvency, the NAIC has published risk-based capital (RBC) guidelines for insurance companies designed to assess capital adequacy and to raise the level of protection statutory surplus provides for policyholders. The guidelines measure three major areas of risk facing property and casualty insurers: (i) underwriting risks, which encompass the risk of adverse loss developments and inadequate pricing; (ii) declines in asset values arising from credit risk; and (iii) other business risks. Most states, including Florida and New York, have enacted the NAIC guidelines as statutory requirements, and insurers having less statutory surplus than required will be subject to varying degrees of regulatory action, depending on the level of capital inadequacy.

The level of required risk-based capital is calculated and reported annually.  The table below outlines each of our subsidiary’s RBC ratios, all of which were in excess of minimum requirements, as of December 31, 2023.

Subsidiary	RBC Ratio
ACIC	979%
IIC	477%

Underwriting and Marketing Restrictions

During the past several years, various regulatory and legislative bodies have adopted or proposed new laws or regulations to address the cyclical nature of the insurance industry, catastrophic events and insurance capacity and pricing. These regulations: (i) created “market assistance plans” under which insurers are induced to provide certain coverage; (ii) restrict the ability of insurers to reject insurance coverage applications, to rescind or otherwise cancel certain policies in mid-term, and to terminate agents; (iii) restrict certain policy non-renewals and require advance notice on certain policy non-renewals; and (iv) limit rate increases or decrease rates permitted to be charged.

Most states also have insurance laws requiring that rate schedules and other information be filed with the insurance regulatory authority, either directly or through a rating organization with which the insurer is affiliated. The insurance regulatory authority may disapprove a rate filing if it finds that the rates are inadequate, excessive or unfairly discriminatory.

Most states require licensure or insurance regulatory authority approval prior to the marketing of new insurance products. Typically, licensure review is comprehensive and includes a review of a company’s business plan, solvency, reinsurance, rates, forms and other financial and non-financial aspects of a company, such as the character of its officers and directors. The insurance regulatory authorities may prohibit entry into a new market by not granting a license or by withholding approval.

Limitations on Dividends by Insurance Subsidiaries

AMERICAN COASTAL INSURANCE CORPORATION

As a holding company with no significant business operations of our own, we rely on payments from our insurance subsidiaries as one of the principal sources of cash to pay dividends and meet our obligations. Our insurance affiliates are regulated as property and casualty insurance companies and their ability to pay dividends is restricted by Florida and New York law.

The state laws of Florida and New York permit an insurer to pay dividends or make distributions out of that part of statutory surplus derived from net operating profit and net realized capital gains or adjusted net investment income. The state laws further provide calculations to determine the amount of dividends or distributions that can be made without the prior approval of the insurance regulatory authorities and the amount of dividends or distributions that would require prior approval of the insurance regulatory authorities in those states. Statutory risk-based capital requirements may further restrict our insurance subsidiaries’ ability to pay dividends or make distributions if the amount of the intended dividend or distribution would cause statutory surplus to fall below minimum risk-based capital requirements.

In addition, in connection with the filed plan of withdrawal in New York for our former insurance subsidiary, UPC, our subsidiary, IIC, has agreed not to pay ordinary dividends until January 1, 2025, without the prior approval of the New York Department of Financial Services.

For additional information regarding those restrictions, see Part II, Item 5 and Part I, Item 1A of this report.

Insurance Holding Company Regulation

As a holding company of insurance subsidiaries, we are subject to laws governing insurance holding companies in Florida and New York. These laws, among other things: (i) require us to file periodic information with the insurance regulatory authority, including information concerning our capital structure, ownership, financial condition and general business operations; (ii) regulate certain transactions between our affiliates and us, including the amount of dividends and other distributions and the terms of surplus notes: and (iii) restrict the ability of any one person to acquire certain levels of our voting securities without prior regulatory approval. Any purchaser of 5% or more of the outstanding shares of our common stock could be presumed to have acquired control of us unless the insurance regulatory authority, upon application, determines otherwise.

Insurance holding company regulations also govern the amount any affiliate of the holding company may charge our insurance affiliates for services (i.e., management fees and commissions). The Company allocates a portion of relevant expenses to AmCoastal for statutory accounting purposes at cost.

AmRisc, a managing general underwriter, handles the underwriting, claims processing and premium collection for our AmCoastal commercial business written in Florida. In return, AmRisc is reimbursed through monthly management fees.

The Company does not utilize a managing general agent structure in New York. Instead, ACIC allocates a portion of relevant expenses to IIC for statutory accounting purposes at cost.

CORPORATE RESPONSIBILITY AND SUSTAINABILITY

As a company with more than 20 years of history and experience, we strive to create and maintain a culture within our business where people are empowered to address risks as they emerge, and where we expect all associates to hold themselves and their teammates accountable for personal integrity and professionalism. To demonstrate this culture our leaders must lead by example and clear standards of behavior should be well understood by the entire company. We maintain five core values; collaboration, communication, loyalty, resiliency, and integrity, to accomplish this goal.

In addition to our cultural goals, we are committed to conducting business in a manner that supports environmental, social, and governance (ESG) matters. ACIC believes that an effective ESG strategy leads to improved decision making, associate engagement, and financial results over time.

To show our commitment to conducting business that supports ESG matters, in the second quarter of 2021 we published our Sustainability & Responsibility report, which outlines our ESG practices and goals. Highlights from the report can be seen below, and the full report is available on our company website under Environmental, Social and Governance.

Environmental Matters

AMERICAN COASTAL INSURANCE CORPORATION

As a data driven organization some of the facts surrounding climate change have our attention. Several factors, including the rise in carbon dioxide concentration levels in the atmosphere, higher global mean air and water temperatures, and sea and Arctic ice levels have been identified as potential culprits of the higher frequency and severity of catastrophe losses we have incurred over the past five years.

There is a growing consensus today that the frequency and severity of catastrophic events or severe weather conditions is increasing as a result of climate change. We recognize current trends and potential financial impact are not sustainable. As a result, we have taken the following steps to improve our environmental footprint and reduce our contribution to climate change:

•Reducing waste: paperless policy document delivery option and investment in paperless technologies;
•Eco-friendly disposal of retired equipment and electronics;
•Installed filtered water dispensers to promote re-usable bottles over disposables;
•Utilization of recycling bins throughout our offices;
•Implemented a remote work environment to both enhance productivity and curb the impact of daily commuting; and
•Use of energy efficient LED lighting, motion-activated lighting, and programmable thermostats to reduce energy use.

ACIC continuously monitors our environmental footprint and will continue to make steps to reduce this footprint where possible. We have committed to achieve net-zero carbon emissions in our operations and through our value chain by no later than 2030.

Social Responsibility

We understand that research shows diverse teams perform better, innovate more, and are more effective at managing risks. As a result, our organization has a vested interest in hiring associates and building teams that reflect the diversity of society and the communities that we seek to serve. Details of our accomplishments creating a diverse and inclusive workplace can be seen in Part I, Item 1., “Human Capital Management”.

In addition to our social responsibility as an employer within the community, ACIC also seeks to support our community through various initiatives intended to give back and promote goodwill. Over the past several years we have provided support to numerous non-for-profit organizations. Some of the causes we have provided support to include, but are not limited to, youth education, work force development, medical care and research, domestic violence shelters and prevention, and child-care services. We are committed to giving back and investing in the communities we serve.

Governance Matters

Our Board of Directors oversee and monitor our management in the interest and for the benefit of our stockholders. Our Board is currently comprised of nine directors, divided into two classes. Each class of directors is elected for a two-year term, in accordance with our Certificate of Incorporation. Eight of our Directors, or 88.9%, are considered to be independent.

Our Board of Directors has several committees, including an Audit Committee, a Compensation and Benefits Committee, a Nominating and Corporate Governance Committee, and an Investment Committee. All members of these committees qualify as independent directors under SEC and Nasdaq standards as well as under the independence standards specific to their committees. ACIC has also committed to adding at least two new Directors to our Board of Directors to improve overall diversity at the highest level of corporate governance.

HUMAN CAPITAL MANAGEMENT

Diversity and Employment Statistics

As of December 31, 2023, we had 71 employees, of which 17 worked in Claims, and eight worked in Sales and Underwriting, respectively. These employees have regular direct contact with our vendors, agencies, or customers. We are not party to any collective bargaining agreements and we have not experienced any work stoppages or strikes as a result of labor disputes.

The following table shows the diversity in our workforce population at December 31, 2023 and how this diversity has changed from December 31, 2022.

AMERICAN COASTAL INSURANCE CORPORATION

	Gender (1)	Change from December 31, 2022	Race (1)	Change from December 31, 2022
Executive Officers	20.0%	0 points	40.0%	0 points
Management Team (2)	44.7%	5.7 points	14.9%	(11.9) points
All Other Employees	42.1%	(2.8) points	15.8%	(18.5) points
(1) Information regarding gender and race is based on information provided by employees.
(2) Our management team is comprised of employees in supervisory roles at the manager and director level or above.

We believe that inclusion and diversity starts at the top. In 2021, we appointed a female leader within our organization to serve as our General Counsel. In addition, in January 2024 we appointed a new female leader from outside of our organization to serve as our Chief Financial Officer. With two of the five members of our executive leadership team as of December 31, 2023 comprised of underrepresented groups, we believe this is strong evidence of our commitment to our ESG goals.

Oversight and Management

We recognize the diversity of our policyholders, team, and geographic markets, and believe in creating an inclusive environment that represents a variety of backgrounds. Working under these principles, our Human Resources Department is tasked with recruiting and hiring, onboarding, performance management, and managing employee-related matters.

We believe in transparency at all levels at ACIC. On a monthly basis, an all employee meeting is held where our Executive Officers recognize employees for their continued success, discuss new and ongoing company initiatives, and address any concerns our employees may have. In addition to this, the leaders in each department assist our Executive Officers in maintaining our culture and implementing our core values at all levels of the organization.

Total Rewards

We believe that our future success largely depends upon our ability to attract and retain highly skilled employees. To ensure we are successful in this, we provide our employees with the following:

•Competitive salaries and bonuses;
•Tuition reimbursement;
•Paid parental leave; and
•Robust employee benefit packages that include:
◦Health care;
◦Vision;
◦Dental;
◦Retirement program;
◦Paid time off; and
◦Employee assistance program that provides emotional support, legal services and financial services.

As a part of our retention efforts, we also invest in ongoing development for all employees, and attempt to fill vacant senior or leadership roles through internal promotion when possible. Voluntary attrition was 31.0% for the year ended December 31, 2023.

CORPORATE INFORMATION

American Coastal Insurance Corporation was incorporated in Delaware in 2007. On July 10, 2023, we changed our corporate name from United Insurance Holdings Corp. to American Coastal Insurance Corporation. Our principal executive offices are located at 570 Carillon Parkway, Suite 100, St. Petersburg, FL 33716 and our telephone number at that location is (727) 633-0851. We are listed on the Nasdaq stock exchange under ticker symbol “ACIC.”

Segments

AMERICAN COASTAL INSURANCE CORPORATION

We conduct our operations under one operating segment. Our chief operating decision maker is our President, who makes decisions to allocate resources and assesses performance.

For more information regarding our products and distribution, as well as the agreements in place with managing general agents and underwriters, please refer to Part 1 Item 1. “Products and Distribution” as well as Part 1 Item 1. “Insurance Holding Company Regulation”.

Available Information

We make available, free of charge through our website, www.amcoastal.com, our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and all amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 as soon as reasonably practicable after we electronically file such materials with, or furnish them to, the Securities and Exchange Commission (SEC).

You may also access this information at the SEC’s website (www.sec.gov). This site contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC.

AMERICAN COASTAL INSURANCE CORPORATION

PART II

AMERICAN COASTAL INSURANCE CORPORATION

Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our consolidated financial statements and related notes appearing in Part II, Item 8 of this Recast 2023 Form 10-K. The following discussion provides an analysis of our results of operations and financial condition for 2023 as compared to 2022. Discussion regarding our results of operations and financial condition for 2022 as compared to 2021 is included in Part II, Item 7 of our Annual Report on Form 10-K for the year ended December 31, 2021 and the Revised Items of our Form 10-K for the year ended December 31, 2022, filed as Exhibit 99.1 to Form 8-K on September 19, 2023. This discussion and analysis contains forward-looking statements that involve risks, uncertainties and assumptions. Actual results may differ materially from those expressed or implied in these forward-looking statements as a result of certain known and unknown risks and uncertainties. See “Forward-Looking Statements.”

The following discussion and analysis of our financial condition and results of operations highlights selected information and may not contain all of the information that is important to current or potential investors in our securities. This Recast 2023 Form 10-K updates certain sections of the 2023 Form 10-K and should be read alongside the 2023 Form 10-K in its entirety for a more detailed description of events, trends, uncertainties, risks, and critical accounting estimates affecting us. This Recast 2023 Form 10-K does not reflect events occurring after the March 15, 2024 filing date of the 2023 Form 10-K and does not modify or update the disclosures therein except to reflect the Company’s reportable discontinued operations. For developments since the filing of the fiscal year 2023 Form 10-K, refer to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2024, its Quarterly Report on Form 10-Q for the quarter ended June 30, 2024, and its Current Reports on Form 8-K filed subsequent to the 2023 Form 10-K.

OVERVIEW

    American Coastal Insurance Corporation is a holding company primarily engaged in commercial and personal property and casualty insurance business with investments in the United States. On July 10, 2023, we changed our corporate name from United Insurance Holdings Corp. to American Coastal Insurance Corporation. During the periods presented, we conducted our business principally through two wholly-owned insurance subsidiaries: American Coastal Insurance Company (AmCoastal) and Interboro Insurance Company (IIC). Collectively, we refer to the holding company and all our subsidiaries, including non-insurance subsidiaries, as “ACIC,” which is the preferred brand identification for our Company.

Our Company’s primary source of revenue is generated from writing insurance in Florida and New York. Our target market in such areas consists of states where the perceived threat of natural catastrophe has caused large national insurance carriers to reduce their concentration of policies. We believe an opportunity exists for ACIC to write profitable business in such areas. During 2022, we also wrote commercial residential insurance in South Carolina and Texas, however, effective May 1, 2022, we no longer write in these states. In addition, during 2022 we wrote personal residential business in six other states, however on February 27, 2023, our former insurance subsidiary, United Property & Casualty Insurance Company (UPC) was placed into receivership with the Florida Department of Financial Services (the "DFS"), which divested our ownership of UPC. The events leading to receivership and results of this subsidiary, now included within discontinued operations, can be seen in Note 3 of the Notes to Consolidated Financial Statements below.

On May 9, 2024, the Company entered into a Stock Purchase Agreement (the "Sale Agreement") with Forza Insurance Holdings, LLC ("Forza") in which ACIC will sell and Forza will acquire 100% of the issued and outstanding stock of IIC. The aggregate purchase price for the shares will be equal to IIC's GAAP shareholder’s equity on the closing date. Closing is subject to customary closing conditions, including New York Department of Financial Services ("NYDFS") approval of Forza's application for acquisition of control, and NYDFS approval of a new rate and form filing. Given IIC is our last remaining personal lines entity and represents the final step in our strategic shift to becoming a specialty commercial underwriter, IIC results of operations and assets and liabilities are captured within discontinued operations and can be seen in Note 3 of the Notes to Unaudited Condensed Consolidated Financial Statements below.

We have historically grown our business organically, complemented by strategic acquisitions and partnerships, including our acquisitions of AmCo Holding Company, LLC (AmCo) and its subsidiaries, including AmCoastal, in April 2017, IIC in April 2016, and Family Security Holdings, LLC (FSH), including its subsidiary Family Security Insurance Company, Inc. (FSIC), in February 2015, and our strategic partnership with a subsidiary of Tokio Marine Kiln Group Limited (Tokio Marine), which formed Journey Insurance Company (JIC) in August 2018. Effective June 1, 2022, we merged JIC into AmCoastal, with AmCoastal being the surviving entity. Effective May 31, 2022, we merged FSIC into UPC, with UPC being the surviving entity.

AMERICAN COASTAL INSURANCE CORPORATION

As a result of underwriting actions implemented during 2023, as well as the receivership of our former subsidiary UPC by the DFS effective February 27, 2023, our policies in-force decreased by 91.0% from 254,275 policies in-force at December 31, 2022 to 22,848 policies in-force at December 31, 2023. These values include policies attributable to our discontinued operations.

Our business is subject to the impact of weather-related catastrophes on our loss and loss adjustment expenses (LAE). Over the last three years, the frequency of these catastrophes has increased. As a result, we have experienced increased catastrophe losses incurred during the prior three years. During the years ended December 31, 2023, 2022 and 2021, two, two, and four named storms, respectively, made landfall in our geographic footprint, resulting in retained pre-tax catastrophe losses of $729,000, $57,906,000, and $15,696,000, respectively, excluding our former subsidiary, UPC. In addition, during 2022 and 2021, we increased our loss and LAE reserves as a result of development trends from 2017’s Hurricane Irma, that indicated our ultimate gross loss estimate should be increased.

The following discussion highlights significant factors influencing the consolidated financial position and results of operations of ACIC. In evaluating our results of operations, we use premiums written and earned, policies in-force and new and renewal policies by geographic concentration. We also consider the impact of catastrophe losses and prior year development on our loss ratios, expense ratios and combined ratios. In monitoring our investments, we use credit quality, investment income, cash flows, realized gains and losses, unrealized gains and losses, asset diversification and portfolio duration. To evaluate our financial condition, we consider our liquidity, financial strength, ratings, book value per share and return on equity.

AMERICAN COASTAL INSURANCE CORPORATION

Consolidated Net Income (Loss)

	Year Ended December 31,
	2023	2022	2021
REVENUE:
Gross premiums written	$635,709	$528,160	$422,321
Change in gross unearned premiums	(31,026)	(53,972)	(11,922)
Gross premiums earned	604,683	474,188	410,399
Ceded premiums earned	(342,623)	(251,259)	(234,205)
Net premiums earned	262,060	222,929	176,194
Net investment income	8,300	6,043	4,694
Net realized losses	(6,789)	(6,512)	(33)
Net unrealized gains (losses) on equity securities	814	(1,968)	1,471
Other revenue	15	1,181	—
Total revenues	264,400	221,673	182,326
EXPENSES:
Losses and loss adjustment expenses	46,678	96,109	54,713
Policy acquisition costs	75,436	80,996	80,198
Operating expenses	8,714	12,432	14,863
General and administrative expenses	28,845	31,314	30,403
Interest expense	10,875	9,483	9,303
Total expenses	170,548	230,334	189,480
Income (loss) before other income	93,852	(8,661)	(7,154)
Other income	2,228	10,342	128
Income (loss) before income taxes	96,080	1,681	(7,026)
Provision (benefit) for income taxes	10,876	26,233	(5,937)
Income (loss) from continuing operations, net of tax	$85,204	$(24,552)	$(1,089)
Income (loss) from discontinued operations, net of tax	224,707	(445,414)	(58,779)
Net income (loss)	$309,911	$(469,966)	$(59,868)
Less: Net loss attributable to noncontrolling interests	—	(111)	(1,949)
Net income (loss) attributable to ACIC	$309,911	$(469,855)	$(57,919)
Net income (loss) per diluted share	$6.98	$(10.91)	$(1.35)
Book value per share	$3.61	$(4.21)	$7.20
Return on equity based on GAAP net income (loss)	439.5%	(307.4)%	(16.9)%
Loss ratio, net (1)	17.8%	43.1%	31.1%
Expense ratio (2)(5)	43.1%	56.0%	71.2%
Combined ratio (3)(5)	60.9%	99.1%	102.3%
Effect of current year catastrophe losses on combined ratio	4.9%	23.5%	5.4%
Effect of prior year development on combined ratio	(4.9)%	(3.6)%	(2.4)%
Underlying combined ratio(4)(5)	60.9%	79.2%	99.3%
(1) Loss ratio, net is calculated as losses and LAE net of losses ceded to reinsurers, relative to net premiums earned. Management uses this operating metric to analyze our loss trends and believes it is useful for investors to evaluate this component separately from our other operating expenses.
(2) Expense ratio is calculated as the sum of all operating expenses less interest expense relative to net premiums earned. Management uses this operating metric to analyze our expense trends and believes it is useful for investors to evaluate these components separately from our loss expenses.
(3) Combined ratio is the sum of the loss ratio, net and expense ratio. Management uses this operating metric to analyze our total expense trends and believes it is a key indicator for investors when evaluating the overall profitability of our business.
(4) Underlying combined ratio, a measure that is not based on GAAP, is reconciled above to the combined ratio, the most directly comparable GAAP measure. Additional information regarding non-GAAP financial measures presented in this Form 10-K can be found in “Definitions of Non-GAAP Measures”, below.
(5) Included in both the expense ratio and the combined ratio is amortization expense predominately associated with the AmCo acquisitions, which causes comparative differences among periods.

AMERICAN COASTAL INSURANCE CORPORATION

DEFINITIONS OF NON-GAAP MEASURES

We believe that investors’ understanding of ACIC’s performance is enhanced by our disclosure of the following non-GAAP measures. Our methods for calculating these measures may differ from those used by other companies and therefore comparability may be limited.

Combined ratio excluding the effects of current year catastrophe losses and prior year reserve development (underlying combined ratio) is a non-GAAP measure, that is computed by subtracting the effect of current year catastrophe losses and prior year development from the combined ratio. We believe that this ratio is useful to investors, and it is used by management to highlight the trends in our business that may be obscured by current year catastrophe losses and prior year development. Current year catastrophe losses cause our loss trends to vary significantly between periods as a result of their frequency of occurrence and magnitude, and can have a significant impact on the combined ratio. Prior year development is caused by unexpected loss development on historical reserves. We believe it is useful for investors to evaluate these components separately and in the aggregate when reviewing our performance. The most directly comparable GAAP measure is the combined ratio. The underlying combined ratio should not be considered as a substitute for the combined ratio and does not reflect the overall profitability of our business.

Net loss and LAE excluding the effects of current year catastrophe losses and prior year reserve development (underlying loss and LAE) is a non-GAAP measure that is computed by subtracting the effect of current year catastrophe losses and prior year reserve development from net loss and LAE. We use underlying loss and LAE figures to analyze our loss trends that may be impacted by current year catastrophe losses and prior year development on our reserves. As discussed previously, these two items can have a significant impact on our loss trends in a given period. We believe it is useful for investors to evaluate these components both separately and in the aggregate when reviewing our performance. The most directly comparable GAAP measure is net loss and LAE. The underlying loss and LAE measure should not be considered a substitute for net loss and LAE and does not reflect the overall profitability of our business.

AMERICAN COASTAL INSURANCE CORPORATION

RESULTS OF OPERATIONS

Consolidated Results

Net income attributable to ACIC for the year ended December 31, 2023 increased by $779,766,000 to $309,911,000, compared to a net loss of $469,855,000 for the year ended December 31, 2022. The increase in net income was primarily driven by the change in our results from discontinued operations, driven by the deconsolidation of our former subsidiary, UPC, which resulted in a gain of $238,440,000 as a result of the entity’s net liabilities at the time of disposal. UPC and supporting activities generated a net loss of $429,962,000 in 2022 as the result of Hurricane Ian, which exhausted UPC’s reinsurance coverage. Income from continuing operations increased $109,756,000, from a net loss of $24,552,000 to net income of $85,204,000. The drivers of this year-over-year increase are described below.

Revenues

Our gross written premiums increased by $107,549,000, or 20.4%, to $635,709,000 for the year ended December 31, 2023, from $528,160,000 for the year ended December 31, 2022, driven by increased written premiums in Florida as we continue to grow our commercial book of business. The breakdown of the year-over-year changes in both direct and assumed written premiums by state and gross written premium by line of business are shown in the table below.

Direct Written and Assumed Premium By State (1)	2023	2022	Change
Florida	$635,602	$503,815	$131,787
Texas	(9)	3,887	(3,896)
South Carolina	—	15	(15)
Total direct written premium by state	$635,593	$507,717	$127,876
Assumed premium (2)	116	20,443	(20,327)
Total gross written premium by state	$635,709	$528,160	$107,549

Gross Written Premium by Line of Business
Commercial property	$635,709	$508,243	$127,466
Personal property	—	19,917	(19,917)
Total gross written premium by line of business	$635,709	$528,160	$107,549
(1) We are no longer writing in Texas or South Carolina as of May 31, 2022.
(2) Assumed premium written for 2023 primarily included commercial property business assumed from unaffiliated insurers. Assumed premium written for 2022 primarily included personal property business assumed by our former subsidiary, UPC.

New and Renewal Policies(1) By State(2)	2023	2022	Change
Florida	4,255	5,497	(1,242)
Texas	—	32	(32)
South Carolina	—	2	(2)
Total	4,255	5,531	(1,276)
(1) Only includes new and renewal homeowner, commercial and dwelling fire policies written during the year.
(2) We are no longer writing in Texas or South Carolina as of May 31, 2022.

Ceded premiums earned increased by $91,364,000, or 36.4%, to $342,623,000 for the year ended December 31, 2023 from $251,259,000 for 2022. The increase is primarily driven by a $60,804,000 increase in ceded premiums earned from our quota share agreements. This increase can be attributed to the increase in AmCoastal’s quota share reinsurance coverage to 40% effective June 1, 2023 from 10% during the first five months of 2023. In addition, we saw increased costs associated with our Core catastrophe reinsurance program during 2023, driving the remainder of this change.

Net investment income increased by $2,257,000, or 37.3%, to $8,300,000 for the year ended December 31, 2023 from $6,043,000 for 2022, driven by increased interest income due to increased holdings and higher interest rates year-over-year.

Net realized investment losses and net unrealized gains (losses) on equity securities decreased by $2,505,000, or 29.5%, to a net loss of $5,975,000 for the year ended December 31, 2023 from a net loss of $8,480,000 for the year ended December 31,

AMERICAN COASTAL INSURANCE CORPORATION

2022, driven by the liquidation of our fixed maturity securities in an unrealized loss position during 2022 to satisfy liquidity needs. The remainder of this change can be attributed to more favorable market conditions in 2023 resulting in decreased unrealized losses on our investment portfolio.

Expenses

Expenses for the year ended December 31, 2023 decreased $59,786,000, or 26.0%, to $170,548,000, from $230,334,000 for 2022. The decrease in expenses was primarily due to a decrease in loss and LAE as a result of Hurricane Ian making landfall in 2022, which caused a large increase in 2022. The calculations of our combined loss ratios and underlying loss ratios are shown below.

($ in thousands)	Year ended
	December 31,
	2023	2022	Change
Net loss and LAE	$46,678	$96,109	$(49,431)
% of Gross earned premiums	7.7%	20.3%	(12.6)	pts
% of Net earned premiums	17.8%	43.1%	(25.3)	pts
Less:
Current year catastrophe losses	$12,783	$52,288	$(39,505)
Prior year reserve favorable development	(12,694)	(7,982)	(4,712)
Underlying loss and LAE (1)	$46,589	$51,803	$(5,214)
% of Gross earned premiums	7.7%	10.9%	(3.2)	pts
% of Net earned premiums	17.8%	23.2%	(5.4)	pts
(1) Underlying loss and LAE is a non-GAAP financial measure and is reconciled above to net loss and LAE, the most directly comparable GAAP measure. Additional information regarding non-GAAP financial measures presented in this Form 10-K can be found in the “Definitions of Non-GAAP Measures” section, above.

The calculations of the Company’s expense ratios are shown below.

($ in thousands)	Year ended
	December 31,
	2023	2022	Change
Policy acquisition costs	$75,436	$80,996	$(5,560)
Operating and underwriting	8,714	12,432	(3,718)
General and administrative	28,845	31,314	(2,469)
Total Operating Expenses	$112,995	$124,742	$(11,747)
% of Gross earned premiums	18.7%	26.3%	(7.6)	pts
% of Net earned premiums	43.1%	56.0%	(12.9)	pts

Loss and LAE decreased by $49,431,000, or 51.4%, to $46,678,000 for the year ended December 31, 2023, from $96,109,000 for the year ended December 31, 2022. Loss and LAE expense as a percentage of net earned premiums decreased 25.3 points to 17.8% for the year ended December 31, 2023, compared to 43.1% for the year ended December 31, 2022. In addition, during the year ended December 31, 2023, prior year reserve favorable development was higher on both catastrophe and non-catastrophe losses. Excluding catastrophe losses and reserve development, our gross underlying loss and LAE ratio for the year ended December 31, 2023 would have been 7.7%, a decrease of 3.2 points from 10.9% during the year ended December 31, 2022.

Policy acquisition costs decreased by $5,560,000, or 6.9%, to $75,436,000 for the year ended December 31, 2023, from $80,996,000 for the year ended December 31, 2022. The primary driver of the decrease in expense was an increase in ceding commission income of $26,662,000, driven by the changes in the terms of our quota share reinsurance agreements. This was partially offset by increased external management fees and premium taxes of $19,406,000 and $1,707,000, respectively, both of which fluctuated in conjunction with the year-over-year increase in gross written premium.

Operating and underwriting expenses decreased by $3,718,000, or 29.9%, to $8,714,000 for the year ended December 31, 2023, from $12,432,000 for the year ended December 31, 2022, driven by decreased operating costs totaling $3,791,000, driven

AMERICAN COASTAL INSURANCE CORPORATION

by decreased investments in technology and decreased costs such as printing, postage, rent and utilities as we looked to reduce our overhead spending year-over-year.

General and administrative expenses decreased by $2,469,000, or 7.9%, to $28,845,000 for the year ended December 31, 2023, from $31,314,000 for the year ended December 31, 2022, driven by a decrease in depreciation and amortization costs of $3,159,000 year-over-year.

We experienced favorable reserve development in the current year and its historical impact on our net loss and net underlying loss ratios is outlined in the following table.

	Historical Reserve Development
($ in thousands, except ratios)	2021	2022	2023
Prior year reserve favorable development	$(4,198)	$(7,982)	$(12,694)
Development as a % of earnings before interest and taxes	(184.4)%	(71.5)%	(11.9)%
Consolidated net loss and LAE ratio (LR)	31.1%	43.1%	17.8%
Prior year reserve favorable development on LR	(2.4)%	(3.6)%	(4.9)%
Current year catastrophe losses on LR	5.4%	23.5%	4.9%
Underlying net loss and LAE ratio(1)	28.1%	23.2%	17.8%
(1) Underlying net loss and LAE Ratio is a non-GAAP measure and is reconciled above to the Consolidated net loss and LAE Ratio, the most directly comparable GAAP measure. Additional information regarding non-GAAP financial measures presented in this Form 10-K can be found in the “Definitions of Non-GAAP Measures” section, above.

AMERICAN COASTAL INSURANCE CORPORATION

ANALYSIS OF FINANCIAL CONDITION

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our accompanying consolidated financial statements and related notes in Part II, Item 8 in this Recast 2023 Form 10-K.

Investments

The primary goals of our investment strategy are to preserve capital, maximize after-tax investment income, maintain liquidity and minimize risk. To accomplish our goals, we purchase debt securities in sectors that represent the most attractive relative value, and we maintain a moderate equity exposure. Limiting equity exposure manages risks and helps to preserve capital for two reasons: first, bond market returns are less volatile than stock market returns, and second, should the bond issuer enter bankruptcy liquidation, bondholders generally have a higher priority than equity holders in a bankruptcy proceeding.

We must comply with applicable state insurance regulations that prescribe the type, quality and concentrations of investments our insurance subsidiaries can make; therefore, our current investment policy limits investment in non-investment-grade fixed maturities and limits total investment amounts in preferred stock, common stock and mortgage notes receivable. We do not invest in derivative securities. Large catastrophe losses such as Hurricane Ian in 2022 can present significant liquidity demands to the Company stemming from higher than normal frequency and severity of insurance claims. This can lead to the selling of securities that we intended to hold until maturity and realizing untimely gains or losses.

Two outside asset management companies, which have authority and discretion to buy and sell securities for us, manage our investments subject to (i) the guidelines established by our Board of Directors and (ii) the direction of management. The Investment Committee of our Board of Directors reviews and approves our investment policy on a regular basis.

Our cash and investment portfolios totaled $311,874,000 at December 31, 2023 compared to $269,374,000 at December 31, 2022.

The following table summarizes our investments, by type:

	December 31, 2023		December 31, 2022
	Estimated Fair Value	Percent of Total	Estimated Fair Value	Percent of Total
U.S. government and agency securities	$26,002	8.3%	$—	—%
Foreign governments	—	—%	991	0.4%
States, municipalities and political subdivisions	16,964	5.4%	19,994	7.4%
Public utilities	3,288	1.1%	5,885	2.2%
Corporate securities	48,026	15.5%	63,774	23.7%
Mortgage-backed securities	34,622	11.1%	41,536	15.4%
Asset-backed securities	9,485	3.0%	17,964	6.7%
Total fixed maturities	138,387	44.4%	150,144	55.8%
Mutual fund	—	—%	15,657	5.8%
Total equity securities	—	—%	15,657	5.8%
Other investments	16,487	5.3%	3,675	1.4%
Total investments	154,874	49.7%	169,476	63.0%
Cash and cash equivalents	138,930	44.5%	53,910	19.9%
Restricted cash	18,070	5.8%	45,988	17.1%
Total cash, cash equivalents, restricted cash and investments	$311,874	100.0%	$269,374	100.0%

We classify all of our investments as available-for-sale. Our investments at December 31, 2023 and 2022 consisted mainly of U.S. government and agency securities, states, municipalities and political subdivisions, mortgage-backed securities and securities of investment-grade corporate issuers. Our equity holdings in 2022 consisted mainly of securities issued by companies in the financial, utilities and industrial sectors or mutual funds. We held no equities as of December 31, 2023. Most of the corporate bonds we hold reflected a similar diversification. At December 31, 2023, approximately 83.2% of our fixed maturities were U.S. Treasuries, or corporate bonds rated “A” or better, and 16.8% were corporate bonds rated “BBB” or “BB”, including our investments held in discontinued operations.

AMERICAN COASTAL INSURANCE CORPORATION

During the year ended December 31, 2022, as a result of UPC’s plan of run-off, management determined that it was more likely than not that we would be required to sell a portion or all of our fixed-income securities attributable to the entity before recovery of their amortized cost basis. These securities were evaluated and none of the unrealized loss position was the result of a credit loss. As a result, we realized impairment losses of $22,718,000 on these securities. Total shareholders’ equity (deficit) was not impacted by such charge; however, our net loss for the year ended December 31, 2022 worsened and other comprehensive income improved by $22,718,000, before tax impacts, in offsetting amounts. The impact on our net loss is captured within our discontinued operations.

Reinsurance

We follow industry practice of reinsuring a portion of our risks. Reinsurance involves transferring, or “ceding”, all or a portion of the risk exposure on policies we write to another insurer, known as a reinsurer. To the extent that our reinsurers are unable to meet the obligations they assume under our reinsurance agreements, we remain primarily liable for the entire insured loss under the policies we write.

Our catastrophe reinsurance programs are designed primarily by utilizing third-party catastrophe modeling software and consulting with third-party reinsurance experts to project our exposure to catastrophe events. We evaluate modeled expected losses developed by the catastrophe modeling software using our risk portfolio data to estimate probable maximum losses (PML) across multiple return periods and the average annual loss. The Company monitors and manages its catastrophe risk using this model output along with other internal and external data sources, such as our historical loss experience and industry loss experience, to develop our view of catastrophe risk.

Our catastrophe reinsurance coverages consists of three separate placements:

1.AmCoastal’s core catastrophe reinsurance program in effect June 1 through May 31, annually, which includes excess of loss and quota share treaties providing coverage for catastrophe losses from named or numbered windstorms and earthquakes;

2.AmCoastal’s all other perils catastrophe excess of loss agreement in effect January 1, through December 31, annually, which provides protection from catastrophe loss events other than named windstorms and earthquakes; and

3.IIC’s core catastrophe reinsurance program in effect June 1, through May 31, annually, which provides protection from all catastrophe losses.

This reinsurance protection is an essential part of our catastrophe risk management strategy. It is intended to provide our stockholders an acceptable return on the risks assumed by our insurance entities, and to reduce variability of earnings, while providing surplus protection. Although reinsurance agreements contractually obligate our reinsurers to reimburse us for the agreed-upon portion of our gross paid losses, they do not discharge our primary liability. In the event one or more of our reinsurers fail to fulfill their obligation, the surplus of our statutory entities may decline, and we may not be able to fulfill our obligation to policyholders, or we may not be able to maintain compliance with various regulatory financial requirements. Additionally, we face the risk that actual losses incurred from one or more catastrophic events may be above the modeled expected loss resulting in losses exceeding our reinsurance coverage, which may result in a decline in surplus, and as a result we may not be able to fulfill our obligations to policyholders, or we may not be able to maintain compliance with various regulatory financial requirements. The details of our programs and likelihood of a catastrophic event exceeding these three coverages are outlined below.

AmCoastal’s core catastrophe reinsurance program provides occurrence-based coverage up to an exhaustion point of approximately $1,100,000,000 for a first occurrence and $1,300,000,000 in the aggregate. Under this program, our retention on a first and second event is $10,000,000 each, plus $2,250,000 retained separately by our captive. AmCoastal’s program provides sufficient coverage for a 1-in-150-year return period, indicating that the probability of a single occurrence exceeding protection purchased is roughly 0.7% estimated by equally blending the AIR and RMS catastrophe models using long-term catalogs including demand surge. AmCoastal’s program also provides sufficient coverage for a 1-in-100-year event followed by a 1-in-50-year event in the same treaty year, the probability of which is less than 0.1%. While we believe these catastrophe models are very good tools and their output provides reasonable proxies for the probability of exhausting our reinsurance protections, they are imperfect so actual results could vary dramatically from those expected.

AmCoastal’s all other perils catastrophe excess of loss agreement provides protection from catastrophe loss events other than named windstorms and earthquakes up to $101,000,000. This agreement provides sufficient coverage for a 1-in-250-year return period, indicating that the probability of a single occurrence exceeding protection purchased is no more than 0.4%.

AMERICAN COASTAL INSURANCE CORPORATION

IIC’s core catastrophe reinsurance program, which is not reported as discontinued operations, provides coverage up to an exhaustion point of approximately $82,000,000 in the aggregate, with a retention of $3,000,000 per occurrence. Based on IIC’s PML, the program provides sufficient coverage for a 1-in-130 year return period, indicating the probability of a single occurrence exceeding protection purchased is no more than 0.8%. IIC’s program also provides sufficient coverage for a 1-in-100-year event followed by a 1-in-50-year event in the same treaty year, the probability of which is less than 0.1%.

Effective December 15, 2023, we agreed to commute a private reinsurer’s share of core catastrophe reinsurance coverage and replace this gap in coverage with new coverage provided by one of our other private reinsurers. This transaction resulted in additional expense of approximately $6,300,000 for the year ended December 31, 2023, but will result in decreased expense totaling $14,300,000 during the first half of 2024, resulting in a net economic benefit of approximately $8,000,000 net of replacement coverage for the period December 15, 2023 through May 31, 2024.

During the third quarter of 2022, the Company's core catastrophe reinsurance program was impacted by Hurricane Ian. As a result, the Company has approximately $508 million of occurrence limit remaining for Hurricane Ian, all of which is attributable to AmCoastal only. After reinstatement premiums of approximately $15.4 million, the Company, with its former subsidiary UPC, has approximately $980 million of aggregate limit remaining for events subsequent to Hurricane Ian, based on our estimated ultimate net loss subject to the core catastrophe reinsurance program.

During the third quarter of 2022, one of our private reinsurers who held a 100% share of the $15,000,000 in excess of $15,000,000 layer on our all other perils catastrophe excess of loss agreement notified us of their intent to terminate the agreement due to the contractual provision regarding the change in UPC's statutory surplus being greater than 25%. We agreed to a termination and commutation date of September 30, 2022 for this contract. This change resulted in approximately $1,300,000 of ceded premium savings that would have otherwise been due in the fourth quarter of 2022 and the Company retaining all the risk for any non-hurricane catastrophe losses up to $30,000,000, excluding any quota share recoveries.

The table below outlines our quota share agreements in effect for the years ended December 31, 2023 and 2022. The impacts of these quota share agreements on our former subsidiary, UPC's financial statements are included in discontinued operations.

Reinsurer	Companies in Scope (1)	Effective Dates	Cession Rate	States in Scope
External third-party	AmCoastal	06/01/2023 - 06/01/2024	40% (2)	Florida
External third-party	UPC, FSIC & AmCoastal	06/01/2022 - 06/01/2023	10% (2)	Florida, Louisiana, Texas
TypTap	UPC	06/01/2022 - 06/01/2023	100% (3)	Georgia, North Carolina, South Carolina
External third-party	UPC, FSIC & AmCoastal	12/31/2021 - 12/31/2022	8% (2)	Florida, Louisiana, Texas
HCPCI	UPC	12/31/2021 - 06/01/2022	85%	Georgia, North Carolina, South Carolina
External third-party	UPC & FSIC	12/31/2021 - 12/31/2022	25% (4)	Florida, Louisiana, Texas
HCPCI / TypTap (5)	UPC	06/01/2021 - 06/01/2022	100% (3)	Connecticut, New Jersey, Massachusetts, Rhode Island
External third-party	UPC, FSIC & AmCoastal (6)	06/01/2021 - 06/01/2022	15% (2)	Florida, Georgia, Louisiana, North Carolina, South Carolina, Texas
IIC	UPC	12/31/2020 - 12/31/2022	100%	New York
(1) Effective May 31, 2022, FSIC was merged into UPC, with UPC being the surviving entity.
(2) This treaty provides coverage for all catastrophe perils and attritional losses incurred. For all catastrophe perils, the quota share agreement provides ground- up protection effectively reducing our retention for catastrophe losses.
(3) This treaty provides coverage on our in-force, new and renewal policies until these states are transitioned to HCPCI or TypTap upon renewal.
(4) This treaty provides coverage on non-catastrophe losses on policies in-force on the effective date of the agreement.
(5) Cessions are split 50% to HCPCI and 50% to TypTap.
(6) This treaty was amended effective December 31, 2020 to include AmCoastal.

AMERICAN COASTAL INSURANCE CORPORATION

Reinsurance costs as a percent of gross earned premium during the years ended December 31, 2023 and 2022 were as follows:

	2023	2022
Non-at-Risk	(0.3)%	(0.5)%
Quota Share	(21.7)	(14.9)
All Other	(34.6)	(37.6)
Total Ceding Ratio	(56.6)%	(53.0)%

Reinsurance costs as a percent of gross earned premium for IIC, which is now captured within discontinued operations, during the years ended December 31, 2023 and 2022 were as follows:

	IIC
	2023	2022
Non-at-Risk	(2.9)%	(1.2)%
Quota Share	—	—
All Other	(33.7)	(22.9)
Total Ceding Ratio	(36.6)%	(24.1)%

We amortize our ceded unearned premiums over the annual agreement period, and we record that amortization in ceded premiums earned on our Consolidated Statements of Comprehensive Loss. The table below summarizes the amounts of our ceded premiums written under the various types of agreements, as well as the amortization of ceded unearned premiums:

	Year Ended December 31,
	2023	2022	2021
Quota Share	$(201,315)	$(53,010)	$(75,277)
Excess-of-loss	(210,975)	(174,073)	(167,405)
Equipment, identity theft, and cyber security	(1,172)	(2,269)	(751)
Ceded premiums written	$(413,462)	$(229,352)	$(243,433)
Change in ceded unearned premiums	70,839	(21,907)	9,228
Ceded premiums earned	$(342,623)	$(251,259)	$(234,205)

The breakdown of our ceded premiums written under the various types of agreements, as well as the amortization of ceded unearned premiums for IIC, which is now captured in discontinued operations, can be seen in the tables below.

	Year Ended December 31,
	2023	2022	2021
Excess-of-loss	$(8,338)	$(14,041)	$(14,190)
Equipment, identity theft, and cyber security	(931)	(798)	(748)
Ceded premiums written	$(9,269)	$(14,839)	$(14,938)
Change in ceded unearned premiums	(2,188)	75	4,513
Ceded premiums earned	$(11,457)	$(14,764)	$(10,425)

Current year catastrophe losses disaggregated between named and numbered storms and all other catastrophe loss events are shown in the following table.

AMERICAN COASTAL INSURANCE CORPORATION

	Number of Events	Incurred Loss and Loss adjustment expense (LAE) (1)	Combined Ratio Impact
December 31, 2023
Current period catastrophe losses incurred
Named and numbered storms	1	$600	0.2%
All other catastrophe loss events	10	12,183	4.7%
Total	11	$12,783	4.9%

December 31, 2022
Current period catastrophe losses incurred
Named and numbered storms	2	$52,076	23.4%
All other catastrophe loss events	7	212	0.1%
Total	9	$52,288	23.5%

December 31, 2021
Current period catastrophe losses incurred
Named and numbered storms	4	$158	0.1%
All other catastrophe loss events	10	9,372	5.3%
Total	14	$9,530	5.4%
(1) Incurred loss and LAE is equal to losses and LAE paid plus the change in case and incurred but not reported reserves. Shown net of losses ceded to reinsurers. Incurred loss and LAE and number of events includes the development on storms during the year in which it occurred.

The impact of the current year catastrophes to IIC, which is now captured within discontinued operations, can be seen in the tables below.

	Number of Events	Incurred Loss and Loss adjustment expense (LAE) (1)	Combined Ratio Impact
December 31, 2023
Current period catastrophe losses incurred
Named and numbered storms	1	$129	—%
All other catastrophe loss events	13	2,367	0.9%
Total	14	$2,496	0.9%

December 31, 2022
Current period catastrophe losses incurred
Named and numbered storms	—	$—	—%
All other catastrophe loss events	11	5,618	12.1%
Total	11	$5,618	12.1%

December 31, 2021
Current period catastrophe losses incurred
Named and numbered storms	3	$3,984	8.9%
All other catastrophe loss events	7	2,182	4.9%
Total	10	$6,166	13.8%
(1) Incurred loss and LAE is equal to losses and LAE paid plus the change in case and incurred but not reported reserves. Shown net of losses ceded to reinsurers. Incurred loss and LAE and number of events includes the development on storms during the year in which it occurred.

AMERICAN COASTAL INSURANCE CORPORATION

See Note 9 in our Notes to Consolidated Financial Statements for additional information regarding our reinsurance program.

Unpaid Losses and Loss Adjustments

We generally use the term “loss(es)” to collectively refer to both loss and LAE. We establish reserves for both reported and unreported unpaid losses that have occurred at or before the balance sheet date for amounts we estimate we will be required to pay in the future, including provisions for claims that have been reported but are unpaid at the balance sheet date and for obligations on claims that have been incurred but not reported at the balance sheet date. Our policy is to establish these loss reserves after considering all information known to us at each reporting period. At any given point in time, our loss reserve represents our best estimate of the ultimate settlement and administration costs of our insured claims incurred and unpaid.

Unpaid losses and LAE totaled $347,738,000 and $816,489,000 as of December 31, 2023 and 2022, respectively. This balance has decreased from December 31, 2022 as we continue to settle claims related to Hurricane Ian which made landfall in the third quarter of 2022. In addition, unpaid losses related to IIC totaled $22,483,000 and $26,469,000 as of December 31, 2023 and 2022, respectively, which have been classified as discontinued operations.

Since the process of estimating loss reserves requires significant judgment due to a number of variables, such as fluctuations in inflation, judicial decisions, legislative changes and changes in claims handling procedures, our ultimate liability will likely differ from these estimates. We revise our reserve for unpaid losses as additional information becomes available, and reflect adjustments, if any, in our earnings in the periods in which we determine the adjustments as necessary.

See Note 10 in our Notes to Consolidated Financial Statements for additional information regarding our losses and LAE.

Discontinued Operations

On February 10, 2023, we announced that a solvent run-off for UPC was unlikely and on February 27, 2023, UPC was placed into receivership with the Florida Department of Financial Services (DFS) which divested our ownership of UPC. As a result, UPC, as well as the activities related directly to supporting the business conducted by UPC, qualifies as a discontinued operation.

In addition, on May 9, 2024, the Company entered into a Sale Agreement with Forza in which ACIC will sell and Forza will acquire 100% of the issued and outstanding stock of IIC. The aggregate purchase price for the shares will be equal to IIC's GAAP shareholder’s equity on the closing date. Closing is subject to customary closing conditions, including NYDFS approval of Forza's application for acquisition of control, and NYDFS approval of a new rate and form filing. We have recast our Consolidated Financial Statements to exclude the results of our discontinued operations, in conformity with the U.S. generally accepted accounting principles (GAAP). For more information regarding the results of our discontinued operations, see Note 3 in our Notes to Consolidated Financial Statements.

A comparison of the results of IIC's operations for the years ended December 31, 2023 and 2022 can be seen below.

IIC Year over Year Results

Net loss attributable to IIC for the year ended December 31, 2023 decreased $12,446,000, or 80.5%, to $3,006,000 from $15,452,000 for the same period in 2022. The details of the revenues and expenses that drove this change have been outlined below.

Revenue

IIC gross written premiums decreased $9,849,000, or 22.3%, to $34,334,000 for the year ended December 31, 2023 from $44,183,000 for the same period in 2022. This decrease was driven primarily by a decrease in assumed premiums as the quota share agreement with our former subsidiary UPC was no longer effective in 2023, partially offset by increased direct written premiums as these UPC policies renewed directly onto IIC’s books in 2023. The change in IIC gross written premiums and new and renewal policies quarter-over-quarter can be seen below.

AMERICAN COASTAL INSURANCE CORPORATION

($ in thousands)	Year Ended December 31,
	2023	2022	Change

Direct Written Premium	$34,334	$25,101	$9,233
Assumed Premiums	—	19,082	(19,082)
Total gross written premium	$34,334	$44,183	$(9,849)

New and Renewal Policies (1)	20,244	3,892	16,352
(1) Only includes new and renewal homeowner and dwelling fire policies written during the year.

Net investment income increased by $644,000, or 39.5%, to $2,274,000 for the year ended December 31, 2023 from $1,630,000 for 2022, driven by increased interest income due to increased holdings and higher interest rates year-over-year.

Expenses

Expenses attributable to IIC for the year ended December 31, 2023 decreased $39,019,000, or 59.8%, to $26,263,000 from $65,282,000 for the same period in 2022. The decrease in expenses was primarily due to a decrease in our loss and LAE incurred during 2023, driven by decreased current year catastrophe and non-catastrophe losses incurred. The details of these changes can be seen below.

The calculations of our loss ratios and underlying loss ratios are shown below.

	Year Ended December 31,
	2023	2022	Change
Net loss and LAE	$16,183	$38,696	$(22,513)
% of Gross earned premiums	51.7%	63.2%	(11.5) pts
% of Net earned premiums	81.6%	83.4%	(1.8) pts
Less:
Current year catastrophe losses	$2,496	$5,618	$(3,122)
Prior year reserve favorable development	400	(2,887)	3,287
Underlying loss and LAE (1)	$13,287	$35,965	$(22,678)
% of Gross earned premiums	42.5%	58.8%	(16.3) pts
% of Net earned premiums	67.0%	77.5%	(10.5) pts
(1) Underlying loss and LAE is a non-GAAP measure and is reconciled above to net loss and LAE, the most directly comparable GAAP measure. Additional information regarding non-GAAP financial measures presented in this document is in the "Definitions of Non-GAAP Measures" section of this Form 10-Q.

The calculations of our expense ratios are shown below.

	Year Ended December 31,
	2023	2022	Change
Policy acquisition costs	$7,910	$14,322	$(6,412)
Operating and underwriting	1,526	1,297	229
General and administrative	644	10,967	(10,323)
Total Operating Expenses	$10,080	$26,586	$(16,506)
% of Gross earned premiums	32.2%	43.5%	(11.3) pts
% of Net earned premiums	50.8%	57.3%	(6.5) pts

Loss and LAE attributable to IIC decreased $22,513,000, or 58.2%, to $16,183,000 for the year ended December 31, 2023 from $38,696,000 for the same period in 2022. Loss and LAE expense as a percentage of net earned premiums decreased 1.8 pts to 81.6% for the year ended December 31, 2023, compared to 83.4% for the same period in 2022. Excluding catastrophe losses and prior year reserve development, our gross underlying loss and LAE ratio for the year ended December 31, 2023 was 42.5%, a decrease of 16.3 pts from 58.8% during the year ended December 31, 2022.

AMERICAN COASTAL INSURANCE CORPORATION

Policy acquisition costs attributable to IIC decreased $6,412,000, or 44.8%, to $7,910,000 for the year ended December 31, 2023 from $14,322,000 for the same period in 2022. The primary driver of the decrease was an decrease in reinsurance commissions paid to our former subsidiary UPC of $9,795,000, driven by the termination of the quota share agreement effective December 31, 2022. This was partially offset by an increase in agent commissions, policy administration fees and premium taxes of $1,795,000, $584,000 and $243,000, respectively, driven by the increase in gross written premium year-over-year.

Operating and underwriting expenses attributable to IIC increased $229,000, or 17.7%, to $1,526,000 for the year ended December 31, 2023 from $1,297,000 for the year ended December 31, 2022, driven by increased underwriting costs of $253,000 year-over-year.

General and administrative expenses attributable to IIC decreased $10,323,000, or 94.1%, to $644,000 for the year ended December 31, 2023 from $10,967,000 for the same period in 2022 driven by a one-time goodwill impairment charge of $10,157,000 taken in 2022. Excluding this charge, IIC general and administrative expenses decreased $166,000 year-over-year.

LIQUIDITY AND CAPITAL RESOURCES

We generate cash through premium collections, reinsurance recoveries, investment income, the sale or maturity of invested assets, the issuance of debt and the issuance of additional shares of our stock. We use our cash to pay reinsurance premiums, claims and related costs, policy acquisition costs, salaries and employee benefits, other expenses and stockholder dividends, acquire subsidiaries and pay associated costs, as well as to repay debts and purchase investments.

As a holding company, we do not conduct any business operations of our own and, as a result, we rely on cash dividends or intercompany loans from our management subsidiaries to pay our general and administrative expenses. Insurance regulatory authorities heavily regulate our insurance subsidiaries, including restricting any dividends paid by our insurance subsidiaries and requiring approval of any management fees our insurance subsidiaries pay to our management subsidiaries for services rendered; however, nothing restricts our non-insurance company subsidiaries from paying us dividends other than state corporate laws regarding solvency. Our management subsidiaries pay us dividends primarily using cash from the collection of management fees from our insurance subsidiaries, pursuant to the management agreements in effect between those entities. In accordance with state laws, our insurance subsidiaries may pay dividends or make distributions out of that part of their statutory surplus derived from their net operating profit and their net realized capital gains. The RBC guidelines published by the NAIC may further restrict our insurance subsidiaries’ ability to pay dividends or make distributions if the amount of the intended dividend or distribution would cause their respective surplus as it regards policyholders to fall below minimum RBC guidelines. See Note 15 in our Notes to Consolidated Financial Statements and Part II, Item 5 for additional information.

During the year ended December 31, 2023, we made no capital contributions to our subsidiaries. During the year ended December 31, 2022, we contributed $81,000,000 and $11,200,000 to our former insurance subsidiaries, UPC and FSIC, respectively. The contribution made to FSIC was made prior to the merging of FSIC into UPC. In addition, we contributed $9,574,000 to our reinsurance subsidiary, UPC Re. During the year ended December 31, 2021, we contributed $17,000,000, $8,000,000 and $17,500,000 to our former insurance subsidiaries, UPC, FSIC, and ACIC, respectively.

During 2022, we received a dividend of $26,000,000 from ACIC. During February 2021, we received a dividend of $3,500,000 from IIC.

In September 2023, the Company entered into an equity distribution agreement (the “Agreement”) with Raymond James & Associates, Inc., as agent (the “Agent”), relating to the issuance and sale from time to time by the Company, through the Agent, of up to 8,000,000 shares of the Company’s common stock, par value $0.0001 per share (the “Shares”). Sales of the Shares under the Agreement will be made in sales deemed to be “at the market offerings”. The Agent is not required to sell any specific amount of Shares but agreed to act as the Company’s sales agent for a commission equal to 3.0% of the gross proceeds from the sales of the Shares. As of December 31, 2023, 3,373,000 shares had been sold under the Agreement resulting in commissions paid of approximately $829,000 and net proceeds of approximately $26,792,000 and as of the date of this filing, approximately 4,373,000 shares have been sold under the agreement resulting in commissions paid of approximately $1,181,000 and net proceeds of approximately $38,190,000. The Agreement will terminate upon the issuance and sale of all Shares subject to the Agreement, or the Agreement may be suspended or discontinued at any time. The Company does not plan to sell additional shares under the at-the-market program during the first half of 2024.

AMERICAN COASTAL INSURANCE CORPORATION

On December 13, 2017, we issued $150,000,000 of senior notes (Senior Notes) that will mature on December 15, 2027 and bear interest at a rate equal to 6.25% per annum payable semi-annually on each June 15 and December 15, commencing June 15, 2018. The Senior Notes are senior unsecured obligations of the Company. We may redeem the Senior Notes at our option, at any time and from time to time in whole or in part, at a redemption price equal to the greater of (i) 100% of the principal amount of the Senior Notes to be redeemed and (ii) the sum of the present values of the remaining scheduled payments of principal and interest thereon from the date of redemption to the date that is three months prior to maturity. On and after that date, we may redeem the Senior Notes at par. On December 8, 2022, the Kroll Bond Rating Agency, LLC announced a downgrade of our issuer and debt ratings BBB- to BB+. As a result, pursuant to our agreement, the interest rate of our Senior notes increased from 6.25% to 7.25% effective on June 15, 2023.

As a result of claim activity from the current and prior years, we have an obligation related to the unpaid policyholder losses and unpaid loss adjustment expenses associated with the settling of these claims. As of December 31, 2023, our total obligation related to these claim payments was $370,221,000, of which we estimate $132,176,000 to be short-term in nature (due in less than twelve months), based upon our cumulative claims paid over the last 22 years. This value includes IIC, which is classified as discontinued operations but is still our obligation until the sale of the entity is complete. While we believe that historical performance of loss payment patterns is a reasonable source for projecting future claim payments, there is inherent uncertainty in this estimated projected settlement, and as a result these estimates will differ, perhaps significantly, from actual future payments.

In addition to our unpaid loss and loss adjustment expenses, as of December 31, 2023 we have outstanding debt obligations related to our notes payable totaling $150,000,000. This is exclusive of interest costs, which we estimate will total $43,500,000 over the life of the debt, based on the current fixed interest rates of these notes. Our short-term obligation related to these notes payable total $10,875,000 in estimated interest payments and no principal payments. For more information regarding these outstanding notes, please see Note 11.

In connection with entering into contracts with our outside vendors, we have minimum obligations due to our vendors over the life of the contracts. Our main vendor obligations are related to underwriting tools, claims and policy administration systems. Our total obligation related to these two categories of obligations are $1,394,000, and $591,000, respectively. Of these obligations, $697,000, and $285,000, respectively are short-term in nature.

Cash Flows for the Year Ended December 31, (in millions)

Operating Activities

The principal cash inflows from our operating activities come from premium collections, reinsurance recoveries and investment income. The principal cash outflows from our operating activities are the result of claims and related costs, reinsurance premiums, policy acquisition costs and salaries and employee benefits. A primary liquidity concern with respect to these cash flows is the risk of large magnitude catastrophe events.

During the year ended December 31, 2023, we experienced cash outflows of $136,003,000 compared to outflows of $173,113,000 during the year ended December 31, 2022. This change in outflows was driven by an increase in net income of

AMERICAN COASTAL INSURANCE CORPORATION

$485,333,000, net of adjustments to reconcile net income to cash. This was partially offset by a decrease in changes to our balance sheet operating assets and liabilities of $448,223,000. The change in net income can be attributed to a large net loss experienced by our former subsidiary, UPC, during 2022, as a result of Hurricane Ian exhausting our reinsurance coverage. The change in our operating assets and liabilities can be attributed to the placement of UPC into receivership in 2023 as a result of the loss above, divesting our ownership of UPC during 2023.

Investing Activities

The principal cash inflows from our investing activities come from repayments of principal, proceeds from maturities and sales of investments. We closely monitor and manage these risks through our comprehensive investment risk management process. The principal cash outflows relate to purchases of investments. Additional cash outflows relate to the purchase of fixed assets. The primary liquidity concerns with respect to these cash flows are the risk of default by debtors and market disruption. During the year ended December 31, 2023, cash provided by investing activities decreased $239,379,000, driven by the divestiture of UPC which resulted in $232,582,000 in cash being removed.

Financing Activities

The principal cash inflows from our financing activities come from issuances of debt and other securities. The principal cash outflows come from repayments of debt and payments of dividends. The primary liquidity concern with respect to these cash flows is market disruption in the cost and availability of credit. We believe our current capital resources, together with cash provided from our operations, are sufficient to meet currently anticipated working capital requirements. During the year ended December 31, 2023, cash provided by financing activities increased by $52,159,000 due primarily to proceeds from the issuance of our common stock in 2023. This increase was partially offset by the return of capital related to our former noncontrolling interest of $18,335,000 during 2022 and a decrease in dividend payments of $2,589,000 since no dividends were declared in 2023.

RECENT ACCOUNTING STANDARDS

Please refer to Note 2(u) in our Notes to Consolidated Financial Statements for a discussion of recent accounting standards that may affect us.

APPLICATION OF CRITICAL ACCOUNTING ESTIMATES

The preparation of financial statements in conformity with GAAP requires management to adopt accounting policies and make estimates and assumptions that affect amounts reported in the consolidated financial statements. The most critical estimates include those used in determining:

•reserves for unpaid losses,

•fair value of investments,

•investment portfolio credit allowances, and

•goodwill.

In making these determinations, management makes subjective and complex judgments that frequently require estimates about matters that are inherently uncertain. Many of these policies, estimates and related judgments are common in the insurance industry. It is reasonably likely that changes in these estimates could occur from time to time and result in a material impact on our consolidated financial statements.
In addition, the preparation of our financial statements in accordance with GAAP prescribes when we may reserve for particular risks, including litigation exposures. Accordingly, our results for a given reporting period could be significantly

AMERICAN COASTAL INSURANCE CORPORATION

affected if and when we establish a reserve for a major contingency. Therefore, the results we report in certain accounting periods may appear to be volatile and past results may not be indicative of results in future periods.

Reserves for Unpaid Losses and LAE

Reserves for unpaid losses and LAE represent the most significant accounting estimate inherent in the preparation of our financial statements. These reserves represent management’s best estimate of the amount we will ultimately pay for losses and we base the amount upon the application of various actuarial reserve estimation techniques as well as considering other material facts and circumstances known at the balance sheet date.

As discussed in Note 10 in our Notes to Consolidated Financial Statements, we determine our ultimate losses by using multiple actuarial methods to determine an actuarial estimate within a relevant range of indications that we calculate using generally accepted actuarial techniques. Our selection of the actuarial estimate is influenced by the analysis of our historical loss and claims experience since inception. For each accident year, we estimate the ultimate incurred losses for both reported and unreported claims. In establishing this estimate, we reviewed the results of various actuarial methods discussed in Note 10 in our Notes to Consolidated Financial Statements.

Fair Value of Investments

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. We are responsible for the determination of fair value of financial assets and the supporting assumptions and methodologies. We use quoted prices from active markets and we use an independent third-party valuation service to assist us in determining fair value. We obtain only one single quote or price for each financial instrument.

As discussed in Note 4 in our Notes to Consolidated Financial Statements, we value our investments at fair value using quoted prices from active markets, to the extent available. For securities for which quoted prices in active markets are unavailable, we use observable inputs such as quoted prices in inactive markets, quoted prices in active markets for similar instruments, benchmark interest rates, broker quotes and other relevant inputs. We also have investments in limited partnerships that require us to use the net asset value per share method of valuation to determine fair value.

See “Item 7a. Quantitative and Qualitative Disclosures about Market Risk” for more information regarding the sensitivity of our fixed maturity portfolio to changes in interest rates.

Investment Portfolio Credit Allowances

For investments classified as available for sale, the difference between fair value and cost or amortized cost for fixed income securities is reported as a component of accumulated other comprehensive loss on our Consolidated Balance Sheet and is not reflected in our net loss of any period until reclassified to net loss upon the consummation of a transaction with an unrelated third party. We have a portfolio monitoring process to identify and evaluate each fixed income security whose carrying value may be impaired as the result of a credit loss.

For each fixed-income security in an unrealized loss position, if we determine that we intend to sell the security or that it is more likely than not that we will be required to sell the security before recovery of the cost or amortized cost basis for reasons such as liquidity needs, contractual or regulatory requirements, the security's entire decline in fair value is recorded in earnings.

If our management decides not to sell the fixed-income security and it is more likely than not that we will not be required to sell the fixed-income security before recovery of its amortized cost basis, we evaluate whether the decline in fair value has resulted from credit losses or other factors. This is typically indicated by a change in the rating of the security assigned by a rating agency, and any adverse conditions specifically related to the security or industry, among other factors. If the assessment indicates that a credit loss may exist, the present value of cash flows expected to be collected from the security are compared to the amortized cost basis of the security. If the present value of cash flows expected to be collected is less than the amortized cost basis, a credit loss exists and an allowance for credit losses will be recorded in earnings. Credit loss is limited to the difference between a security's amortized cost basis and its fair value. Any additional impairment not recorded through an allowance for credit losses is recognized in other comprehensive loss.

If the estimated recovery value is less than the amortized cost of the security, a credit loss exists and an allowance for the difference between the estimated recovery value and amortized cost is recorded in earnings. The portion of the unrealized loss related to factors other than credit remains classified in accumulated other comprehensive loss. If we determine that the fixed

AMERICAN COASTAL INSURANCE CORPORATION

income security does not have sufficient cash flow or other information to estimate a recovery value for the security, we may conclude that the entire decline in fair value is deemed to be credit related and the loss is recorded in earnings.

Due to the adoption of Accounting Standards Update (ASU) 2016-01 (ASU 2016-01) as of January 1, 2018, equity securities are reported at fair value with changes in fair value, including impairment write-downs, being recognized in the revenue section of our Consolidated Statements of Comprehensive Loss.

See Note 2(b) in our Notes to Consolidated Financial Statements for further information regarding our credit loss testing.

Measurement of Goodwill and Related Impairment

Goodwill is the excess of cost over the estimated fair value of net assets acquired. Goodwill is not amortized but is tested for impairment at least annually or more frequently if events or circumstances, such as adverse changes in the business climate, indicate that there may be justification for conducting an interim test. We test goodwill for impairment by performing a quantitative assessment. Goodwill is impaired when it is determined that the carrying value of a reporting segment is in excess of the fair value of that reporting segment. The valuation methodologies utilized are subject to key judgments and assumptions that are sensitive to change. Estimates of fair value are inherently uncertain and represent only management’s reasonable expectation regarding future developments.

Please refer to Note 2(k) and Note 8 in our Notes to Consolidated Financial Statements for further information regarding our measurement of Goodwill and Related Impairment.

RELATED PARTY TRANSACTIONS

There were no related party transactions for the years ended December 31, 2023, 2022 and 2021.

Item 7A. Quantitative and Qualitative Disclosures About Market Risk

Our investment objective is to preserve capital, maximize after-tax investment income, maintain liquidity and minimize risk. Our current investment policy limits investment in non-investment grade debt securities, and limits total investments in preferred stock, common stock and mortgage notes receivables. We also comply with applicable laws and regulations that further restrict the type, quality and concentration of our investments. In general, these laws and regulations permit investments, within specified limits and subject to certain qualifications, in federal, state and municipal obligations, corporate bonds, and preferred and common equity securities.

Our investment policy was established by the Investment Committee of our Board of Directors and is reviewed regularly. Pursuant to this investment policy, our fixed-maturity portfolio is classified as available for sale and we report any unrealized gains or losses, net of deferred income taxes, as a component of other comprehensive loss within our stockholders’ equity (deficit). We do not hold any securities that are classified as held to maturity and we do not hold any securities for trading or speculation. We do not utilize any swaps, options, futures or forward contracts to hedge or enhance our investment portfolio. The unrealized gains or losses related to our equity securities are recorded on the income statement per the guidance in ASU 2016-01.

INTEREST RATE RISK

Fixed-income securities are sensitive to potential losses resulting from unfavorable changes in interest rates. We manage the risk by analyzing anticipated movements in interest rates and considering our future capital and liquidity requirements.

AMERICAN COASTAL INSURANCE CORPORATION

The following table illustrates the impact of hypothetical changes in interest rates on the fair value of our fixed-income securities at December 31, 2023 and 2022:

			Percentage
			Increase
		Change in	(Decrease) in
	Estimated	Estimated	Estimated
Hypothetical Change in Interest Rates	Fair Value	Fair Value	Fair Value
2023
300 basis point increase	$123,323	$(15,064)	(10.9)%
200 basis point increase	128,341	(10,046)	(7.3)
100 basis point increase	133,362	(5,025)	(3.6)
Fair value	138,387	—	—
100 basis point decrease	143,416	5,029	3.6
200 basis point decrease	148,447	10,060	7.3
300 basis point decrease	$153,482	$15,095	10.9%

2022
300 basis point increase	$129,447	$(20,697)	(13.8)%
200 basis point increase	136,341	(13,803)	(9.2)
100 basis point increase	143,240	(6,904)	(4.6)
Fair value	150,144	—	—
100 basis point decrease	157,054	6,910	4.6
200 basis point decrease	163,968	13,824	9.2
300 basis point decrease	$170,888	$20,744	13.8%

Our calculations of the potential effects of hypothetical interest rate changes are based on several assumptions, including maintenance of the existing composition of fixed-income investments, and should not be considered indicative of future results. Based on our analysis, a 300-basis point decrease or increase in interest rates from the December 31, 2023 rates would have a material impact on our results of operations and cash flows in the event divesting of these holdings was necessary. However, we do not anticipate the need to sell securities in an unrealized loss position as of December 31, 2023.

CREDIT RISK

Credit risk can expose us to potential losses arising principally from adverse changes in the financial condition of the issuer of our fixed-maturity securities. We mitigate this risk by generally investing in investment grade securities and by diversifying our investment portfolio to avoid concentrations in any single issuer or market sector.

AMERICAN COASTAL INSURANCE CORPORATION

The following table presents the composition of our fixed-income security portfolio by rating at December 31, 2023 and 2022:

		% of Total
	Amortized	Amortized		% of Total
Comparable Rating	Cost	Cost	Fair Value	Fair Value
2023
AAA	$36,452	23.4%	$31,482	22.7%
AA+, AA, AA-	50,997	32.8	47,689	34.5
A+, A, A-	42,692	27.4	37,094	26.8
BBB+, BBB, BBB-	25,545	16.4	22,122	16.0
BB+, BB, BB-	—	—	—	—
Total	$155,686	100.0%	$138,387	100.0%

2022
AAA	$44,339	24.8%	$38,303	25.5%
AA+, AA, AA-	25,299	14.2	21,203	14.1
A+, A, A-	69,501	38.8	58,410	38.9
BBB+, BBB, BBB-	38,968	21.8	31,687	21.1
BB+, BB, BB-	649	0.4	541	0.4
Total	$178,756	100.0%	$150,144	100.0%

In addition, we are exposed to credit risk through our reinsurance program. Reinsurance contracts do not relieve us from our obligations to policyholders. Failure of reinsurers to honor their obligations could result in losses to us. We evaluate the financial condition of our reinsurers and monitor concentrations of credit risk to minimize our exposure to significant losses from reinsurer insolvencies.

We also are exposed to credit risk through our outstanding premiums receivable balances. We evaluate the age of our premium receivables to minimize our exposure to significant losses due to nonpayment.

After our evaluation of all credit risks described above, if we feel it is necessary, we record a credit loss allowance to address these credit risks. For more information regarding our credit loss allowance, please refer to Note 13.

AMERICAN COASTAL INSURANCE CORPORATION

Item 8. Financial Statements and Supplementary Data

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the shareholders and the Board of Directors of American Coastal Insurance Corporation

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of American Coastal Insurance Corporation and subsidiaries (the "Company") as of December 31, 2023 and 2022, the related consolidated statements of comprehensive income (loss), stockholders' equity (deficit), and cash flows, for each of the three years in the period ended December 31, 2023, and the related notes (collectively referred to as the "financial statements"). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2023 and 2022, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2023, in conformity with accounting principles generally accepted in the United States of America.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (PCAOB), the Company's internal control over financial reporting as of December 31, 2023, based on criteria established in Internal Control — Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated October 4, 2024, expressed an adverse opinion on the Company's internal control over financial reporting because of a material weakness.

Basis for Opinion

These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matters

The critical audit matters communicated below are matters arising from the current-period audit of the financial statements that were communicated or required to be communicated to the audit committee and that (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matters below, providing a separate opinion on the critical audit matters or on the accounts or disclosures to which they relate.

Liability for Unpaid Losses and Loss Adjustment Expense — Refer to Notes 2 and 10 to the Financial Statements

Critical Audit Matter Description

As a provider of property and casualty insurance, the Company establishes reserves for both reported and unreported unpaid losses that have occurred at or before the balance sheet date for amounts estimated which they will be required to pay in the future, including provisions for claims that have been reported but are unpaid at the balance sheet date and for obligations on claims that have been incurred but not reported at the balance sheet date (herein “loss reserves”). Due to the nature and unpredictability in both the severity and frequency of these events and their related claims, the Company uses a significant amount of judgment in estimating the loss reserves, including analyzing historical and industry loss data, claims frequency and severity, claims processing procedures, legislative enactments, judicial decisions and legal developments in imposition of damages, and general economic conditions, including inflation. Additionally, the Company engages independent actuarial specialists in order to assist management in establishing appropriate loss reserves.

Given the subjectivity of estimating the projected losses to be incurred by the Company as it relates to both reported and unreported claims, performing audit procedures to evaluate whether the Company’s loss reserves were appropriately recorded as of December 31, 2023, required a high degree of auditor judgment and an increased extent of effort, including the need to involve our actuarial specialists.

How the Critical Audit Matter Was Addressed in the Audit

Our audit procedures related to the loss reserves included the following, among others:

•We tested the effectiveness of controls related to loss reserves, including management’s controls over the projection of settlement value of reported and unreported claims.

•With assistance from our actuarial specialists, we developed an independent expected range of policy liabilities and unpaid claims reserves based on historical and industry claim development factors.

•We evaluated the methods and assumptions used by management to estimate the loss reserves by:

–Testing the underlying data that served as the basis for the actuarial analysis, including historical claims, to test that the inputs to the actuarial estimate were reasonable.

–Holding discussions with management to discuss the Company’s ultimate recorded reserve actions and understand any trends that have been observed in the Company’s claims data.

–Comparing management’s prior-year assumptions of expected development and ultimate loss to actuals incurred during the current year to identify potential bias in the determination of the loss reserves.

Tax Impacts of Receivership – Discontinued Operations — Refer to Notes 1, 2, 3 and 14 to the Financial Statements

Critical Audit Matter Description

Effective February 27, 2023, insurance subsidiary, United Property & Casualty Insurance Company (UPC) was placed into receivership with the Florida Department of Financial Services (DFS), which divested the Company’s ownership of UPC and resulted in UPC being classified as a discontinued operation. During the year ended December 31, 2023, the Company evaluated its position based on continuing operations and determined that it was more likely than not that that they would be able to realize the benefits from deferred tax assets that had a valuation allowance against them as of December 31, 2022. On May 15, 2023, the Company entered into the Tax Memorandum with DFS, as a result of which, any benefit received from the use of UPC’s net operating losses by the Company are due to the DFS as receiver of UPC. Additionally, the Company engaged external specialists to assist management in recording its provisions and related deferred tax items.

Given the complexity and unusual nature of the events related to the receivership and the fact that UPC is classified as discontinued operations, performing audit procedures to evaluate the Company’s accounting conclusions and related tax impacts required a high degree of auditor judgment and an and an increased extent of effort, including the need to involve professionals in our firm with expertise in income tax matters.

How the Critical Audit Matter Was Addressed in the Audit

With the assistance of professionals in our firm with expertise in income tax matters, we performed the following procedures, among others, related to the Company’s accounting conclusions and related tax impacts resulting from the receivership:

•We evaluated whether the sources of management’s estimated taxable income were of the appropriate character and sufficient to utilize the deferred tax assets under the relevant tax law.
•We evaluated the relevant factors documented by management to conclude the Company is able to utilize UPC’s net operating losses.
•We assessed the reasonableness of the Company’s allocation of tax provision and attributes to discontinued operations.

/s/ DELOITTE & TOUCHE LLP

Tampa, Florida
October 4, 2024

We have served as the Company's auditor since 2018.

AMERICAN COASTAL INSURANCE CORPORATION

Consolidated Balance Sheets

	December 31,
	2023	2022
ASSETS
Investments, at fair value:
Fixed maturities, available-for-sale (amortized cost of $155,686 and $178,755, respectively)	$138,387	$150,144
Equity securities	—	15,657
Other investments (amortized cost of $16,118 and $3,072, respectively)	16,487	3,675
Total investments	154,874	169,476
Cash and cash equivalents	138,930	53,910
Restricted cash	18,070	45,988
Total cash, cash equivalents and restricted cash	157,000	99,898
Accrued investment income	1,767	1,190
Property and equipment, net	3,658	5,293
Premiums receivable, net (credit allowance of $49 and $31, respectively)	45,924	45,049
Reinsurance recoverable on paid and unpaid losses, net (credit allowance of $97 and $333, respectively)	340,820	795,717
Ceded unearned premiums	155,301	84,461
Goodwill	59,476	59,476
Deferred policy acquisition costs, net	21,149	49,136
Intangible assets, net	8,548	11,995
Other assets, net	36,718	3,269
Assets held for disposal	77,143	1,512,536
Total Assets	$1,062,378	$2,837,496
LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Liabilities:
Unpaid losses and loss adjustment expenses	$347,738	$816,489
Unearned premiums	276,157	245,131
Reinsurance payable on premiums	—	23,865
Payments outstanding	706	1,339
Accounts payable and accrued expenses	74,783	69,649
Operating lease liability	739	1,635
Other liabilities	672	5,411
Notes payable, net	148,688	148,355
Liabilities held for disposal	$44,130	$1,707,661
Total Liabilities	$893,613	$3,019,535
Commitments and contingencies (Note 12)
Stockholders’ Equity (Deficit):
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued or outstanding	$—	$—
Common stock, $0.0001 par value; 100,000,000 shares authorized; 46,989,089 and 43,492,256 issued, respectively; 46,777,006 and 43,280,173 outstanding, respectively	5	4
Additional paid-in capital	423,717	395,631
Treasury shares, at cost; 212,083 shares	(431)	(431)
Accumulated other comprehensive loss	(17,137)	(30,947)
Retained earnings (deficit)	(237,389)	(546,296)
Total Stockholders’ Equity (Deficit)	$168,765	$(182,039)
Total Liabilities and Stockholders’ Equity (Deficit)	$1,062,378	$2,837,496

See accompanying notes to consolidated financial statements.

AMERICAN COASTAL INSURANCE CORPORATION

Consolidated Statements of Comprehensive Income (Loss)

	Year Ended December 31,
	2023	2022	2021
REVENUE:
Gross premiums written	$635,709	$528,160	$422,321
Change in gross unearned premiums	(31,026)	(53,972)	(11,922)
Gross premiums earned	604,683	474,188	410,399
Ceded premiums earned	(342,623)	(251,259)	(234,205)
Net premiums earned	262,060	222,929	176,194
Net investment income	8,300	6,043	4,694
Net realized investment losses	(6,789)	(6,512)	(33)
Net unrealized gains (losses) on equity securities	814	(1,968)	1,471
Other revenue	15	1,181	—
Total revenues	264,400	221,673	182,326
EXPENSES:
Losses and loss adjustment expenses	46,678	96,109	54,713
Policy acquisition costs	75,436	80,996	80,198
Operating expenses	8,714	12,432	14,863
General and administrative expenses	28,845	31,314	30,403
Interest expense	10,875	9,483	9,303
Total expenses	170,548	230,334	189,480
Income (loss) before other income	93,852	(8,661)	(7,154)
Other income	2,228	10,342	128
Income (loss) before income taxes	96,080	1,681	(7,026)
Provision (benefit) for income taxes	10,876	26,233	(5,937)
Income (loss) from continuing operations, net of tax	$85,204	$(24,552)	$(1,089)
Income (loss) from discontinued operations, net of tax	224,707	(445,414)	(58,779)
Net income (loss)	$309,911	$(469,966)	$(59,868)
Less: Net loss attributable to NCI	—	(111)	(1,949)
Net income (loss) attributable to ACIC	$309,911	$(469,855)	$(57,919)
OTHER COMPREHENSIVE INCOME (LOSS):
Change in net unrealized gains (losses) on investments	5,998	(56,600)	(18,267)
Reclassification adjustment for net realized investment losses (gains)	6,808	32,082	(3,567)
Income tax benefit related to items of other comprehensive income (loss)	—	49	5,264
Total comprehensive income (loss)	$322,717	$(494,435)	$(76,438)
Less: Comprehensive loss attributable to NCI	—	(164)	(2,295)
Comprehensive income (loss) attributable to ACIC	$322,717	$(494,271)	$(74,143)

Weighted average shares outstanding
Basic	43,596,432	43,052,070	42,948,850
Diluted	44,388,804	43,052,070	42,948,850

Earnings available to ACIC common stockholders per share
Basic
Continuing operations	$1.96	$(0.56)	$0.02
Discontinued operations	$5.15	$(10.35)	$(1.37)
Total	$7.11	$(10.91)	$(1.35)
Diluted
Continuing operations	$1.92	$(0.56)	$0.02
Discontinued operations	$5.06	$(10.35)	$(1.37)
Total	$6.98	$(10.91)	$(1.35)

See accompanying notes to consolidated financial statements.

AMERICAN COASTAL INSURANCE CORPORATION

Consolidated Statements of Stockholders’ Equity (Deficit)

			Additional Paid-in Capital	Treasury Stock	Accumulated Other Comprehensive Income (Loss)	Retained Earnings (Deficit)	Stockholders’ Equity (Deficit) Attributable to ACIC	NCI	Total Stockholders’ Equity (Deficit)
	Common Stock
	Shares	Amount
December 31, 2020	43,075,877	$4	$393,122	$(431)	$9,693	$(6,635)	$395,753	$21,846	$417,599
Net loss	—	—	—	—	—	(57,919)	(57,919)	(1,949)	(59,868)
Other comprehensive loss	—	—	—	—	(16,224)	—	(16,224)	(346)	(16,570)
Stock compensation	294,565	—	1,146	—	—	—	1,146	—	1,146
Cash dividends on common stock ($0.24 per common share)	—	—	—	—	—	(10,350)	(10,350)	—	(10,350)
December 31, 2021	43,370,442	4	394,268	(431)	(6,531)	(74,904)	312,406	19,551	331,957
Net loss	—	—	—	—	—	(469,855)	(469,855)	(111)	(469,966)
Other comprehensive loss	—	—	—	—	(24,416)	—	(24,416)	(53)	(24,469)
Return of Capital to NCI	—	—	—	—	—	1,052	1,052	(19,387)	(18,335)
Stock compensation	(90,269)	—	1,363	—	—	—	1,363	—	1,363
Cash dividends on common stock ($0.06 per common share)	—	—	—	—	—	(2,589)	(2,589)	—	(2,589)
December 31, 2022	43,280,173	4	395,631	(431)	(30,947)	(546,296)	(182,039)	—	(182,039)
Net income	—	—	—	—	—	309,911	309,911	—	309,911
Other comprehensive income, net	—	—	—	—	12,806	—	12,806	—	12,806
Impact of deconsolidation of discontinued operations	—	—	—	—	1,004	(1,004)	—	—	—
Stock compensation	123,744	—	1,294	—	—	—	1,294	—	1,294
Issuance of common stock	3,373,089	1	26,792	—	—	—	26,793	—	26,793
December 31, 2023	46,777,006	$5	$423,717	$(431)	$(17,137)	$(237,389)	$168,765	$—	$168,765

See accompanying notes to consolidated financial statements.

AMERICAN COASTAL INSURANCE CORPORATION

Consolidated Statements of Cash Flows

	Year Ended December 31,
	2023	2022	2021
OPERATING ACTIVITIES
Net income (loss)	$309,911	$(469,966)	$(59,868)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation and amortization, including goodwill impairment	10,626	23,312	11,768
Bond amortization and accretion	1,006	5,624	8,814
Net realized losses (gains) on investments	5,466	32,082	(3,567)
Net unrealized losses (gains) on equity securities	(2,884)	6,585	(3,237)
Provision for uncollectible premiums	(19)	(37)	108
Provision for uncollectible reinsurance recoverables	236	(40)	(177)
Provision for uncollectible notes receivable	—	—	20
Deferred income taxes, net	14,436	24,138	(22,816)
Stock based compensation	1,318	1,388	1,185
Payment receivable in connection with HCI renewal rights agreement	—	3,800	(3,800)
Stock issued in connection with HCI renewal rights agreement	—	—	(5,007)
Gain on sale of property and equipment	(588)	(12,888)	—
Fixed asset and intangible asset disposals	1,147	2,884	21
Gain on disposition of former subsidiary	(238,440)	—	—
Changes in operating assets and liabilities:
Accrued investment income	83	234	1,384
Premiums receivable	16,048	(6,833)	8,065
Reinsurance recoverable on paid and unpaid losses	741,141	(634,248)	(175,787)
Ceded unearned premiums	(21,381)	217,603	(46,043)
Deferred policy acquisition costs, net	33,981	(20,413)	35,894
Other assets	(55,589)	(3,218)	20,898
Unpaid losses and loss adjustment expenses	(656,286)	862,488	(5,516)
Unearned premiums	(154,108)	(99,120)	(78,998)
Reinsurance payable on premiums	(46,967)	(188,729)	6,989
Payments outstanding	(68,703)	100,533	36,612
Accounts payable and accrued expenses	2,142	(1,755)	(14,915)
Lease liabilities	(913)	(245)	(377)
Other liabilities	(27,666)	(16,292)	(7,041)
Net cash used in operating activities	(136,003)	(173,113)	(295,391)
INVESTING ACTIVITIES
Proceeds from sales, maturities and repayments of:
Fixed Maturities	239,995	250,536	442,406
Equity Securities	40,436	750	12,691
Other Investments	2,418	2,825	72,462
Purchases of:
Fixed Maturities	(37,780)	(25,545)	(198,553)
Equity Securities	(79)	(7,648)	(30,222)
Other Investments	(15,385)	(2,272)	(42,136)
Proceeds from sale of property and equipment	629	21,236	—
Cost of property, equipment and capitalized software acquired	(196)	(3,047)	(5,271)
Disposition of cash on divestiture of subsidiary	(232,582)	—	—
Net cash provided by (used in) investing activities	(2,544)	236,835	251,377
FINANCING ACTIVITIES
Tax withholding payment related to net settlement of equity awards	(24)	(25)	(39)
Return of capital in connection with termination of noncontrolling interest	—	(18,335)	—
Repayments of borrowings	—	(4,441)	(1,817)
Dividends	—	(2,589)	(10,350)
Proceeds from issuance of common stock	26,793	—	—
Net cash provided by (used in) financing activities	26,769	(25,390)	(12,206)
Increase (decrease) in cash, cash equivalents and restricted cash, including cash classified as assets held for disposal	(111,778)	38,332	(56,220)
Cash, cash equivalents and restricted cash at beginning of period	283,610	245,278	301,498
Cash, cash equivalents and restricted cash at end of period	$171,832	$283,610	$245,278
Supplemental Cash Flows Information
Interest paid	$10,875	$9,553	$9,534
Income taxes paid (refunded)	$(10,569)	$2,487	$(19,895)
See accompanying notes to consolidated financial statements.

AMERICAN COASTAL INSURANCE CORPORATION
Notes to Consolidated Financial Statements
December 31, 2023

1)    ORGANIZATION, CONSOLIDATION AND PRESENTATION

(a)Business

American Coastal Insurance Corporation (referred to in this document as we, our, us, the Company or ACIC) is a property and casualty insurance holding company that sources, writes and services residential commercial and personal property and casualty insurance policies using a network of agents and two wholly-owned insurance subsidiaries. On July 10, 2023, we changed our corporate name from United Insurance Holdings Corp. to American Coastal Insurance Corporation. Our two insurance subsidiaries are Interboro Insurance Company (IIC), acquired via acquisition on April 29, 2016; and American Coastal Insurance Company (AmCoastal), acquired via merger on April 3, 2017.

Our other subsidiaries include United Insurance Management, L.C. (UIM), a managing general agent; Skyway Claims Services, LLC (SCS), which provides claims adjusting services to our insurance companies; AmCo Holding Company, LLC (AmCo) which is a holding company subsidiary that consolidates its respective insurance company; BlueLine Cayman Holdings (BlueLine), which reinsures portfolios of excess and surplus policies; UPC Re, which provides a portion of the reinsurance protection purchased by our insurance subsidiaries when needed; Skyway Reinsurance Services, LLC, which provides reinsurance brokerage services for our insurance companies; Skyway Legal Services, LLC (SLS), which provides claims litigation services to our insurance companies; and Skyway Underwriters, LLC, a managing general agent that provides technological and distribution services to our insurance companies.

On May 9, 2024, the Company entered into a Stock Purchase Agreement (the "Sale Agreement") with Forza Insurance Holdings, LLC ("Forza") in which ACIC will sell and Forza will acquire 100% of the issued and outstanding stock of IIC. The aggregate purchase price for the shares will be equal to IIC's GAAP shareholder’s equity on the closing date. Closing is subject to customary closing conditions, including New York Department of Financial Services ("NYDFS") approval of Forza's application for acquisition of control, and NYDFS approval of a new rate and form filing. Given IIC is our last remaining personal lines entity and represents the final step in our strategic shift to becoming a specialty commercial underwriter, IIC results of operations and assets and liabilities are captured within discontinued operations and can be seen in Note 3 of the Notes to Unaudited Condensed Consolidated Financial Statements below.

Our primary products are commercial and homeowners' residential property insurance. We currently offer commercial residential insurance in Florida. During 2022, we also wrote commercial residential insurance in South Carolina and Texas, however, effective May 1, 2022, we no longer write in these states. In addition, we write personal residential insurance in New York. During 2022, we wrote personal residential business in six other states; however on February 27, 2023, our former insurance subsidiary, United Property & Casualty Insurance Company (UPC) was placed into receivership with the Florida Department of Financial Services (DFS), which divested our ownership of UPC. The events leading to receivership and results of this subsidiary, now included within discontinued operations, are discussed in Note 3 below.

Effective June 1, 2022, we merged our majority-owned insurance subsidiary, Journey Insurance Company (JIC) into AmCoastal, with AmCoastal being the surviving entity. JIC was formed in strategic partnership with a subsidiary of Tokio Marine Kiln Group Limited (Kiln) on August 30, 2018 and operated independently from AmCoastal prior to the merging of the entities. The Kiln subsidiary held a noncontrolling interest in JIC, which was terminated prior to the merger.

As a result of the Sale Agreement described above and resulting in classification of IIC as discontinued operations, the remaining activity captured within continuing operations supports only our commercial residential insurance offerings. Given this fact pattern, we now conduct our operations under one operating segment. Our chief operating decision maker is our President, who makes decisions to allocate resources and assesses performance.

(b)Consolidation and Presentation

We prepare our consolidated financial statements in conformity with U.S. generally accepted accounting principles (GAAP). While preparing our consolidated financial statements, we make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the consolidated financial statements, as well as reported amounts of revenues and expenses during the reporting period. Accordingly, actual results could differ from those estimates. Reported amounts that require us to make extensive use of estimates include our reserves for unpaid losses and loss adjustment expenses, investments and goodwill. Except for the captions on our Consolidated Balance Sheets and

AMERICAN COASTAL INSURANCE CORPORATION
Notes to Consolidated Financial Statements
December 31, 2023
Consolidated Statements of Comprehensive Loss, we generally use the term loss(es) to collectively refer to both loss and loss adjustment expenses.

We include all of our subsidiaries in our consolidated financial statements, eliminating intercompany balances and transactions during consolidation. As described in Note 2, our subsidiary, IIC and our former subsidiary, UPC, and activities related directly to supporting the business conducted by UPC qualified as discontinued operations.

2)    SIGNIFICANT ACCOUNTING POLICIES

(a)Cash, cash equivalents, and restricted cash

Our cash, cash equivalents, and restricted cash include demand deposits with financial institutions, cash that is held in trust for assumed business, cash held in deposit accounts to satisfy state statutory deposit requirements, and short-term, highly liquid instruments with original maturities of three months or less when purchased.

(b)Investments

We currently classify all of our investments in fixed maturities and short-term investments as available-for-sale, and report them, our equity securities and limited partnership investments at fair value. Subsequent to our acquisition of available-for-sale securities, we record changes in value through the date of disposition as unrealized holding gains and losses, net of tax effects, and include them as a component of comprehensive loss. We include realized gains and losses, which we calculate using the specific-identification method for determining the cost of securities sold, in net loss. We amortize any premium or discount on fixed maturities over the remaining maturity period of the related securities using the effective interest method, and we report the amortization in net investment income. We recognize dividends and interest income when earned.

Quarterly, we perform an assessment of our investments to determine if any are impaired as the result of a credit loss. An investment is impaired when the fair value of the investment declines to an amount less than the cost or amortized cost of that investment. For each fixed-income security in an unrealized loss position, if we determine that we intend to sell the security or that it is more likely than not that we will be required to sell the security before recovery of the cost or amortized cost basis for reasons such as liquidity needs, contractual or regulatory requirements, the security’s entire decline in fair value is recorded in earnings.

If our management decides not to sell the fixed-income security and it is more likely than not that we will not be required to sell the fixed-income security before recovery of its amortized cost basis, we evaluate whether the decline in fair value has resulted from credit losses or other factors. This is typically indicated by a change in the rating of the security assigned by a rating agency, and any adverse conditions specifically related to the security or industry, among other factors. If the assessment indicates that a credit loss may exist, the present value of cash flows expected to be collected from the security are compared to the amortized cost basis of the security. If the present value of cash flows expected to be collected is less than the amortized cost basis, a credit loss exists and an allowance for credit losses will be recorded in earnings. Credit loss is limited to the difference between a security's amortized cost basis and its fair value. Any additional impairment not recorded through an allowance for credit losses is recognized in other comprehensive loss.

A large portion of our investment portfolio consists of fixed maturities, which may be adversely affected by changes in interest rates as a result of governmental monetary policies, domestic and international economic and political conditions and other factors beyond our control. A rise in interest rates would decrease the net unrealized holding gains of our investment portfolio, offset by our ability to earn higher rates of return on funds reinvested. Conversely, a decline in interest rates would increase the net unrealized holding gains of our investment portfolio, offset by lower rates of return on funds reinvested.

During the year ended December 31, 2022, as a result of UPC’s plan of run-off, management determined that it was more likely than not that we would be required to sell a portion or all of our fixed-income securities attributable to the entity before recovery of their amortized cost basis. These securities were evaluated and none of the unrealized loss position was the result of a credit loss. As a result, we realized impairment losses of $22,718,000 on these securities. Total shareholders’ equity (deficit) was not impacted by such charge; however, our net loss for the year ended December 31, 2022 worsened and other comprehensive income improved by $22,718,000, before tax impacts, in offsetting amounts. The impact on our net loss is captured within our discontinued operations.

AMERICAN COASTAL INSURANCE CORPORATION
Notes to Consolidated Financial Statements
December 31, 2023

(c)Fair Value

See Note 4 in our Notes to Consolidated Financial Statements for a discussion regarding the fair value measurement of our investments at December 31, 2023 and 2022.

(d)Allowance for Expected Credit Losses

See Note 13 in our Notes to Consolidated Financial Statements for a discussion regarding the allowance for expected credit losses at December 31, 2023 and 2022.

(e)Premiums

We recognize premiums as revenue, net of ceded reinsurance amounts, on a daily pro rata basis over the contract period of the related policies that are in force. For any portion of premiums not earned at the end of the reporting period, we record an unearned premium liability.

Premiums receivable represents amounts due from our policyholders for billed premiums and related policy fees. We perform a policy-level evaluation to determine the extent to which the balance of premium receivable exceeds the balance of unearned premium. We then estimate expected credit losses based on historical trends, average default rates, current economic conditions, and reasonable and supportable forecasts of future economic conditions that affect the collectability of the reported amounts. Once these conditions have been examined, we establish an allowance for credit losses for any amounts not expected to be collected. When we receive payments on amounts previously charged off, we credit our expected credit loss expense in the period we receive the payment. The balances of our allowance for uncollectible premiums totaled $49,000 and $31,000 at December 31, 2023 and 2022, respectively.

When we receive premium payments from policyholders prior to the effective date of the related policy, we record an advance premiums liability. On the policy effective date, we reduce the advance premiums liability and record the premiums as described above.

(f)Policy Acquisition Costs

We incur policy acquisition costs that vary with, and are directly related to, the production of new business. We capitalize policy acquisition costs to the extent recoverable, then we amortize those costs over the contract period of the related policy. Such costs include, but are not limited to: incremental direct costs of contract acquisition, such as commissions; premium taxes; and other essential direct costs that would not have been incurred had a policy not been acquired or renewed.

At each reporting date, we determine whether we have a premium deficiency. A premium deficiency would result if the sum of our expected losses, deferred policy acquisition costs, reinsurance costs, and policy maintenance costs (such as costs to store records and costs incurred to collect premiums and pay commissions) exceeded our related unearned premiums plus investment income. Should we determine that a premium deficiency exists, we would write off the unrecoverable portion of deferred policy acquisition costs and record a liability to the extent the deficiency exceeded the deferred policy acquisition costs. We did not have a premium deficiency at December 31, 2023 or 2022 related to our continuing operations.

(g)Debt Issuance Costs

We record our debt issuance costs associated with a recognized debt liability as a direct deduction from the carrying amount of the corresponding debt liability. These costs are then amortized over the life of the liability using the effective interest method.

(h)Long-lived Assets

i)Property and Equipment

We record our property and equipment at cost less accumulated depreciation and amortization. We use the straight-line method of calculating depreciation over the estimated useful lives of the assets. We periodically review estimated useful lives and, where appropriate, we make changes prospectively. We charge maintenance and repair costs to expense as incurred.

AMERICAN COASTAL INSURANCE CORPORATION
Notes to Consolidated Financial Statements
December 31, 2023
ii)Capitalized Software

We capitalize certain direct development costs associated with internal-use software. We amortize the capitalized software costs related to our data warehouse, claims systems and policy administration systems over their expected seven-year useful lives.

See Note 7 in our Notes to Consolidated Financial Statements for a discussion of our property, equipment and capitalized software that were held during 2023 and 2022.

iii)Impairment of Long-lived Assets

We annually review our long-lived assets, or more frequently when impairment indicators exist, including intangible assets, to determine if their carrying amounts are recoverable. If the non-discounted future cash flows expected to result from the use and eventual disposition of the assets are less than their carrying amounts, we reduce their carrying amounts to fair value and recognize an impairment loss.

(i)Unpaid Losses and Loss Adjustment Expenses

Our reserves for unpaid losses represent the estimated ultimate cost of settling all reported claims plus all claims we incurred related to insured events that have occurred as of the reporting date, but that policyholders have not yet reported to us.

We estimate our reserves for unpaid losses using individual case-basis estimates for reported claims and actuarial estimates for incurred but not reported (IBNR) claims, and we continually review and adjust our estimated losses as necessary based on our historical experience and as we obtain new information. If our unpaid loss reserves prove to be deficient or redundant, we increase or decrease the liability in the period in which we identify the difference, thereby impacting net loss. Though our estimate of the ultimate cost of settling all reported and unreported claims may change at any point in the future, a reasonable possibility exists that our estimate may vary significantly in the near term from the estimated amounts included in our consolidated financial statements.

On our Consolidated Balance Sheets, we report our reserves for unpaid losses gross of the amounts related to unpaid losses recoverable from reinsurers. On our Consolidated Statements of Comprehensive Loss, we report losses net of amounts ceded to reinsurers. We do not discount our loss reserves for financial statement purposes.

(j)Segment Reporting

Operating segments are components of our business about which separate financial information is available and evaluated by our Chief Operating Decision Maker (CODM) in decisions regarding resource allocations and financial performance assessments. Generally, financial information is required to be reported on the basis that is used internally for evaluating segment performance and deciding how to allocate resources to each segment. Segments are determined based on differences in products, internal reporting, and how operational decisions are made.

As described in Note 1, as a result of the entering into definitive agreements to sell IIC, we now disclose one operating segment, which consists of our commercial lines business.

(k)Goodwill

Goodwill is the excess of cost over the estimated fair value of net assets acquired. We attribute all goodwill associated with our acquisitions to two reporting segments.

Goodwill is not amortized but is tested for impairment at least annually or more frequently if events or circumstances, such as adverse changes in the business climate, indicate that there may be justification for conducting an interim test. The goodwill impairment process requires a comparison of the estimated fair value of a reporting segment to its carrying value. We test goodwill for impairment by performing a quantitative assessment. In performing the quantitative impairment test, we use a discounted cash flow valuation approach.

The discounted cash flow valuation approach requires judgments about revenues, operating earnings projections, capital market assumptions and discount rates. The key inputs, judgments and assumptions necessary in determining estimated fair

AMERICAN COASTAL INSURANCE CORPORATION
Notes to Consolidated Financial Statements
December 31, 2023
value of the reporting segment include projected operating earnings, current book value, the level of economic capital required to support the mix of business, long-term growth rates, comparative market multiples, control premium, the account value of in-force business, projections of new and renewal business, as well as margins on such business, the level of interest rates, credit spreads, equity market levels, and the discount rate that we believe is appropriate for the respective reporting segment.

The valuation methodology utilized is subject to key judgments and assumptions that are sensitive to change. Estimates of fair value are inherently uncertain and represent only management’s reasonable expectation regarding future developments. These estimates and the judgments and assumptions upon which the estimates are based will, in all likelihood, differ in some respects from actual future results. Declines in the estimated fair value of our reporting segments could result in goodwill impairments in future periods which could materially adversely affect our results of operations or financial position.

For the 2023 annual goodwill impairment tests we utilized the quantitative assessment for our continuing operations, determining that the goodwill was not impaired for the reporting segment. For the 2022 annual goodwill impairment tests we utilized the quantitative assessment for our commercial lines reporting segment, determining that the goodwill was not impaired for the reporting segment. During the third quarter of 2022, as a result of the strategic decision to place UPC into an orderly runoff, we recognized an impairment of goodwill totaling $13,569,000 all related to our discontinued operations. For the 2021 annual goodwill impairment tests, we utilized the qualitative assessment for our commercial lines reporting segment and both the qualitative and quantitative assessment for our personal lines reporting segment, determining that the goodwill was not impaired for either of our prior reporting segments.

(l)Intangible Assets

Identifiable intangible assets that are amortized generally represent the cost of client relationships, trade names and agency agreements acquired. In valuing these assets, we make assumptions regarding useful lives and projected growth rates, and significant judgment is required. We periodically review identifiable intangibles for impairment as events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. If the carrying amounts of the assets exceed their respective fair values, additional impairment tests are performed to measure the amount of the impairment loss, if any.

Non-amortizing intangible assets generally represent the cost of insurance licenses acquired. Non-amortizing intangible assets are tested for impairment in the fourth quarter of each fiscal year by comparing the fair value of the licenses acquired to their carrying values. We established fair value for purposes of impairment testing using the income approach. If the carrying value of a license acquired exceeds its fair value, an impairment loss is recognized equal to that excess. During 2023, we disposed of licenses that we no longer held and evaluated all other intangible assets. During 2023, 2022 and 2021, we determined that the fair values of all remaining intangible assets were not impaired.

(m)Leases
We evaluate if a leasing arrangement exists upon inception of a contract. A contract contains a lease if the contract conveys the right to control the use of identified property, plant or equipment for a period of time in exchange for consideration. Identified property, plant or equipment for all of our leases are physically distinct and explicitly identified. In addition, we assess whether a contract implicitly contains the right to control the use of a tangible asset that is not already owned.

Our leases expire at various dates and may contain renewal options. Our leases do not contain termination options. The exercise of lease renewal options are at our sole discretion and are only included in the determination of the lease term if we are reasonably certain to exercise the option. Our lease agreements do not contain any material residual value guarantees or restrictive covenants.

Right-of-use assets and lease liabilities are based on the present value of the minimum lease payments over the lease term. We have elected the practical expedient related to lease and non-lease components, as an accounting policy election for our office equipment leases, which allows a lessee to not separate non-lease from lease components and instead account for consideration received in a contract as a single lease component. We have also elected the practical expedients to exclude leases considered to be short-term and with values that fall under our capitalization threshold.

A portion of our lease agreements include variable lease payments which are not recorded in the initial measurement of the lease liability and right-of-use asset balances. Our office equipment lease agreements may include variable payments based on usage of the equipment.

AMERICAN COASTAL INSURANCE CORPORATION
Notes to Consolidated Financial Statements
December 31, 2023

We utilized discount rates to determine the present value of the lease payments based on information available at the commencement date of the lease. We used an incremental borrowing rate based on factors such as lease term to determine the appropriate present value of future lease payments as the rate implicit in the lease is not always readily available. When determining the incremental borrowing rate, we considered the rate of interest we would pay on a secured borrowing in an amount equal to the lease payments for the underlying asset under similar terms.

(n)Income Taxes

We recognize deferred tax assets and liabilities for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. We measure deferred tax assets and liabilities using enacted tax rates expected to apply to taxable income in the years in which we expect to recover or settle those temporary differences. Should a change in tax rates occur, we recognize the effect on deferred tax assets and liabilities in operations in the period that includes the enactment date. Refer to Note 14 for additional information. Realization of our deferred income tax assets depends upon our generation of sufficient future taxable income.

We recognize the financial statement benefit of a tax position only after determining that the relevant tax authority would more likely than not sustain the position following an audit. For tax positions meeting the more likely than not threshold, the amount recognized in the consolidated financial statements is the largest benefit that has a greater than 50% likelihood of being realized upon ultimate settlement with the relevant taxing authority. We recognize interest accrued related to uncertain tax benefits and penalties as income tax expense. As of December 31, 2023, we have no accrued penalties or interest related to uncertain tax benefits.

In June 2022, we assessed our deferred tax position and believed it was more likely than not that the benefit from certain net operating loss (NOL) carryforwards, net capital operating loss carryforwards and other net deferred tax assets would not be realized. In recognition of this risk, we recorded a valuation allowance against these deferred tax assets as of June 30, 2022. During the second quarter of 2023, we evaluated our position based on the results of our continuing operations and determined that it is more likely than not that we will be able to realize the benefit from our NOL carryforwards and business tax credit carryforwards and reversed the valuation allowance on the deferred tax asset. Accordingly, as of December 31, 2023, we still have a valuation allowance on our net capital loss carryforwards and other net deferred tax assets.

On May 15, 2023, we entered into the Tax Memorandum with DFS. As a result of this Memorandum, any benefit received from the use of UPC's net operating losses are due to the DFS as receiver of UPC. The expense related to this remittance is presented within our provision for income taxes on our Consolidated Statements of Comprehensive Income (Loss), offsetting the tax benefit recognized.

On December 27, 2023, the Bermuda Government passed the Corporate Income Tax Act 2023, conforming to the OECD BEPS Pillar 2 framework. This act enacts a 15% corporate income tax that will generally become effective for Bermuda domiciled entities on or after January 1, 2025. The legislation defers the effective date until January 1, 2030 for so long as the consolidated group operates in six or fewer jurisdictions, has less than €50 million in tangible assets and none of its Bermuda entities are subject to the Income Inclusion Rule in any other jurisdiction. As of December 31, 2023, we are still evaluating this act to determine its applicability to the Company’s Bermuda domiciled entities. We do not expect a material impact on our results.

On August 16, 2022, President Biden signed into law the Inflation Reduction Act (the IRA). The IRA contains $500 billion in new spending and tax breaks that aim to boost clean energy, reduce healthcare costs, and increase tax revenues. We reviewed the corporate tax impacts of the IRA and identified two provisions that needed further analysis to determine the impact to our business.

First, the IRA established a corporate alternative minimum tax (CAMT) equal to 15% of average adjusted financial statement income (AFSI) over the CAMT foreign tax credit for the tax year. The CAMT is effective for tax years beginning after December 31, 2022 and only applies to corporations with an AFSI in excess of one billion dollars over three years. We are not subject to CAMT in 2023, due to this AFSI requirement.

Second, the IRA imposes a nondeductible 1% excise tax on the net value of certain stock that a publicly-traded corporation repurchases occurring after December 31, 2022. To calculate the net value of a certain stock, the fair market value of the stock repurchased is reduced by the fair market value of the stock issued or provided to employees during that tax year. We did not

AMERICAN COASTAL INSURANCE CORPORATION
Notes to Consolidated Financial Statements
December 31, 2023
repurchase stock in 2023 and do not anticipate the repurchase of stock in 2024, but would need to consider this excise tax if repurchases occur.

We did not incur any material tax penalties or income-tax-related interest during the years ended December 31, 2023, 2022 or 2021. Tax penalties or income-tax-related interest incurred would be included in our provision (benefit) for income taxes on our Consolidated Statements of Comprehensive Income (Loss).

(o)Advertising Costs

We expense all advertising costs as an operating expense when we incur those costs. For the years ended December 31, 2023, 2022 and 2021, we incurred advertising costs of $29,000, $693,000, and $934,000, respectively.

(p)Earnings Per Share (EPS)

We report both basic earnings per share and diluted earnings per share. To calculate basic earnings per share, we divide net loss attributable to ACIC common stockholders (net loss less the net income (loss) attributable to NCI) by the weighted-average number of shares of common stock outstanding during the period. We calculate diluted earnings per share using the Treasury method by dividing net loss attributable to ACIC common stockholders by the weighted-average number of shares of common stock, common stock equivalents, and restricted shares outstanding during the period. Common share equivalents are only included when they are dilutive.

(q)Concentrations of Risk

Our current operations subject us to the following concentrations of risk:

•a concentration of revenue because we write primarily property insurance policies;

•a concentration of revenue because we source 100% of our commercial lines business from AmRisc, LLC;

•a geographic concentration resulting from the fact that, though we operated in several states historically, 100% of our commercial lines business is now in Florida and 100% of our personal lines business is now in New York.

•a group concentration of credit risk with regard to our reinsurance recoverable, since all of our reinsurers engage in similar activities and have similar economic characteristics that could cause their ability to repay us to be similarly affected by changes in economic or other conditions; and

•a concentration of credit risk with regard to our cash, because we choose to deposit all of our cash at five financial institutions.
We mitigate our geographic and group concentrations of risk by entering into reinsurance contracts with financially-stable reinsurers, and by securing irrevocable letters of credit from reinsurers when necessary.

With regard to our cash balances held at financial institutions, we had $153,814,000 and $48,817,000 in excess of Federal Deposit Insurance Corporation (FDIC) insurance limits at December 31, 2023 and 2022, respectively.

(r)Managing General Agent Fees and Policy Fees

Our policy fees consist of the managing general agent (MGA) fee and a pay-plan fee. We defer MGA fees as unearned revenue and recognize revenue on a pro rata basis over the term of the underlying policies. We record pay-plan fees, which are charged to all policyholders that pay premium in more than one installment, as income when collected. We report all policy-related fees as other revenue on our Consolidated Statements of Comprehensive Loss.

(s)Reinsurance

AMERICAN COASTAL INSURANCE CORPORATION
Notes to Consolidated Financial Statements
December 31, 2023
We follow industry practice of reinsuring a portion of our risks. Reinsurance involves transferring, or “ceding”, all or a portion of the risk exposure on policies we write to another insurer, known as a reinsurer. To the extent that our reinsurers are unable to meet the obligations they assume under our reinsurance agreements, we remain liable for the entire insured loss.

Our reinsurance agreements are short-term, prospective contracts. We record an asset, ceded unearned premiums, and a liability, reinsurance payable, for the entire contract amount upon commencement of our new reinsurance agreements. We amortize our ceded unearned premiums over the 12-month contract period.

We record provisional ceding commissions that we receive in connection with our reinsurance contracts for the 2023, 2022 and 2021 underwriting years as an offset to deferred acquisitions costs.

We record amounts recoverable from our reinsurers on paid losses plus an estimate of amounts recoverable on unpaid losses. The estimate of amounts recoverable on unpaid losses is a function of our liability for unpaid losses associated with the reinsured policies; therefore, the amount changes in conjunction with any changes to our estimate of unpaid losses. Though our estimate of amounts recoverable from reinsurers on unpaid losses may change at any point in the future because of its relation to our reserves for unpaid losses, a reasonable possibility exists that our estimate may change significantly in the near term from the amounts included in our consolidated financial statements.

We estimate uncollectible amounts receivable from reinsurers based on an assessment of factors including the creditworthiness of the reinsurers and the adequacy of collateral obtained, where applicable. As of December 31, 2023 and December 31, 2022, our ending credit loss allowance related to reinsurance recoverables was $97,000, and $333,000, respectively.

(t)Assessments

Pursuant to Florida Statute 631.57, the state has the ability to levy assessments against insurers. We record guaranty fund and other insurance-related assessments imposed upon us as an expense in the period the regulatory agency imposes the assessment. To recover Florida Insurance Guaranty Association (FIGA) assessments, we calculate and begin collecting a policy surcharge that will allow us to collect the entire assessment over a 12-month period, based on our estimate of the number of policies we expect to write. We then submit an information only filing to the insurance regulatory authority requesting formal approval of the policy FIGA surcharge. The process may be repeated in successive 12-month periods until we collect the entire assessment. We record the recoveries as revenue in the period that we collect the cash. While current regulations allow us to recover from policyholders the amount of assessments imposed upon us, our payment of the assessments and our recoveries may not offset each other in the same fiscal period in our consolidated financial statements.

Where permitted by law or regulatory authority, we collect assessments imposed upon policyholders as a policy surcharge and we record the amounts collected as a liability until we remit the amounts to the regulatory agency that imposed the assessment. During 2023, we received an assessment notice from the Florida Insurance Guaranty Association (FIGA). This assessment will be 0.7% on direct written premium of all covered lines of business in Florida to cover the cost of an insurance company facing insolvency. This assessment is in addition to the 1.3% assessment, described below, and is recoupable from policyholders. During 2022, we received an assessment notice from FIGA. This assessment was 1.3% on direct written premium of all covered lines of business in Florida to cover the cost of an insurance company facing insolvency.

(u)Discontinued Operations

As described in Note 1, during the second quarter of 2024, the Company entered into the Sale Agreement with Forza in which ACIC will sell and Forza will acquire 100% of the issued and outstanding stock of IIC. The activities related directly to supporting the business conducted by IIC were evaluated for qualification as discontinued operations.

As described in Note 3, effective February 27, 2023, our former subsidiary, UPC, was placed into receivership with the DFS. This receivership divested our ownership of UPC. This disposal, as well as the activities related directly to supporting the business conducted by UPC were evaluated for qualification as a discontinued operation.

The results of operations of business are reported as discontinued operations when the disposal represents a strategic shift that will have a major effect on the entity's operations and financial results.

When a business is identified for discontinued operations reporting:

AMERICAN COASTAL INSURANCE CORPORATION
Notes to Consolidated Financial Statements
December 31, 2023

•Results for prior periods are retroactively reclassified as discontinued operations;
•Results of operations are reported in a single line, net of tax, in the Consolidated Statements of
Comprehensive Income (Loss); and
•Assets and liabilities are reported as held for disposal in the Consolidated Balance Sheets

Additional details by major classification of operating results and financial position are included in Note 3.

(v)Accounting Pronouncements

Recently Adopted Policies

In December 2019, the FASB issued ASU No. 2019-12, Income Taxes (Topic 740) Simplifying the Accounting for Income
Taxes (ASU 2019-12). This update enhances and simplifies various aspects of the income tax guidance, including intra-period tax allocation, the methodology for calculating income taxes in an interim period and the recognition of deferred tax liabilities for outside basis differences. ASU 2019-12 is effective for annual reporting periods beginning after December 15, 2020, including interim periods within those fiscal years, with early adoption permitted. We adopted this guidance as of January 1,
2021. The newly adopted guidance did not have a material impact on our consolidated financial statements and related disclosures.

Pending Policies

In November 2023, the FASB issued ASU No. 2023-07, Segment Reporting (Topic 280) Improvements to Reportable Segments Disclosures. This update requires the disclosure of significant segment expenses that are part of an entity’s segment measure of profit or loss and regularly provided to the chief operating decision maker. In addition, it adds or makes clarifications to other segment-related disclosures, such as clarifying that the disclosure requirements in ASC 280 are required for entities with a single reportable segment and that an entity may disclose multiple measures of segment profit and loss. ASU 2023-07 is effective for fiscal years beginning after December 15, 2023 and interim periods beginning after December 15, 2024, with early adoption permitted. We do not intend to elect to early adopt and are assessing the impact of adopting this new accounting standard on our consolidated financial statements and related disclosures.

In December 2023, the FASB issued ASU No. 2023-09, Income Taxes (Topic 740) Improvements to Income Tax Disclosures. This update amends the Codification to enhance the transparency and decision usefulness of income tax disclosures. This ASU requires additional disaggregation of the reconciliation between the statutory and effective tax rate for an entity and of income taxes paid, both of which are disclosures required by current GAAP. The amendments improve the transparency of income tax disclosures by requiring (1) consistent categories and greater disaggregation of information in the rate reconciliation and (2) income taxes paid disaggregated by jurisdiction. ASU 2023-09 is effective for annual periods beginning after December 15, 2024, with early adoption permitted. We do not intend to elect to early adopt and are assessing the impact of adopting this new accounting standard on our consolidated financial statements and related disclosures.
3)    DISCONTINUED OPERATIONS

On May 9, 2024, the Company entered into the Sale Agreement with Forza in which ACIC will sell and Forza will acquire 100% of the issued and outstanding stock of IIC. The aggregate purchase price for the shares will be equal to IIC's GAAP shareholder’s equity on the closing date. Closing is subject to customary closing conditions, including NYDFS approval of Forza's application for acquisition of control, and NYDFS approval of a new rate and form filing. IIC was included in our personal lines operating segment in previous filings.

The results from IIC's discontinued operations for the years ended December 31, 2023, 2022 and 2021 are presented below.

AMERICAN COASTAL INSURANCE CORPORATION
Notes to Consolidated Financial Statements
December 31, 2023

IIC Results From Discontinued Operations
	Year Ended December 31,
	2023	2022	2021
REVENUE:
Gross premiums written	$34,334	$44,183	$62,206
Change in gross unearned premiums	(3,053)	16,998	(6,846)
Gross premiums earned	31,281	61,181	55,360
Ceded premiums earned	(11,457)	(14,764)	(10,425)
Net premiums earned	19,824	46,417	44,935
Net investment income	2,274	1,630	1,207
Net realized investment gains (losses)	(19)	29	171
Other revenue	64	42	46
Total revenue	22,143	48,118	46,359
EXPENSES:
Losses and loss adjustment expenses	16,183	38,696	34,338
Policy acquisition costs	7,910	14,322	13,001
Operating expenses	1,526	1,297	1,395
General and administrative expenses	644	10,967	1,017
Total expenses	26,263	65,282	49,751
Loss before other income	(4,120)	(17,164)	(3,392)
Other income	11	1	1
Loss before income taxes	(4,109)	(17,163)	(3,391)
Provision (benefit) for income taxes	(1,103)	(1,711)	(762)
Loss from discontinued operations, net of tax	$(3,006)	$(15,452)	$(2,629)

The major classes of IIC assets and liabilities as of December 31, 2023 and 2022 are presented below.

AMERICAN COASTAL INSURANCE CORPORATION
Notes to Consolidated Financial Statements
December 31, 2023

IIC Major Classes of Assets and Liabilities Disposed
	December 31, 2023	December 31, 2022
ASSETS
Fixed maturities, available-for-sale	$42,316	$54,538
Cash and cash equivalents	14,832	16,993
Accrued investment income	337	415
Premiums receivable, net	1,350	(5,748)
Reinsurance recoverable on paid and unpaid losses, net	282	829
Ceded unearned premiums	3,846	6,035
Deferred policy acquisition costs, net	3,892	3,233
Intangible assets, net	775	775
Other assets	1,418	651
Total assets	$69,048	$77,721

LIABILITIES
Unpaid losses and loss adjustment expenses	$22,483	$26,469
Unearned premiums	16,900	13,847
Reinsurance payable on premiums	2,312	6,638
Payments outstanding	1,410	661
Accounts payable and accrued expenses	501	4,737
Operating lease liability	37	54
Other liabilities	487	438
Total Liabilities	$44,130	$52,844

On August 25, 2022, we announced that our former subsidiary UPC had filed plans for withdrawal in the states of Florida, Louisiana, and Texas and intended to file a plan for withdrawal in the state of New York. All filed plans entailed non-renewing personal lines policies in these states. Additionally, we announced that Demotech, an insurance rating agency, notified UPC of its intent to withdraw UPC's Financial Stability Rating. On December 5, 2022, the FLOIR issued Consent Order No. 303643-22-CO that provided for the administrative supervision and approval of the plan of run-off for UPC (the "Consent Order"). The Consent Order provided formal approval of UPC's Plan of Run-Off (the "Plan") to facilitate a solvent wind down of its affairs in an orderly fashion. On February 10, 2023, we announced that a solvent run-off of UPC was unlikely, driven by Hurricane Ian losses which exhausted UPC's reinsurance coverage. On February 27, 2023, UPC was placed into receivership with the DFS which divested our ownership of UPC.

In the first quarter of 2023, the assets and liabilities of UPC were divested. In addition, activities provided by our entities, SCS, SLS and UIM, related directly to supporting the business conducted by UPC have been included. The assets and liabilities for the balance sheet as of December 31, 2022 are retrospectively reclassified as held for disposal, and the results of UPC and activities related directly to supporting the business conducted by UPC are presented as discontinued operations for all periods presented. This activity was included in our personal lines operating segment in previous filings.

The results from UPC’s discontinued operations, including the supporting activities provided by SCS, SLS and UIM for the year ended December 31, 2023, 2022 and 2021 are presented below.

AMERICAN COASTAL INSURANCE CORPORATION
Notes to Consolidated Financial Statements
December 31, 2023

UPC Results From Discontinued Operations
	Year Ended December 31,
	2023	2022	2021
REVENUE:
Gross premiums written	$(120,608)	$551,720	$844,918
Change in gross unearned premiums	198,154	136,094	97,766
Gross premiums earned	77,546	687,814	942,684
Ceded premiums earned	(48,203)	(494,534)	(574,052)
Net premiums earned	29,343	193,280	368,632
Net investment income	2,182	6,338	7,871
Net realized investment gains (losses)	1,343	(25,599)	3,429
Net unrealized gains (losses) on equity securities	2,080	(4,617)	1,766
Other revenue	2,717	16,229	24,144
Total revenue	37,665	185,631	405,842
EXPENSES:
Losses and loss adjustment expenses	36,898	502,842	333,083
Policy acquisition costs	(1,522)	60,771	80,375
Operating expenses	5,170	29,903	39,999
General and administrative expenses	6,137	21,036	25,791
Interest expense	22	130	88
Total expenses	46,705	614,682	479,336
Loss before other income	(9,040)	(429,051)	(73,494)
Other income (loss)	(2,004)	52	54
Loss before income taxes	(11,044)	(428,999)	(73,440)
Provision (benefit) for income taxes	(317)	963	(17,290)
Loss from discontinued operations, net of tax	$(10,727)	$(429,962)	$(56,150)

As of February 28, 2023, the Company completed the disposal of its former subsidiary, UPC. This divestiture resulted in a gain of $238,440,000 for the year ended December 31, 2023. This gain was driven by the negative equity position of UPC.

AMERICAN COASTAL INSURANCE CORPORATION
Notes to Consolidated Financial Statements
December 31, 2023
The major classes of assets and liabilities transferred as a result of the UPC transaction as of the date of transfer and December 31, 2022 are presented below.

UPC Major Classes of Assets and Liabilities Disposed
	Closing (1)	December 31, 2022
ASSETS
Fixed maturities, available-for-sale	$1,380	$171,781
Equity securities	272	23,363
Other investments	12,882	12,952
Cash and cash equivalents	224,824	158,990
Restricted cash	7,758	7,730
Accrued investment income	875	1,457
Premiums receivable, net	22,733	46,736
Reinsurance recoverable on paid and unpaid losses, net	548,929	834,863
Ceded unearned premiums	75,262	122,533
Deferred policy acquisition costs, net	(89)	(2,046)
Other assets	51,625	33,548
Total assets	$946,451	$1,411,907

LIABILITIES
Unpaid losses and loss adjustment expenses	$920,431	$1,103,980
Unearned premiums	98,655	286,842
Reinsurance payable on premiums	12,612	29,394
Payments outstanding	144,238	213,058
Accounts payable and accrued expenses	1,361	(872)
Other liabilities	3,476	14,658
Notes payable, net	4,118	4,118
Total Liabilities	$1,184,891	$1,651,178
(1) The Company divested its ownership on February 27, 2023, the date the DFS was appointed as receiver of the entity.

In addition, the major classes of assets and liabilities remaining related to activities directly supporting the business conducted by UPC are outlined in the table below as of December 31, 2023 and 2022.

UPC Major Classes of Assets and Liabilities Held for Disposal
	December 31, 2023	December 31, 2022
ASSETS
Property and equipment, net	$8,095	$14,299
Deferred policy acquisition costs	—	8,609
Total assets	$8,095	$22,908

LIABILITIES
Commissions Payable	$—	$987
Unearned Policy Fees	—	2,652
Total Liabilities	$—	$3,639

AMERICAN COASTAL INSURANCE CORPORATION
Notes to Consolidated Financial Statements
December 31, 2023
The Company incurred $3,544,000 of amortization related to capitalized software attributable to its discontinued operations during the year ended December 31, 2023. The Company incurred $13,570,000 of impairment related to goodwill and $1,535,000 of amortization related to capitalized software attributable to its discontinued operations during the year ended December 31, 2022. The Company incurred $2,397,000 of amortization related to capitalized software and $309,000 of intangible asset amortization during the year ended December 31, 2021. There were no other noncash transactions for either period.

4)    INVESTMENTS

The following table details fixed maturity available-for-sale securities, by major investment category, at December 31, 2023 and 2022:

	Cost or Adjusted/Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
December 31, 2023
U.S. government and agency securities	$25,995	$10	$3	$26,002
States, municipalities and political subdivisions	19,168	—	2,204	16,964
Public utilities	3,726	—	438	3,288
Corporate securities	55,230	9	7,213	48,026
Mortgage-backed securities	40,876	—	6,254	34,622
Asset-backed securities	10,691	—	1,206	9,485
Total fixed maturities	$155,686	$19	$17,318	$138,387

December 31, 2022
U.S. government and agency securities	$—	$—	$—	$—
Foreign government	1,000	—	9	991
States, municipalities and political subdivisions	23,634	—	3,640	19,994
Public utilities	7,012	—	1,127	5,885
Corporate securities	77,733	—	13,959	63,774
Mortgage-backed securities	49,155	—	7,619	41,536
Asset-backed securities	20,221	—	2,257	17,964
Total fixed maturities	$178,755	$—	$28,611	$150,144

Equity securities are summarized as follows at:

	December 31, 2023		December 31, 2022
	Estimated Fair Value	Percent of Total	Estimated Fair Value	Percent of Total
Mutual funds	$—	—%	$15,657	100.0%
Total equity securities	$—	—%	$15,657	100.0%

When we sell investments, we calculate the gain or loss realized on the sale by comparing the sales price (fair value) to the cost or adjusted/amortized cost of the security sold. We determine the cost or adjusted/amortized cost of the security sold using the specific-identification method. The following table details our realized gains (losses) by major investment category for the years ended December 31, 2023, 2022 and 2021:

AMERICAN COASTAL INSURANCE CORPORATION
Notes to Consolidated Financial Statements
December 31, 2023

	2023		2022		2021
	Gains (Losses)	Fair Value at Sale (1)	Gains (Losses)	Fair Value at Sale (1)	Gains (Losses)	Fair Value at Sale (1)
Fixed maturities	$4	$7,315	$88	$27,249	$45	$60,062
Equity securities	165	5,786	—	—	—	—
Short-term investments	—	126	—	—	—	4,156
Other investments	3	1,151	—	—	—	—
Total realized gains	172	14,378	88	27,249	45	64,218
Fixed maturities	(6,296)	39,225	(6,600)	87,577	(78)	6,018
Equity securities	(665)	10,372	—	—	—	56
Total realized losses	(6,961)	49,597	(6,600)	87,577	(78)	6,074
Net realized investment gains (losses)	$(6,789)	$63,975	$(6,512)	$114,826	$(33)	$70,292
(1) Fair Value at sale includes maturities and paydowns executed at par value.

The table below summarizes our fixed maturities at December 31, 2023 by contractual maturity periods. Actual results may differ as issuers may have the right to call or prepay obligations, with or without penalties, prior to the contractual maturities of those obligations.

	December 31, 2023
	Cost or Amortized Cost	Percent of Total	Fair Value	Percent of Total
Due in one year or less	$3,001	1.9%	$2,976	2.2%
Due after one year through five years	51,602	33.2%	49,185	35.5%
Due after five years through ten years	44,645	28.7%	38,123	27.5%
Due after ten years	4,871	3.1%	3,996	2.9%
Asset and mortgage-backed securities	51,567	33.1%	44,107	31.9%
Total	$155,686	100.0%	$138,387	100.0%

The following table summarizes our net investment income by major investment category:

	Year Ended December 31,
	2023	2022	2021
Fixed maturities	$3,061	$4,739	$4,776
Equity securities	80	305	131
Cash and cash equivalents	5,411	1,205	30
Other investments	(68)	214	274
Investment income	8,484	6,463	5,211
Investment expenses	(184)	(420)	(517)
Net investment income	$8,300	$6,043	$4,694

Portfolio monitoring

We have a quarterly portfolio monitoring process to identify and evaluate each fixed-income security whose carrying value may be impaired as the result of a credit loss. For each fixed-income security in an unrealized loss position, if we determine that we intend to sell the security or that it is more likely than not that we will be required to sell the security before recovery of the cost or amortized cost basis for reasons such as liquidity needs, contractual or regulatory requirements, the security's entire decline in fair value is recorded in earnings.

AMERICAN COASTAL INSURANCE CORPORATION
Notes to Consolidated Financial Statements
December 31, 2023
If our management decides not to sell the fixed-income security and it is more likely than not that we will not be required to sell the fixed-income security before recovery of its amortized cost basis, we evaluate whether the decline in fair value has resulted from credit losses or other factors. This is typically indicated by a change in the rating of the security assigned by a rating agency, and any adverse conditions specifically related to the security or industry, among other factors. If the assessment indicates that a credit loss may exist, the present value of cash flows expected to be collected from the security are compared to the amortized cost basis of the security. If the present value of cash flows expected to be collected is less than the amortized cost basis, a credit loss exists and an allowance for credit losses will be recorded in earnings. Credit loss is limited to the difference between a security's amortized cost basis and its fair value. Any additional impairment not recorded through an allowance for credit losses is recognized in other comprehensive loss.

During the year-ended December 31, 2023, we determined that none of our fixed-income securities shown in the table below that are in an unrealized loss position have declines in fair value that are reflected as a result of credit losses. Therefore, no credit loss allowance was recorded at December 31, 2023. The issuers of our debt security investments continue to make interest payments on a timely basis. We do not intend to sell, nor is it likely that we would be required to sell the debt securities before we recover our amortized cost basis. Equity securities are reported at fair value with changes in fair value recognized in the valuation of equity investments.

AMERICAN COASTAL INSURANCE CORPORATION
Notes to Consolidated Financial Statements
December 31, 2023
The following table presents an aging of our unrealized investment losses by investment class:

	Less Than Twelve Months			Twelve Months or More
	Number of Securities(1)	Gross Unrealized Losses	Fair Value	Number of Securities(1)	Gross Unrealized Losses	Fair Value
December 31, 2023
U.S. government and agency securities	9	$3	$19,943	—	$—	$—
States, municipalities and political subdivisions	1	7	507	29	2,197	16,457
Public utilities	—	—	—	6	438	3,288
Corporate securities	1	6	511	85	7,207	46,708
Mortgage-backed securities	1	5	269	69	6,249	34,353
Asset backed securities	2	3	616	24	1,203	8,869
Total fixed maturities	14	$24	$21,846	213	$17,294	$109,675

December 31, 2022
U.S. government and agency securities	—	$—	$—	—	$—	$—
Foreign governments	1	9	991	—	—	—
States, municipalities and political subdivisions	7	362	2,770	26	3,278	17,224
Public utilities	2	78	477	4	1,049	5,408
Corporate securities	26	1,128	9,847	63	12,831	53,928
Mortgage-backed securities	15	378	4,613	60	7,241	36,924
Asset-backed securities	7	600	2,929	29	1,657	14,209
Total fixed maturities	58	$2,555	$21,627	182	$26,056	$127,693
(1) This amount represents the actual number of discrete securities, not the number of shares or units of those securities. The numbers are not presented in thousands.

Fair value measurement

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The hierarchy for inputs used in determining fair value maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that observable inputs be used when available. Assets and liabilities recorded on our Consolidated Balance Sheets at fair value are categorized in the fair value hierarchy based on the observability of inputs to the valuation techniques as follows:

Level 1: Assets and liabilities whose values are based on unadjusted quoted prices for identical assets or liabilities in an active market that we can access.

Level 2: Assets and liabilities whose values are based on the following:
    (a) Quoted prices for similar assets or liabilities in active markets;
    (b) Quoted prices for identical or similar assets or liabilities in markets that are not active; or
(c) Valuation models whose inputs are observable, directly or indirectly, for substantially the full term of the asset or liability.

Level 3: Assets and liabilities whose values are based on prices or valuation techniques that require inputs that are both unobservable and significant to the overall fair value measurement. Unobservable inputs reflect our estimates of the assumptions that market participants would use in valuing the assets and liabilities.

We estimate the fair value of our investments using the closing prices on the last business day of the reporting period, obtained from active markets such as the NYSE, Nasdaq and NYSE American. For securities for which quoted prices in active

AMERICAN COASTAL INSURANCE CORPORATION
Notes to Consolidated Financial Statements
December 31, 2023
markets are unavailable, we use a third-party pricing service that utilizes quoted prices in active markets for similar instruments, benchmark interest rates, broker quotes and other relevant inputs to estimate the fair value of those securities for which quoted prices are unavailable. Our estimates of fair value reflect the interest rate environment that existed as of the close of business on December 31, 2023 and 2022. Changes in interest rates subsequent to December 31, 2023 may affect the fair value of our investments.

The fair value of our fixed maturities is initially calculated by a third-party pricing service. Valuation service providers typically obtain data about market transactions and other key valuation model inputs from multiple sources and, through the use of proprietary models, produce valuation information in the form of a single fair value for individual fixed income and other securities for which a fair value has been requested. The inputs used by the valuation service providers include, but are not limited to, market prices from recently completed transactions and transactions of comparable securities, interest rate yield curves, credit spreads, liquidity spreads, currency rates and other information, as applicable. Credit and liquidity spreads are typically implied from completed transactions and transactions of comparable securities. Valuation service providers also use proprietary discounted cash flow models that are widely accepted in the financial services industry and similar to those used by other market participants to value the same financial information. The valuation models take into account, among other things, market observable information as of the measurement date, as described above, as well as the specific attributes of the security being valued, including its term, interest rate, credit rating, industry sector and, where applicable, collateral quality and other issue or issuer specific information. Executing valuation models effectively requires seasoned professional judgment and experience.

Any change in the estimated fair value of our fixed-income securities would impact the amount of unrealized gain or loss we have recorded, which could change the amount we have recorded for our investments and other comprehensive income (loss) on our Consolidated Balance Sheet as of December 31, 2023.

AMERICAN COASTAL INSURANCE CORPORATION
Notes to Consolidated Financial Statements
December 31, 2023
The following table presents the fair value of our financial instruments measured on a recurring basis by level at December 31, 2023 and 2022:

	Total	Level 1	Level 2	Level 3
December 31, 2023
U.S. government and agency securities	$26,002	$—	$26,002	$—
States, municipalities and political subdivisions	16,964	—	16,964	—
Public utilities	3,288	—	3,288	—
Corporate securities	48,026	—	48,026	—
Mortgage-backed securities	34,622	—	34,622	—
Asset-backed securities	9,485	—	9,485	—
Total fixed maturities	138,387	—	138,387	—
Other investments (1)	14,004	—	14,004	—
Total investments	$152,391	$—	$152,391	$—

December 31, 2022
U.S. government and agency securities	$—	$—	$—	$—
Foreign government	991	—	991	—
States, municipalities and political subdivisions	19,994	—	19,994	—
Public utilities	5,885	—	5,885	—
Corporate securities	63,774	—	63,774	—
Mortgage-backed securities	41,536	—	41,536	—
Asset-backed securities	17,964	—	17,964	—
Total fixed maturities	150,144	—	150,144	—
Mutual Funds	15,657	15,657	—	—
Total equity securities	15,657	15,657	—	—
Other investments (1)	125	—	125	—
Total investments	$165,926	$15,657	$150,269	$—
(1) Other long-term investments included in the fair value hierarchy exclude these other limited partnership interests that are measured at estimated fair value using the net asset value per share (or its equivalent) practical expedient.

    Certain financial assets and financial liabilities are measured at fair value on a non-recurring basis; this is, the instruments are not measured at fair value on an ongoing basis but are subject to fair value adjustments in certain circumstances (for example, when there is evidence of impairment). There were no financial instruments measured on a non-recurring basis at December 31, 2023 and 2022.

    The carrying amounts for the following financial instrument categories approximate their fair values at December 31, 2023 and 2022, because of their short-term nature: cash and cash equivalents, accrued investment income, premiums receivable, reinsurance recoverable, reinsurance payable, other assets, and other liabilities. The carrying amount of our senior notes approximate fair value as the interest rates and terms are variable.

We are responsible for the determination of fair value and the supporting assumptions and methodologies. We have implemented a system of processes and controls designed to provide assurance that our assets and liabilities are appropriately valued. For fair values received from third parties, our processes are designed to provide assurance that the valuation methodologies and inputs are appropriate and consistently applied, the assumptions are reasonable and consistent with the objective of determining fair value, and the fair values are accurately recorded.

At the end of each quarter, we determine whether we need to transfer the fair values of any securities between levels of the fair value hierarchy and, if so, we report the transfer as of the end of the quarter. During 2023, we transferred no investments between levels.

For our investments in U.S. government securities that do not have prices in active markets, agency securities, state and municipal governments, and corporate bonds, we obtain the fair values from our investment custodians, which use a third-party

AMERICAN COASTAL INSURANCE CORPORATION
Notes to Consolidated Financial Statements
December 31, 2023
valuation service. The valuation service calculates prices for our investments in the aforementioned security types on a month-end basis by using several matrix-pricing methodologies that incorporate inputs from various sources. The model the valuation service uses to price U.S. government securities and securities of states and municipalities incorporates inputs from active market makers and inter-dealer brokers. To price corporate bonds and agency securities, the valuation service calculates non-call yield spreads on all issuers, uses option-adjusted yield spreads to account for any early redemption features, and adds final spreads to the U.S. Treasury curve at 3 p.m. (ET) as of quarter end. Since the inputs the valuation service uses in its calculations are not quoted prices in active markets, but are observable inputs, they represent Level 2 inputs.

Other investments

We acquired investments in limited partnerships, recorded in the other investments line of our Consolidated Balance Sheets and these investments are currently being accounted for at fair value utilizing a net asset value per share equivalent methodology.

The information presented in the table below is as of December 31, 2023 and 2022:

	Book Value	Unrealized Gain	Unrealized Loss	Fair Value
December 31, 2023
Limited partnership investments (1)	$2,104	$379	$—	$2,483
Short-term investments	14,014	1	11	14,004
Total other investments	$16,118	$380	$11	$16,487

December 31, 2022
Limited partnership investments (1)	$2,946	$604	$—	$3,550
Short-term investments	126	—	1	125
Total other investments	$3,072	$604	$1	$3,675
(1) Distributions will be generated from investment gains, from operating income, from underlying investments of the funds, and from liquidation of the underlying assets of the funds. We estimate that the underlying assets of the funds will be liquidated over the next few months to five years.

Restricted Cash

We are required to maintain assets on deposit with various regulatory authorities to support our insurance operations. The cash on deposit with state regulators is available to settle insurance liabilities. We also use trust funds in certain reinsurance transactions.

The following table presents the components of restricted assets:

	December 31,
	2023	2022
Trust funds	$17,439	$45,364
Cash on deposit (regulatory deposits)	631	624
Total restricted cash	$18,070	$45,988

In addition to the cash held on deposit described above, we also have securities on deposit with regulators, which are presented within our Fixed Maturities or Other Investments lines on the Consolidated Balance Sheets, dependent upon if they are short-term or long-term in nature. The table below shows the carrying value of those securities held on deposit with regulators.

	December 31,
	2023	2022
Invested assets on deposit (regulatory deposits)	$—	$126

AMERICAN COASTAL INSURANCE CORPORATION
Notes to Consolidated Financial Statements
December 31, 2023
5)    EARNINGS PER SHARE

Basic EPS is based on the weighted average number of common shares outstanding for the period, excluding any dilutive common share equivalents. Diluted EPS reflects the potential dilution resulting from the vesting of outstanding restricted stock awards, restricted stock units, performance stock units and stock options. The following table shows the computation of basic and diluted EPS for the years ended December 31, 2023, 2022 and 2021:

	Year Ended December 31,
	2023	2022	2021
Numerator:
Net income (loss) attributable to ACIC common stockholders	$309,911	$(469,855)	$(57,919)

Denominator:
Weighted-average shares outstanding	43,596,432	43,052,070	42,948,850
Effect of dilutive securities	792,372	—	—
Weighted-average diluted shares	44,388,804	43,052,070	42,948,850

Earnings available to ACIC common stockholders per share
Basic	$7.11	$(10.91)	$(1.35)
Diluted	$6.98	$(10.91)	$(1.35)

6)    DEFERRED POLICY ACQUISITION COSTS

We anticipate that all remaining deferred policy acquisition costs will be fully recoverable in the near term. The table below depicts the activity with regard to deferred policy acquisition costs:

	2023	2022
Balance at January 1	$49,136	$33,007
Policy acquisition costs deferred	124,040	119,560
Amortization	(128,084)	(109,741)
Unearned ceding commission	(23,943)	6,310
Balance at December 31	$21,149	$49,136

AMERICAN COASTAL INSURANCE CORPORATION
Notes to Consolidated Financial Statements
December 31, 2023

7)    PROPERTY AND EQUIPMENT, NET

Property and equipment, net consists of the following:

	Year Ended December 31,
	2023	2022
Computer hardware and software (software in progress of $0 and $82, respectively)	$7,925	$8,164
Office furniture and equipment	748	1,414
Leasehold improvements	311	753
Leased vehicles(1)	—	1,080
Total, at cost	8,984	11,411
Less: accumulated depreciation and amortization	(5,326)	(6,118)
Property and equipment, net	$3,658	$5,293
(1) Includes vehicles under financing leases. See Note 12 of these Notes to Consolidated Financial Statements for further information on leases.

Depreciation and amortization expense under property and equipment was $1,499,000, $4,608,000 and $5,479,000 for the years ended December 31, 2023, 2022 and 2021, respectively. Our depreciation and amortization expense can be fully attributed to our personal lines business for these periods.

During the year ended December 31, 2023, we sold or disposed of leased vehicles totaling $1,069,000. The accumulated depreciation on these vehicles totaled $1,038,000 at the time of disposal. We realized a net gain on this disposal of $559,000. We disposed of computer hardware and software totaling $1,061,000. The accumulated depreciation on these systems totaled $379,000 at the time of disposal. In addition, we disposed of office furniture totaling $749,000 during the period. Accumulated depreciation at the time of this disposal totaled $702,000. During the year ended December 31, 2022, we disposed of computer hardware and software totaling $13,202,000, primarily related to the retirement of one of our policy systems for states in which we no longer write policies. The depreciation on these systems totaled $12,691,000 at the time of disposal. We also sold or disposed of leased vehicles totaling $1,222,000. The depreciation on these vehicles totaled $1,114,000 prior to disposal. The net gain on sale of these vehicles totaled $738,000. Finally, we sold three buildings and their related assets totaling $13,369,000. The depreciation on these buildings and related assets totaled $5,129,000 prior to disposal. The net realized gain on these sales totaled $12,164,000. During the year ended December 31, 2021, we disposed of computer hardware and software totaling $1,961,000, primarily related to the retirement of one of our claim systems. This system was fully depreciated prior to disposal. These gains (losses) are reflected within other income on the Consolidated Statements of Comprehensive Income (Loss).

8) GOODWILL AND INTANGIBLE ASSETS

Goodwill

The carrying amount of goodwill at December 31, 2023 and 2022 was $59,476,000. The carrying amount of goodwill at December 31, 2021 was $69,632,000, including goodwill attributable to IIC.

For the 2023 annual goodwill impairment tests we utilized the quantitative assessment for our commercial lines goodwill, determining that the goodwill was not impaired for the reporting segment. This testing took place during the fourth quarter of 2023. As a result of the strategic decision to place our former subsidiary UPC into an orderly runoff, we recognized an impairment of our goodwill related to IIC totaling $10,156,000 during the third quarter of 2022, captured within discontinued operations.

There was no additional goodwill acquired or disposed of during the years ended December 31, 2023, 2022 and 2021. There was no accumulated impairment related to our continuing operations goodwill at December 31, 2023, 2022 or 2021.

Intangible Assets

AMERICAN COASTAL INSURANCE CORPORATION
Notes to Consolidated Financial Statements
December 31, 2023
The following is a summary of intangible assets excluding goodwill recorded as other assets on our Consolidated Balance Sheets at:

	December 31, 2023	December 31, 2022
Intangible assets subject to amortization	$8,125	$11,371
Indefinite-lived intangible assets(1)	423	624
Total	$8,548	$11,995
(1) Indefinite-lived intangible assets are comprised of state insurance and agent licenses, as well as perpetual software licenses.

Intangible assets subject to amortization consisted of the following:

	Weighted-average remaining amortization period (in years)	Gross carrying amount	Accumulated amortization	Net carrying amount
2023
Value of Business Acquired	—	$42,788	$(42,788)	$—
Agency agreements acquired	3.3	34,661	(26,738)	7,923
Trade names acquired	0.3	6,381	(6,179)	202
Total		$83,830	$(75,705)	$8,125
2022
Value of Business Acquired	—	$42,788	$(42,788)	$—
Agency agreements acquired	4.3	34,661	(24,301)	10,360
Trade names acquired	1.3	6,381	(5,370)	1,011
Total		$83,830	$(72,459)	$11,371

No impairment in the value of amortizing or non-amortizing intangible assets was recognized during the years ended December 31, 2023 and 2022, however, during the years ended December 31, 2023 and December 31, 2022, we disposed of intangible assets totaling $200,000 and $2,358,000, respectively.

Amortization expense of our intangible assets was $3,247,000, $3,247,000 and $3,555,000 for the years ended December 31, 2023, 2022 and 2021, respectively. Amortization expense for 2021 includes $309,000 attributable to IIC intangibles, captured within discontinued operations.

Estimated amortization expense of our intangible assets to be recognized by the Company over the next five years is as follows:

Year ending December 31,	Estimated Amortization Expense
2024	$2,641
2025	2,438
2026	2,438
2027	608
2028	—

9)    REINSURANCE

AMERICAN COASTAL INSURANCE CORPORATION
Notes to Consolidated Financial Statements
December 31, 2023

Our catastrophe reinsurance programs are designed primarily by utilizing third-party catastrophe modeling software and consulting with third-party reinsurance experts to project our exposure to catastrophe events. We evaluate modeled expected losses developed by the catastrophe modeling software using our risk portfolio data to estimate probable maximum losses (PML) across multiple return periods and the average annual loss. The Company monitors and manages its catastrophe risk using this model output along with other internal and external data sources, such as our historical loss experience and industry loss experience, to develop our view of catastrophe risk.

Our catastrophe reinsurance coverages consists of three separate placements:

1.AmCoastal’s core catastrophe reinsurance program in effect June 1 through May 31, annually, which includes excess of loss and quota share treaties providing coverage for catastrophe losses from named or numbered windstorms and earthquakes;

2.AmCoastal’s all other perils catastrophe excess of loss agreement in effect January 1, through December 31, annually, which provides protection from catastrophe loss events other than named windstorms and earthquakes; and

3.IIC’s core catastrophe reinsurance program in effect June 1, through May 31, annually, which provides protection from all catastrophe losses.

This reinsurance protection is an essential part of our catastrophe risk management strategy. It is intended to provide our stockholders an acceptable return on the risks assumed by our insurance entities, and to reduce variability of earnings, while providing surplus protection. Although reinsurance agreements contractually obligate our reinsurers to reimburse us for the agreed-upon portion of our gross paid losses, they do not discharge our primary liability. In the event one or more of our reinsurers fail to fulfill their obligation, the surplus of our statutory entities may decline, and we may not be able to fulfill our obligation to policyholders, or we may not be able to maintain compliance with various regulatory financial requirements. Additionally, we face the risk that actual losses incurred from one or more catastrophic events may be above the modeled expected loss resulting in losses exceeding our reinsurance coverage, which may result in a decline in surplus, and as a result we may not be able to fulfill our obligations to policyholders, or we may not be able to maintain compliance with various regulatory financial requirements. The details of our programs and likelihood of a catastrophic event exceeding these three coverages are outlined below.

AmCoastal’s core catastrophe reinsurance program provides occurrence-based coverage up to an exhaustion point of approximately $1,100,000,000 for a first occurrence and $1,300,000,000 in the aggregate. Under this program, our retention on a first and second event is $10,000,000 each, plus $2,250,000 retained separately by our captive. AmCoastal’s program provides sufficient coverage for a 1-in-150-year return period, indicating that the probability of a single occurrence exceeding protection purchased is roughly 0.7% estimated by equally blending the AIR and RMS catastrophe models using long-term catalogs including demand surge. AmCoastal’s program also provides sufficient coverage for a 1-in-100-year event followed by a 1-in-50-year event in the same treaty year, the probability of which is less than 0.1%. While we believe these catastrophe models are very good tools and their output provides reasonable proxies for the probability of exhausting our reinsurance protections, they are imperfect so actual results could vary dramatically from those expected.

AmCoastal’s all other perils catastrophe excess of loss agreement provides protection from catastrophe loss events other than named windstorms and earthquakes up to $101,000,000. This agreement provides sufficient coverage for a 1-in-250-year return period, indicating that the probability of a single occurrence exceeding protection purchased is no more than 0.4%.

IIC’s core catastrophe reinsurance program, which is reported under discontinued operations, provides coverage up to an exhaustion point of approximately $82,000,000 in the aggregate, with a retention of $3,000,000 per occurrence. Based on IIC’s PML, the program provides sufficient coverage for a 1-in-130 year return period, indicating the probability of a single occurrence exceeding protection purchased is no more than 0.8%. IIC’s program also provides sufficient coverage for a 1-in-100-year event followed by a 1-in-50-year event in the same treaty year, the probability of which is less than 0.1%.

Effective December 15, 2023, we agreed to commute a private reinsurer’s share of core catastrophe reinsurance coverage and replace this gap in coverage with new coverage provided by one of our other private reinsurers. This transaction resulted in additional expense of approximately $6,300,000 for the year ended December 31, 2023.

During the third quarter of 2022, the Company's core catastrophe reinsurance program was impacted by Hurricane Ian. As a result, the Company has approximately $508 million of occurrence limit remaining for Hurricane Ian all of which is attributable to AmCoastal only. After reinstatement premiums of approximately $15.4 million, the Company, with its former

AMERICAN COASTAL INSURANCE CORPORATION
Notes to Consolidated Financial Statements
December 31, 2023
subsidiary UPC, has approximately $980 million of aggregate limit remaining for events subsequent to Hurricane Ian, based on our estimated ultimate net loss subject to the core catastrophe reinsurance program.

During the third quarter of 2022, one of our private reinsurers who held a 100% share of the $15,000,000 in excess of $15,000,000 layer on our all other perils catastrophe excess of loss agreement notified us of their intent to terminate the agreement due to the contractual provision regarding the change in our former subsidiary UPC's statutory surplus being greater than 25%. We agreed to a termination and commutation date of August 22, 2022 for this contract. This change resulted in approximately $1,300,000 of ceded premium savings that would have otherwise been due in the fourth quarter of 2022 and the Company retaining all the risk for any non-hurricane catastrophe losses up to $30,000,000, excluding any quota share recoveries.

The table below outlines our quota share agreements in effect for the years ended December 31, 2023 and 2022. The impacts of these quota share agreements on our former subsidiary, UPC's financial statements are included in discontinued operations.

Reinsurer	Companies in Scope (1)	Effective Dates	Cession Rate	States in Scope
External third-party	AmCoastal	06/01/2023 - 06/01/2024	40% (2)	Florida
External third-party	UPC, FSIC & AmCoastal	06/01/2022 - 06/01/2023	10% (2)	Florida, Louisiana, Texas
TypTap	UPC	06/01/2022 - 06/01/2023	100% (3)	Georgia, North Carolina, South Carolina
External third-party	UPC, FSIC & AmCoastal	12/31/2021 - 12/31/2022	8% (2)	Florida, Louisiana, Texas
HCPCI	UPC	12/31/2021 - 06/01/2022	85%	Georgia, North Carolina, South Carolina
External third-party	UPC & FSIC	12/31/2021 - 12/31/2022	25% (4)	Florida, Louisiana, Texas
HCPCI / TypTap (5)	UPC	06/01/2021 - 06/01/2022	100% (3)	Connecticut, New Jersey, Massachusetts, Rhode Island
External third-party	UPC, FSIC & AmCoastal (6)	06/01/2021 - 06/01/2022	15% (2)	Florida, Georgia, Louisiana, North Carolina, South Carolina, Texas
IIC	UPC	12/31/2020 - 12/31/2022	100%	New York
(1) Effective May 31, 2022, FSIC was merged into UPC, with UPC being the surviving entity.
(2) This treaty provides coverage for all catastrophe perils and attritional losses incurred. For all catastrophe perils, the quota share agreement provides ground- up protection effectively reducing our retention for catastrophe losses.
(3) This treaty provides coverage on our in-force, new and renewal policies until these states are transitioned to HCPCI or TypTap upon renewal.
(4) This treaty provides coverage on non-catastrophe losses on policies in-force on the effective date of the agreement.
(5) Cessions are split 50% to HCPCI and 50% to TypTap.
(6) This treaty was amended effective December 31, 2020 to include AmCoastal.

Reinsurance recoverable at the balance sheet dates consists of the following:

	December 31,
	2023	2022
Reinsurance recoverable on unpaid losses and LAE	$271,736	$731,666
Reinsurance recoverable on paid losses and LAE	69,084	64,051
Reinsurance recoverable(1)	$340,820	$795,717
(1) Our reinsurance recoverable balance is net of our allowance for expected credit losses. More information related to this allowance can be found in Note 13.

The following table depicts written premiums, earned premiums and losses, showing the effects that our reinsurance transactions have on these components of our Consolidated Statements of Comprehensive Income (Loss):

AMERICAN COASTAL INSURANCE CORPORATION
Notes to Consolidated Financial Statements
December 31, 2023

	Year ended December 31,
	2023	2022	2021
Premium written:
Direct	$635,593	$507,716	$422,005
Assumed	116	20,444	316
Ceded	(413,462)	(229,352)	(243,433)
Net premium written	$222,247	$298,808	$178,888
Change in unearned premiums:
Direct	$(41,227)	$(44,646)	$(31,373)
Assumed	10,201	(9,326)	19,451
Ceded	70,839	(21,907)	9,228
Net decrease (increase)	$39,813	$(75,879)	$(2,694)
Premiums earned:
Direct	$594,366	$463,070	$390,632
Assumed	10,317	11,118	19,767
Ceded	(342,623)	(251,259)	(234,205)
Net premiums earned	$262,060	$222,929	$176,194
Losses and LAE incurred:
Direct	$120,114	$746,186	$66,619
Assumed	3,767	16,887	12,917
Ceded	(77,203)	(666,964)	(24,823)
Net losses and LAE incurred	$46,678	$96,109	$54,713

Ceded losses incurred decreased by $589,761,000 during the year ended December 31, 2023, compared to the year ended December 31, 2022, primarily as a result of Hurricane Ian, which made landfall in Florida as a Category Four hurricane. We had no similar catastrophe related activity during 2023.

The following table highlights the effects that our reinsurance transactions have on unpaid losses and loss adjustment expenses and unearned premiums in our Consolidated Balance Sheets:

	December 31,
	2023	2022	2021
Unpaid losses and LAE:
Direct	$332,396	$818,166	$216,011
Assumed	15,342	(1,677)	14,366
Gross unpaid losses and LAE	347,738	816,489	230,377
Ceded	(271,736)	(731,666)	(174,563)
Net unpaid losses and LAE	$76,002	$84,823	$55,814
Unearned premiums:
Direct	$276,157	$234,930	$190,284
Assumed	—	10,201	876
Gross unearned premiums	276,157	245,131	191,160
Ceded	(155,301)	(84,461)	(106,369)
Net unearned premiums	$120,856	$160,670	$84,791

10) LIABILITY FOR UNPAID LOSSES AND LOSS ADJUSTMENT EXPENSE (LAE)

AMERICAN COASTAL INSURANCE CORPORATION
Notes to Consolidated Financial Statements
December 31, 2023
We generally use the term loss(es) to collectively refer to both loss and LAE. We establish reserves for both reported and unreported unpaid losses that have occurred at or before the balance sheet date for amounts we estimate we will be required to pay in the future. Our policy is to establish these loss reserves after considering all information known to us at each reporting period. At any given point in time, our loss reserve represents our best estimate of the ultimate settlement and administration cost of our insured claims incurred and unpaid. Since the process of estimating loss reserves requires significant judgment due to a number of variables, such as fluctuations in inflation, judicial decisions, legislative changes and changes in claims handling procedures, our ultimate liability will likely differ from these estimates. We revise our reserve for unpaid losses as additional information becomes available, and reflect adjustments, if any, in our earnings in the periods in which we determine the adjustments are necessary.
General Discussion of the Loss Reserving Process
Reserves for unpaid losses fall into two categories: case reserves and reserves for claims incurred but not reported.
•Case reserves - When a claim is reported, we establish an automatic minimum case reserve for that claim type that represents our initial estimate of the losses that will ultimately be paid on the reported claim. Our initial estimate for each claim is based upon averages of loss payments for our prior closed claims made for that claim type. Then, our claims personnel perform an evaluation of the type of claim involved, the circumstances surrounding each claim and the policy provisions relating to the loss and adjust the reserve as necessary. As claims mature, we increase or decrease the reserve estimates as deemed necessary by our claims department based upon additional information we receive regarding the loss, the results of on-site reviews and any other information we gather while reviewing the claims.
•Reserves for losses incurred but not reported (IBNR reserves) - Our IBNR reserves include true IBNR reserves plus “bulk” reserves. Bulk reserves represent additional amounts that cannot be allocated to particular claims, but which are necessary to estimate ultimate losses on reported and unreported claims. We estimate our IBNR reserves by projecting the ultimate losses using the methods discussed below and then deducting actual loss payments and case reserves from the projected ultimate losses. We review and adjust our IBNR reserves on a quarterly basis based on information available to us at the balance sheet date.

When we establish our reserves, we analyze various factors such as our historical loss experience and that of the insurance industry, claims frequency and severity, our business mix, our claims processing procedures, legislative enactments, judicial decisions and legal developments in imposition of damages, and general economic conditions, including inflation. A change in any of these factors from the assumptions implicit in our estimates will cause our ultimate loss experience to be better or worse than indicated by our reserves, and the difference could be material. Due to the interaction of the aforementioned factors, there is no precise method for evaluating the impact of any one specific factor in isolation, and an element of judgment is ultimately required. Due to the uncertain nature of any projection of the future, the ultimate amount we will pay for losses will be different from the reserves we record. However, in our judgment, we employ techniques and assumptions that are appropriate, and the resulting reserve estimates are reasonable, given the information available at the balance sheet date.
To determine our ultimate losses, we first use multiple actuarial techniques to establish a range of reasonable estimates. These techniques are in line with actuarial standards of practice and actuarial literature. A brief overview of each of these techniques is provided below. We then make additional qualitative considerations for many of the previously mentioned factors and select a point within this range. These ultimate loss estimates include reserves for both reported and unreported claims.
Estimation of the Reserves for Unpaid Losses and Allocated LAE
We calculate our estimate of ultimate losses with the following actuarial methods. The methods are applied to paid and incurred loss data. Incurred losses are defined as paid losses plus case reserves. For our loss reserving process, the word “segment” refers to a subgrouping of our claims data, such as by geographic area and/or by particular line of business; it does not refer to operating segments.
•Development Method - The development method is based upon the assumption that the relative change in a given year’s loss estimates from one evaluation point to the next is similar to the relative change in prior years’ reported loss estimates at similar evaluation points. In utilizing this method, actual annual historical loss data is evaluated. Loss development factors (LDFs) are calculated to measure the change in cumulative losses from one evaluation point to the next. These historical LDFs and comparable industry benchmark factors form the basis for selecting the LDFs used in projecting the current valuation of losses to an ultimate basis. When applied to incurred loss data, the implicit assumption is that the relative adequacy of case reserves has been consistent over time, and that there have been no material changes in the rate at which claims have been reported. Applying this method to paid losses avoids potential distortions in the data due to changes in case reserving methodology, but also loses any potentially useful information

AMERICAN COASTAL INSURANCE CORPORATION
Notes to Consolidated Financial Statements
December 31, 2023
contained in the current case reserves. The paid development method’s implicit assumption is that the rate of payment of claims has been relatively consistent over time.

•Expected Loss Method - Ultimate loss projections are based upon a prior measure of the anticipated losses, usually relative to a measure of exposure (such as earned house years). An expected loss cost is applied to each year’s measure of exposure to determine estimated ultimate losses for that year. Actual losses are not considered in this calculation. Because the ultimate loss estimates do not change unless the exposures or loss costs change, this method has the advantage of being stable over time. However, the advantage of this stability is offset by a lack of responsiveness since this method does not consider actual loss experience as it emerges. This method assumes that the loss cost per unit of exposure is a good indication of ultimate losses. It can be entirely dependent on pricing assumptions (e.g., historical experience adjusted for loss trend).

•Bornhuetter-Ferguson Method - The Bornhuetter-Ferguson (B-F) method is a credibility weighting procedure that blends the responsiveness of the Development Method with the stability of the Expected Loss Method by setting ultimate losses equal to actual losses plus the expected unreported losses which are based on the Expected Loss Method. As an experience year matures, actual losses gradually move closer to their ultimate levels so reliance on the Expected Loss Method can be reduced.

•Paid-to-Paid Development Method - In addition to the aforementioned methods, we also rely upon the Paid-to-Paid Development Method to project ultimate unallocated loss adjustment expense (ULAE). Ratios of paid ULAE to paid loss and allocated loss adjustment expense are compiled by calendar year and a paid-to-paid ratio selection is made. The selected ratio is applied to the estimated IBNR amounts and one half of this ratio is applied to case reserves. This method is derived from rule of thumb that half of ULAE is incurred when a claim is opened and the other half is incurred over the remaining life of the claim.

Reliance and Selection of Methods
Each of these methods has its own strengths and weaknesses that depend upon the circumstances of the segment and the age of the claims experience we analyze. The nature of our book of business allows us to place substantial, but not exclusive, reliance on the loss development methods, and the selected LDFs, represent the most critical aspect of our loss reserving process. We use the same set of LDFs in the methods during our loss reserving process that we also use to calculate the premium necessary to pay expected ultimate losses.

Reasonably-Likely Changes in Variables
As previously noted, we evaluate several factors when exercising our judgment in the selection of the LDFs that ultimately drive the determination of our loss reserves. The process of establishing our reserves is complex and necessarily imprecise, as it involves using judgment that is affected by many variables. We believe a reasonably-likely change in almost any of these aforementioned factors could have an impact on our reported results, financial condition and liquidity. However, we do not believe any reasonably likely changes in the frequency or severity of claims would have a material impact on us.
On an annual basis, our consulting actuary issues a statement of actuarial opinion that documents the actuary’s evaluation of the adequacy of our unpaid loss obligations under the terms of our policies. We review the analysis underlying the consulting actuary’s opinion and compare the projected ultimate losses to our own estimates to ensure that the reserve for unpaid losses recorded at each annual balance sheet date is based upon all internal and external factors related to known and unknown claims against us and to ensure our reserve is within guidelines promulgated by the National Association of Insurance Commissioners (NAIC).
Our commercial lines claims are handled by Sedgwick Delegated Authority (“SDA”) pursuant to a servicing agreement with AmRisc, as AmCoastal’s exclusive managing general underwriter. We maintain a claims management team that focuses on statutory claim compliance and overall customer satisfaction on these claims. When AmRisc receives a claim, it sends notification to SDA and our claims team. SDA triages all incoming claims to determine whether they can be desk-adjusted or whether SDA will assign the fieldwork to third-party claims adjusting companies. The third-party claims adjusting companies conduct inspections of the damaged property and prepare initial estimates. SDA reviews the reports to determine whether there is a covered loss to be paid to the policyholder in accordance with the terms and conditions of the policy in effect. We have established an authority level with SDA to settle claims on our behalf. If a loss amount exceeds this authority, the approval

AMERICAN COASTAL INSURANCE CORPORATION
Notes to Consolidated Financial Statements
December 31, 2023
elevates to AmRisc for review and ultimately to our team for final review if the loss exceeds AmRisc’s established authority level. Our claims team monitors all claims throughout the claims-handling process, regardless of the loss amount.
We maintain an internal and external claims staff that monitors and directs all aspects of our personal lines claims process. We assign the fieldwork to third-party claims adjusting companies, none of whom have the authority to settle or pay any claims on our behalf. The third-party claims adjusting companies conduct inspection of the damaged property and prepare initial estimates. We review the inspection reports and initial estimates to determine the amounts to be paid to the policyholder in accordance with the terms and conditions of the policy in effect at the time that the policyholder incurs the loss.
We maintain strategic relationships with multiple claims adjusting companies that we can engage should we need additional non-catastrophe claims servicing capacity. We believe the combination of our internal resources and relationships with external claims servicing companies provide an adequate level of claims servicing in the event catastrophes affect our policyholders.
The following is information about incurred claims development and paid claims development as of December 31, 2023, net of reinsurance, as well as cumulative claim frequency and the total of IBNR liability plus expected development on reported claims included within the net incurred claims amounts. Please note that a portion of our business is subject to a loss cap which may have been allocated to the incurred table below in a different period than the payment is reflected in the paid table. This may result in a decrease in incurred claims year-over-year. The incurred claims development and paid claims development data reflect the acquisitions of AmCo in April 2017, on a retrospective basis (includes AmCo data for years prior to our acquisition of the insurance affiliates). The information about incurred claims development and paid claims development for the years ended December 31, 2014 to 2022 is presented as supplementary information.

$ In thousands (except number of reported claims)

	Incurred Claims and Allocated Claim Adjustment Expenses, Net of Reinsurance										As of December 31, 2023
											Total of IBNR Liabilities Plus Expected Development on Reported Claims	Cumulative Number of Reported Claims
	For the Years Ended December 31,
										Audited
Accident Year	2014	2015	2016	2017	2018	2019	2020	2021	2022	2023
2014	$43,654	$43,561	$44,120	$44,625	$43,879	$43,411	$43,413	$43,427	$43,420	$43,420	$—	680
2015	—	16,504	20,379	24,563	26,614	26,332	26,910	28,350	28,680	28,678	279	821
2016	—	—	54,343	41,477	39,012	40,250	39,831	40,379	54,960	40,369	351	1,143
2017	—	—	—	70,650	72,135	78,970	83,286	87,833	91,545	80,536	16,647	4,242
2018	—	—	—	—	61,778	64,964	69,203	68,384	84,727	67,238	(429)	3,674
2019	—	—	—	—	—	76,515	70,515	68,900	41,424	70,611	1,899	5,006
2020	—	—	—	—	—	—	77,482	77,831	75,844	85,036	3,408	4,664
2021	—	—	—	—	—	—	—	53,338	38,304	29,991	(4,413)	1,802
2022	—	—	—	—	—	—	—	—	74,158	77,097	18,688	1,515
2023	—	—	—	—	—	—	—	—	—	25,430	15,144	314
									Total	$548,406

AMERICAN COASTAL INSURANCE CORPORATION
Notes to Consolidated Financial Statements
December 31, 2023

Accident Year	Cumulative Paid Claims and Allocated Claim Adjustment Expenses, Net of Reinsurance
	For the Years Ended December 31,
										Audited
	2014	2015	2016	2017	2018	2019	2020	2021	2022	2023
2014	$34,188	$37,261	$41,021	$42,229	$43,145	$43,269	$43,284	$43,415	$43,420	$43,420
2015	—	10,188	17,134	20,640	22,978	23,605	25,269	27,303	28,024	28,057
2016	—	—	25,567	32,651	35,548	37,844	38,700	39,940	54,497	40,017
2017	—	—	—	40,467	62,353	64,329	73,683	80,460	84,933	54,143
2018	—	—	—	—	27,852	54,551	61,885	66,848	82,443	67,193
2019	—	—	—	—	—	38,428	57,041	62,133	34,768	64,274
2020	—	—	—	—	—	—	33,532	56,201	79,570	84,525
2021	—	—	—	—	—	—	—	19,754	28,506	32,033
2022	—	—	—	—	—	—	—	—	16,645	51,748
2023	—	—	—	—	—	—	—	—	—	8,993
									Total	$474,403
All outstanding liabilities before 2014, net of reinsurance										—
	Liabilities for claims and claim adjustment expenses, net of reinsurance									$74,003

The following is supplementary information about average historical claims duration as of December 31, 2023.

Average Annual Percentage Payout of Incurred Claims by Age, Net of Reinsurance
Years	1	2	3	4	5	6	7	8	9	10
	34.7%	30.3%	15.1%	10.1%	5.1%	2.3%	1.6%	0.4%	0.4%	—%

The reconciliation of the net incurred and paid claims development tables to the liability for claims and claim adjustment expenses in the consolidated statement of financial position is as follows.

	December 31,
	2023	2022
Net outstanding liabilities
Property and Casualty Homeowners’ Insurance	$74,003	$80,256
Liabilities for unpaid claims and claim adjustment expenses, net of reinsurance	74,003	80,256

Reinsurance recoverable on unpaid claims
Property and Casualty Homeowners’ Insurance	271,736	731,666
Total reinsurance recoverable on unpaid claims	271,736	731,666

Unallocated claims adjustment expenses	1,999	4,567

Total gross liability for unpaid claims and claims adjustment expense	$347,738	$816,489

AMERICAN COASTAL INSURANCE CORPORATION
Notes to Consolidated Financial Statements
December 31, 2023
The table below shows the analysis of our reserve for unpaid losses for each of our last three fiscal years on a GAAP basis:

	2023	2022	2021
Balance at January 1	$816,489	$230,377	$349,881
Less: reinsurance recoverable on unpaid losses	731,666	174,563	265,323
Net balance at January 1	$84,823	$55,814	$84,558

Incurred related to:
Current year	59,372	104,091	58,911
Prior years	(12,694)	(7,982)	(4,198)
Total incurred	$46,678	$96,109	$54,713
Paid related to:
Current year	41,392	41,646	40,791
Prior years	14,107	25,454	42,665
Total paid	$55,499	$67,100	$83,456

Net balance at December 31	$76,002	$84,823	$55,814
Plus: reinsurance recoverable on unpaid losses	271,736	731,666	174,563
Balance at December 31	$347,738	$816,489	$230,377

Composition of reserve for unpaid losses and LAE:
Case reserves	$109,219	$286,762	$104,864
IBNR reserves	238,519	529,727	125,513
Balance at December 31	$347,738	$816,489	$230,377

Based upon our internal analysis and our review of the statement of actuarial opinion provided by our actuarial consultants, we believe that the reserve for unpaid losses reasonably represents the amount necessary to pay all claims and related expenses which may arise from incidents that have occurred as of the balance sheet date.
As reflected in the table above, we had favorable development in all three years related to prior year losses. This favorable development came as a result of re-estimating ultimate losses in each year based on historical loss trends. The loss payments made by the Company during the year ended December 31, 2023, were lower than the loss payments made during the year ended December 31, 2022, due to the settling of prior year catastrophe claims, with no similar catastrophe activity occurring in 2023. IBNR reserves and reinsurance recoverable on unpaid losses also decreased when compared to the prior period, as a result of Hurricane Ian.

11)    LONG-TERM DEBT

Long-Term Debt

The table below presents all long-term debt outstanding as of December 31, 2023 and 2022:

		Effective Interest Rate	Carrying Value at
	Maturity		December 31, 2023	December 31, 2022
Senior Notes	December 15, 2027	7.25%	$150,000	$150,000
Florida State Board of Administration Note (1)	July 1, 2026	N/A	—	—
Truist Term Note Payable (2)	May 26, 2031	N/A	—	—
Total long-term debt			$150,000	$150,000
(1) Our Florida State Board of Administration Note was held by our former subsidiary UPC and is included in discontinued operations as of December 31, 2022.
(2) Our Truist Term Note Payable was repaid in full on August 12, 2022.

AMERICAN COASTAL INSURANCE CORPORATION
Notes to Consolidated Financial Statements
December 31, 2023

At December 31, 2023, the annual maturities of our long-term debt were as follows:

Amount
2024	$—
2025	—
2026	—
2027	150,000
2028	—
Thereafter	—
Total debt	$150,000

Senior Notes

On December 13, 2017, we issued $150,000,000 of 10-year senior notes (the Senior Notes) that will mature on December 15, 2027 and bear interest at a rate equal to 6.25% per annum payable semi-annually on each June 15 and December 15, commencing June 15, 2018. The Senior Notes are senior unsecured obligations of the Company. We may redeem the Senior Notes at our option, at any time and from time to time in whole or in part, prior to September 15, 2027, at a redemption price equal to the greater of (i) 100% of the principal amount of the notes to be redeemed and (ii) the sum of the present values of the remaining scheduled payments of principal and interest thereon from the date of redemption to the date that is three months prior to maturity. On or after that date, we may redeem the Senior Notes at par, plus accrued and unpaid interest thereon. On December 8, 2022, the Kroll Bond Rating Agency, LLC announced a downgrade of our issuer and debt ratings BBB- to BB+. As a result, pursuant to our agreement, the interest rate of our Senior Notes increased from 6.25% to 7.25%.

Florida State Board of Administration Note

On September 22, 2006, we issued a $20,000,000, 20-year note payable to the Florida State Board of Administration (the SBA Note). For the first three years of the SBA note we were required to pay interest only. On October 1, 2009, we began to repay the principal in addition to interest. The SBA Note bears an annual interest rate equivalent to the 10-year Constant Maturity Treasury rate (as defined in the SBA Note agreement), which resets quarterly. This note was held by our former insurance subsidiary, UPC. On February 27, 2023, UPC was placed into receivership with the Florida Department of Financial Services, divesting our ownership of UPC.

Truist Term Note

On May 26, 2016, we issued a $5,200,000, 15-year term note payable to Truist (the Truist Note) with the intent to use the funds to purchase, renovate, furnish and equip our principal executive office. The Truist Note bears interest at 1.65% in excess of the one-month LIBOR which resets monthly. LIBOR was expected to be phased out by the end of 2021. However, the Intercontinental Exchange will continue to publish one-month LIBOR settings through 2023. The outstanding Truist Note payable balance, including applicable interest, was repaid in full on August 12, 2022.

Financial Covenants

Senior Notes - Our Senior Notes provide that the Company and its subsidiaries shall not incur any indebtedness unless no default exists and the Company’s leverage ratio as of the last day of any annual or quarterly period (the balance sheet date) immediately preceding the date on which such additional indebtedness is incurred would have been no greater than 0.3:1, determined on a pro forma basis as if the additional indebtedness and all other indebtedness incurred since the immediately preceding balance sheet date had been incurred and the proceeds therefrom applied as of such day. The Company and its subsidiaries also may not create, assume, incur or permit to exist any indebtedness for borrowed money that is secured by a lien on the voting stock of any significant subsidiary without securing the Senior Notes equally. The Company may not issue, sell, assign, transfer or otherwise dispose of, directly or indirectly, any of the capital stock of the Company’s significant subsidiaries as of the issue date of the Senior Notes (except to the Company or to one or more of the Company’s other subsidiaries, or for the purpose of qualifying directors or as may be required by law or regulation), subject to certain exceptions. At December 31, 2023, while our leverage ratio was greater than the allowed ratio above, we did not incur any additional debt during the period and as a result we were in compliance with the covenants in the Senior Notes.

AMERICAN COASTAL INSURANCE CORPORATION
Notes to Consolidated Financial Statements
December 31, 2023

SBA Note - Our SBA Note required that UPC maintained either a 2:1 ratio of net written premium to surplus, or net writing ratio, or a 6:1 ratio of gross written premium to surplus, or gross writing ratio, to avoid additional interest penalties. The SBA Note agreement defined surplus for the purpose of calculating the required ratios as the $20,000,000 of capital contributed to UPC under the agreement plus the outstanding balance of the note. Should UPC have failed to exceed either a net writing ratio of 1.5:1 or a gross writing ratio of 4.5:1, UPC's interest rate would have increased by 450 basis points above the 10-year Constant Maturity Treasury rate. Any other writing ratio deficiencies resulted in an interest rate penalty of 25 basis points above the stated rate of the note. Our SBA Note further provided that the Florida State Board of Administration may, among other things, declare its loan immediately due and payable upon any default existing under the SBA Note; however, any payment is subject to approval by the insurance regulatory authority. At December 31, 2023, we no longer held the SBA Note as a result of placing UPC into receivership.

Debt Issuance Costs

The table below presents the roll forward of our debt issuance costs paid, in conjunction with the debt instruments described above, during the years ended December 31, 2023 and 2022:

	2023	2022
Balance at January 1,	$1,645	$1,998
Additions	—	—
Amortization	(333)	(353)
Balance at December 31,	$1,312	$1,645

AMERICAN COASTAL INSURANCE CORPORATION
Notes to Consolidated Financial Statements
December 31, 2023
12)    COMMITMENTS AND CONTINGENCIES

Litigation

We are involved in claims-related legal actions arising in the ordinary course of business. We accrue amounts resulting from claims-related legal actions in unpaid losses and LAE during the period that we determine an unfavorable outcome becomes probable and we can estimate the amounts. Management makes revisions to our estimates based on its analysis of subsequent information that we receive regarding various factors, including: (i) per claim information; (ii) company and industry historical loss experience; (iii) judicial decisions and legal developments in the awarding of damages; and (iv) trends in general economic conditions, including the effects of inflation.

On October 20, 2023, we received notice that the DFS filed a notice of claim and demand for tender of insurance policy limits under our director and officer insurance to carriers participating in the our director and officer’s insurance program (the “Claim”). The Claim alleges that former officers and directors of UPC were involved in wrongful acts that resulting in UPCs insolvency and demands immediate tender of our director and officer’s policy limit of $40,000,000 where we have a retention of $1,500,000. The former directors and officers of UPC deny the allegations. Although no litigation has arisen from the Claim, litigation is anticipated. We anticipate that directors and officers will be successful in their defense; however, due to our indemnification obligation, we have accrued the policy retention amount of $1,500,000.

Commitments to fund partnership investments

We have fully funded one limited partnership investment. We have no unfunded commitments at December 31, 2023. The amount of unfunded commitments was $5,968,000 at December 31, 2022.

Leases

We, as lessee, have entered into leases of commercial office space of various term lengths. In addition to office space, we lease office equipment and a parking lot under operating leases and vehicles under finance leases.

The classification of operating and finance lease asset and liability balances within the Consolidated Balance Sheets was as follows:

	Financial Statement Line	December 31, 2023	December 31, 2022
Assets
Operating lease assets	Other assets	$562	$1,226
Financing lease assets	Property and equipment, net	—	51
Total lease assets		$562	$1,277

Liabilities
Operating lease liabilities	Operating lease liability	$739	$1,635
Financing lease liabilities	Other liabilities	—	2
Total lease liabilities		$739	$1,637

The components of lease expenses were as follows:

	Years ended December 31,
	2023	2022
Operating lease expense	$723	$888
Financing lease expense:
Amortization of leased assets	9	358
Interest on lease liabilities	—	1
Short-term lease expense	—	—
Net lease expense	$732	$1,247

AMERICAN COASTAL INSURANCE CORPORATION
Notes to Consolidated Financial Statements
December 31, 2023
At December 31, 2023, future minimum gross lease payments relating to these non-cancellable operating and finance lease agreements were as follows:

	Operating Leases	Finance Leases	Total
2024	$566	$—	$566
2025	221	—	221
2026	10	—	10
2027	—	—	—
2028	—	—	—
Thereafter	—	—	—
Total undiscounted future minimum lease payments	797	—	797
Less: Imputed interest	(58)	—	(58)
Present value of lease liabilities	$739	$—	$739

Weighted average remaining lease term and discount rate related to operating and finance leases were as follows:

	December 31, 2023	December 31, 2022
Weighted average remaining lease term (months)
Operating leases	17	24
Financing leases	—	9

Weighted average discount rate
Operating leases	3.29%	3.82%
Financing leases	—%	3.27%

Other cash and non-cash related activities were as follows:

	Years ended December 31,
	2023	2022
Cash paid for amounts included in the measurement of lease liabilities
Investing cash flows from financing leases	$—	$—

Right-of-use assets obtained in exchange for new operating lease liabilities	13	—
Right-of-use assets obtained in exchange for new financing lease liabilities	—	—

Financing lease amortization expenses are included in depreciation expense in our Consolidated Statements of Comprehensive Loss. See Note 7 for information regarding depreciation expense. See Note 11 for information regarding commitments related to long-term debt, and Note 15 for commitments related to regulatory actions.

Subleases

We previously leased and occupied office space in which we no longer operate. Effective October 1, 2022, this office space is now subleased to a third-party. This sublease is effective from October 1, 2022, through July 31, 2025, with no option to extend. As of December 31, 2023, we recognized $198,000 of income related to this sublease, exclusive of the lease expense associated with the original lease.

Additionally, as a result of the sublease, we evaluated our right-of-use asset associated with the original lease for impairment, using the undiscounted cash flows from the sublease. During the year ended December 31, 2022, we recognized impairment of $175,000, which is included in our results from continuing operations.

AMERICAN COASTAL INSURANCE CORPORATION
Notes to Consolidated Financial Statements
December 31, 2023
Employee Retention Credit

A series of legislation was enacted in the United States during 2020 and 2021 in response to the COVID-19 pandemic that provided financial relief for businesses impacted by government-mandated shutdowns, work stoppages, or other losses suffered by employers. The Coronavirus Aid, Relief, and Economic Security Act (CARES Act) provided an employee retention credit, which is a refundable tax credit against certain employment taxes of up to $5,000 per employee for eligible employers. The tax credit is equal to 50% of qualified wages paid to employees during a quarter, capped at $10,000 of qualified wages per employee. During the second quarter of 2022, we evaluated our eligibility and filed for a $10,161,000 refund in connection with our Employee Retention Tax Credit for the tax year ended December 31, 2021. As of December 31, 2023, we have received $5,718,000 from the IRS related to this refund. A gain contingency is an uncertain situation that will be resolved in the future, possibly resulting in a gain. We have not recognized this gain contingency of $10,161,000 within our financial statements except for the $5,718,000 that has already been received.

We will continue to monitor the matter for further developments that could affect the outcome of these contingencies and will make any appropriate adjustments each quarter.

Quota Share Commission Loss Contingency

AmCoastal participates in shared quota-share reinsurance agreements with our former subsidiary, UPC, which are subject to a variable ceding commission based on loss experience. With the receivership of UPC in 2023, we have not received data related to UPC losses that could shift AmCoastal’s commission related to these contracts unfavorably. In addition, we cannot reasonably determine how this shift will be allocated between the contracted parties. Until we receive this loss data and provide the updated calculations to both our reinsurance partners and the DFS as receiver of UPC, we are unable to estimate the impact, however, we believe a loss contingency related to these commissions may exist as of December 31, 2023.

13) ALLOWANCE FOR EXPECTED CREDIT LOSSES
We are exposed to credit losses primarily through four different pools of assets based on similar risk characteristics: premiums receivable for direct written business; reinsurance recoverables from ceded losses to our reinsurers; our investment holdings and our notes receivable. We estimate the expected credit losses based on historical trends, credit ratings assigned to reinsurers by rating agencies and debt issuers, average default rates, current economic conditions, and reasonable and supportable forecasts of future economic conditions that affect the collectability of the reported amounts over its expected life. Changes in the relevant information may significantly affect the estimates of expected credit losses.

The allowance for credit losses is deducted from the amortized cost basis of the assets to present their net carrying value at the amount expected to be collected. Each period, the allowance for credit losses is adjusted through earnings to reflect expected credit losses over the remaining lives of the assets.

The following tables summarize our allowance for expected credit losses by pooled asset for the years ended December 31, 2023 and 2022:

December 31, 2023
	December 31, 2022	Provision for expected credit losses	Write-offs	December 31, 2023
Premiums Receivable	$31	$16	$2	$49
Reinsurance Recoverables	333	(236)	—	97
Total	$364	$(220)	$2	$146

December 31, 2022
	December 31, 2021	Provision for expected credit losses	Write-offs	December 31, 2022
Premiums Receivable	$16	$3	$12	$31
Reinsurance Recoverables	58	275	—	333
Total	$74	$278	$12	$364

AMERICAN COASTAL INSURANCE CORPORATION
Notes to Consolidated Financial Statements
December 31, 2023

14) INCOME TAXES

The Company files a consolidated federal income tax return with all subsidiaries, including our former subsidiary, UPC.

The following table summarizes the provision for income taxes:

	Year Ended December 31,
	2023	2022	2021
Federal:
Current	$11,798	$(171)	$(2,207)
Deferred	(2,908)	18,823	(18,830)
Provision (benefit) for Federal income tax expense	8,890	18,652	(21,037)

State:
Current	3,128	1,518	1,033
Deferred	(2,562)	5,315	(3,985)
Provision (benefit) for State income tax expense	566	6,833	(2,952)
Provision (benefit) for income taxes	$9,456	$25,485	$(23,989)

Income tax expense (provision) is included in the financial statements as follows:

	Year Ended December 31,
	2023	2022	2021
Continuing operations	$10,876	$26,233	$(5,937)
Discontinued operations	(1,420)	(748)	(18,052)
Reported income tax provision (benefit)	$9,456	$25,485	$(23,989)

The actual income tax expense attributable to continuing operations differs from the expected income tax expense attributable to continuing operations computed by applying the combined applicable effective federal and state tax rates to income before the provision for income taxes as follows:

	Year Ended December 31,
	2023		2022		2021
Expected income tax expense at federal rate	$20,176	21.0%	$354	21.0%	$(1,475)	21.0%
State tax expense, net of federal deduction benefit	2,584	2.7	(217)	(12.9)	(705)	10.0
Dividend received deduction	(6)	—	(24)	(1.4)	(10)	0.1
Non-Deductible Goodwill	—	—	715	42.5	—	—
Other permanent items	50	0.1	214	12.7	80	(1.1)
Prior period accrual adjustment	126	0.1	469	27.9	(1,053)	15.0
Outside basis in subsidiary	—	—	189	11.2	(965)	13.7
Municipal tax-exempt interest	—	—	—	—	—	—
Change in valuation allowance	(12,177)	(12.7)	24,426	1453.1	(1,352)	19.2
Change in enacted tax rate	(54)	(0.1)	110	6.5	(547)	7.8
Change in tax credit carryforward	—	—	—	—	168	(2.4)
Other, net	177	0.2	(3)	(0.2)	(78)	1.1
Reported income tax expense (benefit)	$10,876	11.3%	$26,233	(1560.6)%	$(5,937)	84.5%

AMERICAN COASTAL INSURANCE CORPORATION
Notes to Consolidated Financial Statements
December 31, 2023

Deferred income taxes, which are included in other assets or other liabilities as appropriate, reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

As of December 31, 2023, we had net operating loss (NOL) carryforwards. The amount and timing of realizing the benefits of NOL carryforwards depend on future taxable income and limitation imposed by tax laws. There is no expiration for $2,000 of our Federal NOL carryforward. The remaining $12,191,000 of our Federal NOL carryforward expires beginning in 2041 and fully expiring by the end of 2042. Our $39,755,000 of state NOL carryforward expires beginning in 2040 and fully expiring by the end of 2042. The unused business tax credits of $1,610,000 will expire beginning in 2037 and fully expiring by the end of 2040.

The table below summarizes the significant components of our net deferred tax asset (liability):

	December 31,
	2023	2022
Deferred tax assets:
Unearned premiums	$6,571	$16,115
Unrealized loss	4,875	8,768
Tax-related discount on loss reserve	627	5,505
R&D tax credit carryforward	1,610	1,610
Other-than-temporary impairment	—	5,500
Investments	2,072	2,620
Bad debt expense	2,729	1,077
Equity compensation	582	474
Dual consolidated loss carryforward	4,745	5,958
Net operating loss carryforward	4,297	112,804
Outside basis in subsidiary	44,802	—
Other	1,427	1,541
Total pre-allowance deferred tax assets	74,337	161,972
Valuation allowance	(56,491)	(140,034)
Total deferred tax assets	17,846	21,938
Deferred tax liabilities:
Deferred acquisitions costs	(8,033)	(14,743)
Intangible assets	(2,279)	(2,823)
Prepaid expenses	(435)	(744)
Investments	(105)	(62)
Fixed assets	(1,698)	(3,743)
Total deferred tax liabilities	(12,550)	(22,115)
Net deferred tax asset (liability)	$5,296	$(177)

Net deferred tax asset (liability) is included in the financial statements as follows:

	Year Ended December 31,
	2023	2022
Continuing operations	$5,296	$(177)
Discontinued operations	—	—
Net deferred tax asset (liability)	$5,296	$(177)

AMERICAN COASTAL INSURANCE CORPORATION
Notes to Consolidated Financial Statements
December 31, 2023

As of December 31, 2022, the net deferred tax asset related to discontinued operations is comprised of deferred tax assets of $148,978,000, deferred tax liabilities of $26,921,000, and a valuation allowance of $122,057,000, for a net balance of $0.

We had a valuation allowance of $56,491,000 and $140,034,000 at December 31, 2023 and 2022, respectively. Of this December 31, 2022 total, $122,057,000 is attributable to discontinued operations, with the remaining balance attributable to our continuing operations. The change in valuation allowance includes a $12,177,000 decrease in valuation allowance charged to continuing operations tax expense; a $3,038,000 decrease of valuation allowance on our FAS 115 assets which is charged to other comprehensive income; a $122,057,000 decrease related to the disposal of our former subsidiary, UPC, charged to discontinued operations; a $44,802,000 increase established against the outside basis in our former subsidiary, UPC, related to the disposal which was charged to discontinued operations; and a $8,927,000 increase charged to discontinued operations for other deferred tax assets and liabilities. In assessing the net realizable value of deferred tax assets, we consider whether it is more likely than not that we will not realize some portion or all of the deferred tax assets. The ultimate realization of deferred tax assets depends upon the generation of future taxable income during the periods in which those temporary differences become deductible. We considered taxable income (loss), reversals of temporary items, projected future taxable income and tax planning strategies in making this assessment.

The statute of limitations related to our consolidated Federal income tax returns and our Florida income tax returns expired for all tax years up to and including 2014; therefore, only the 2015 through 2023 tax years remain subject to examination by taxing authorities. During the year ended December 31, 2022, we were examined by the IRS regarding tax years 2018, 2019 and 2020. This exam was completed in 2023 and no adjustments were been proposed.

ACIC’s reinsurance subsidiaries, which are based in the Cayman Islands and Bermuda, made an irrevocable election under section 953(d) of the U.S. Internal Revenue Code of 1986, as amended, to be treated as a domestic insurance company for U.S. Federal income tax purposes. As a result of this election, our reinsurance subsidiaries are subject to United States income tax on its worldwide income as if it were a U.S. corporation.

The following is a reconciliation of the beginning and ending amount of unrecognized tax benefits for the year ended December 31, 2023:

December 31, 2023
Balance at January 1	$666
Decrease based on tax positions related to prior years	—
Balance at December 31	$666

Included in the balance at December 31, 2023 was $666,000 of unrecognized tax benefits that, if recognized, would affect the annual effective tax rate. We do not anticipate a material change in the unrecognized tax benefits over the next 12 months.

15)    STATUTORY ACCOUNTING AND REGULATION

The insurance industry is heavily regulated. State laws and regulations, as well as national regulatory agency requirements, govern the operations of all insurers such as our insurance subsidiaries. The various laws and regulations require that insurers maintain minimum amounts of statutory surplus and risk-based capital, restrict insurers' ability to pay dividends, specify allowable investment types and investment mixes, and subject insurers to assessments. Effective June 1, 2022, our insurance subsidiaries JIC and AmCoastal were merged, with AmCoastal being the surviving entity. AmCoastal is domiciled in Florida, while IIC is domiciled in New York. At December 31, 2023, and during the year then ended, AmCoastal and IIC met all regulatory requirements of the states in which they operate.

During 2023, we received an assessment notice from the Florida Insurance Guaranty Association (FIGA). This assessment will be 0.7% on direct written premium of all covered lines of business in Florida to cover the cost of an insurance company facing insolvency. This assessment is in addition to the 1.3% assessment, described below, and is recoupable from policyholders. During 2022, we received an assessment notice from FIGA. This assessment was 1.3% on direct written premium of all covered lines of business in Florida to cover the cost of an insurance company facing insolvency. This assessment is in addition to FIGA's 0.7% assessment, described below, and is recoupable from policyholders. During 2021, we received an assessment notice from FIGA. This assessment will be 0.7% on all direct written premium of Florida lines of business during 2022.

AMERICAN COASTAL INSURANCE CORPORATION
Notes to Consolidated Financial Statements
December 31, 2023
The NAIC has Risk-Based Capital (RBC) guidelines for insurance companies that are designed to assess capital adequacy and to raise the level of protection that statutory surplus provides for policyholders. Most states, including Florida and New York, have enacted statutory requirements adopting the NAIC RBC guidelines, and insurers having less statutory surplus than required will be subject to varying degrees of regulatory action, depending on the level of capital inadequacy. State insurance regulatory authorities could require an insurer to cease operations in the event the insurer fails to maintain the required statutory capital.

The state laws of Florida and New York permit an insurer to pay dividends or make distributions out of that part of statutory surplus derived from net operating profit and net realized capital gains. The state laws further provide calculations to determine the amount of dividends or distributions that can be made without the prior approval of the insurance regulatory authorities in those states and the amount of dividends or distributions that would require prior approval of the insurance regulatory authorities in those states. Statutory RBC requirements may further restrict our insurance subsidiaries' ability to pay dividends or make distributions if the amount of the intended dividend or distribution would cause statutory surplus to fall below minimum RBC requirements. Additionally, in connection with our former subsidiary UPC's plan for run off, IIC has agreed not to pay ordinary dividends without prior approval of the New York Department of Financial Services until January 1, 2025.

Governmental agencies or certain quasi-governmental entities can levy assessments upon us in the states in which we write policies. See Note 2(t) for a description of how we recover assessments imposed upon us. We expense an assessment when the particular governmental agency or quasi-governmental entity levies it upon us; therefore, expected recoveries are not assets and we will record the amounts as income when collected from policyholders.

Governmental agencies or certain quasi-governmental entities can also levy assessments upon policyholders, and we collect the amount of the assessments from policyholders as surcharges for the benefit of the assessing agency. We collect $2 per residential policy and $4 per commercial policy written in the state of Florida on behalf of the Florida Emergency Management Preparedness and Assistance Trust Fund.

Our insurance subsidiaries must maintain capital and surplus ratios or balances as determined by the regulatory authority of the states in which they are domiciled. At December 31, 2023, we met these requirements. The table below details the amount of surplus as regards policyholders for each of our regulated entities at December 31, 2023 and 2022.

	December 31, 2023	December 31, 2022
AmCoastal(1)	$143,452	$77,511
IIC	22,661	26,152
Total	$166,113	$103,663
(1) AmCoastal results are inclusive of JIC as these entities were merged effective June 1, 2022.

The amount of restricted net assets of our insurance subsidiaries are:

December 31, 2023
AmCoastal(1)	84,881
IIC	20,375
(1) AmCoastal results are inclusive of JIC as these entities were merged effective June 1, 2022.

NAIC law limits an insurer’s investment in equity instruments and also restricts investments in medium to low quality debt instruments. We were in compliance with all investment restrictions at December 31, 2023 and 2022.

We have reported our insurance subsidiaries’ assets, liabilities and results of operations in accordance with GAAP, which varies from statutory accounting principles prescribed or permitted by state laws and regulations, as well as by general industry practices. The following items are principal differences between statutory accounting and GAAP:

•Statutory accounting requires that we exclude certain assets, called non-admitted assets, from the balance sheet.

•Statutory accounting requires us to expense policy acquisition costs when incurred, while GAAP allows us to defer to the extent realizable, and amortize policy acquisition costs over the estimated life of the policies.

AMERICAN COASTAL INSURANCE CORPORATION
Notes to Consolidated Financial Statements
December 31, 2023

•Statutory accounting requires that surplus notes, also known as surplus debentures, be recorded in statutory surplus, while GAAP requires us to record surplus notes as a liability.

•Statutory accounting allows certain investments to be carried at amortized cost or fair value based on the rating received from the Securities Valuation Office of the NAIC, while they are recorded at fair value for GAAP because the investments are held as available for sale.

•Statutory accounting allows ceding commission income to be recognized when written if the cost of acquiring and renewing the associated business exceeds the ceding commissions, but under GAAP such income is deferred and recognized over the coverage period.

•Statutory accounting requires that unearned premiums and loss reserves are presented net of related reinsurance rather than on a gross basis under GAAP.

•Statutory accounting requires a provision for reinsurance liability be established for reinsurance recoverable on paid losses aged over ninety days and for unsecured amounts recoverable from unauthorized reinsurers.  Under GAAP there is no charge for uncollateralized amounts ceded to a company not licensed in the insurance subsidiary’s domiciliary state and a reserve for uncollectible reinsurance is charged through earnings rather than surplus or equity.

•Statutory accounting requires an additional admissibility test and the change in deferred income tax is reported directly in capital and surplus, rather than being reported as a component of income tax expense under GAAP.

Our insurance subsidiaries must file with the various insurance regulatory authorities an “Annual Statement” which reports, among other items, statutory net income (loss) and surplus as regards policyholders, which is called stockholders’ equity (deficit) under GAAP. The table below details the statutory net income (loss) for each of our regulated entities for the years ended December 31, 2023, 2022 and 2021.

	December 31,
	2023	2022	2021
AmCoastal (1)	$105,862	$16,516	$(34,588)
IIC	(3,448)	(2,421)	(4,292)
Total	$102,414	$14,095	$(38,880)
(1) AmCoastal results are inclusive of JIC as these entities were merged effective June 1, 2022.

16)    EMPLOYEE BENEFIT PLAN

We provide a 401(k) plan for substantially all of our employees. We match 100% of the first 5% of employees’ contributions to the plan. For the years ended December 31, 2023, 2022, and 2021, our contributions to the plan on behalf of the participating employees were $637,000, $1,630,000, and $1,229,000, respectively.

17)    ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS)

We report changes in other comprehensive income (loss) items within comprehensive loss on the Consolidated Statements of Comprehensive Income (Loss), and we include accumulated other comprehensive loss as a component of stockholders’ equity (deficit) on the Consolidated Balance Sheets.

AMERICAN COASTAL INSURANCE CORPORATION
Notes to Consolidated Financial Statements
December 31, 2023

The table below details the components of accumulated other comprehensive loss at year end:

	Pre-Tax Amount	Tax (Expense) Benefit	Net-of-Tax Amount
December 31, 2020	$12,789	$(3,096)	$9,693
Changes in net unrealized losses on investments	(17,814)	4,266	(13,548)
Reclassification adjustment for net realized gains	(3,568)	892	(2,676)
December 31, 2021	(8,593)	2,062	(6,531)
Changes in net unrealized losses on investments	(56,530)	8,053	(48,477)
Reclassification adjustment for net realized losses	32,082	(8,021)	24,061
December 31, 2022	(33,041)	2,094	(30,947)
Changes in net unrealized losses on investments	7,340	1,366	8,706
Reclassification adjustment for net realized losses	5,466	(1,366)	4,100
Impact of deconsolidation of discontinued operations	(3)	1,007	1,004
December 31, 2023	$(20,238)	$3,101	$(17,137)

18)    STOCKHOLDERS’ EQUITY (DEFICIT)

Our Board of Directors declared dividends on our outstanding shares of common stock to stockholders of record as follows for the periods presented (in thousands, except per share amounts):

	Year Ended December 31,
	2023		2022		2021
	Per Share Amount	Aggregate Amount	Per Share Amount	Aggregate Amount	Per Share Amount	Aggregate Amount
First Quarter	$—	$—	$0.06	$2,589	$0.06	$2,582
Second Quarter	—	—	—	—	0.06	2,591
Third Quarter	—	—	—	—	0.06	2,589
Fourth Quarter	—	—	—	—	0.06	2,588

In September 2023, the Company entered into an equity distribution agreement (the “Agreement”) with Raymond James & Associates, Inc., as agent (the “Agent”), relating to the issuance and sale from time to time by the Company, through the Agent, of up to 8,000,000 shares of the Company’s common stock, par value $0.0001 per share (the “Shares”). Sales of the Shares under the Agreement will be made in sales deemed to be “at the market offerings”. The Agent is not required to sell any specific amount of Shares but agreed to act as the Company’s sales agent for a commission equal to 3.0% of the gross proceeds from the sales of the Shares. As of December 31, 2023, 3,373,000 shares have been sold under the Agreement resulting in commissions paid of approximately $829,000 and net proceeds of approximately $26,792,000. The Agreement will terminate upon the issuance and sale of all Shares subject to the Agreement, or the Agreement may be suspended or discontinued at any time. The Company does not plan to sell additional shares under the at-the-market program during the first half of 2024.

In November 2022, ACIC paid dividends of $26,000,000 to the Company. In February 2021, IIC paid dividends of $3,500,000 to the Company.

In July 2019, our Board of Directors authorized a stock repurchase plan of up to $25,000,000 of our common stock. As of December 31, 2023, we had not yet repurchased any shares under this stock repurchase plan. The timing and volume of repurchases are at the discretion of management, based on the capital needs of the business, the market price of ACIC common stock, and general market conditions. The plan has no expiration date, and the plan may be suspended or discontinued at any time.

See Note 19 for information regarding our stock-based compensation activity.

AMERICAN COASTAL INSURANCE CORPORATION
Notes to Consolidated Financial Statements
December 31, 2023

19) STOCK-BASED COMPENSATION

We account for stock-based compensation under the fair value recognition provisions of ASC Topic 718 - Compensation - Stock Compensation. We recognize stock-based compensation cost over the award’s requisite service period on a straight-line basis for time-based restricted stock grants and performance-based restricted stock grants. We record forfeitures as they occur for all stock-based compensation.

Under the Company’s 2013 Omnibus Incentive Plan, 1,000,000 shares were authorized for issuance at December 31, 2020. In 2020, the Board of Directors adopted the 2020 Omnibus Incentive Plan, which was approved by shareholders during our 2020 Annual Shareholder meeting. At the time of approval, an additional 2,000,000 shares were authorized for issuance.

The following table presents our total stock-based compensation expense:

	Year Ended
	2023	2022	2021
Employee stock-based compensation expense
Pre-tax (1)	$1,082	$1,230	$875
Post-tax (2)	855	972	691
Director stock-based compensation expense
Pre-tax (1)	174	158	310
Post-tax (2)	137	125	245
(1) This table does not include withholding of vested shares for tax liabilities, which totaled $24,000, $25,000 and $39,000 in 2023, 2022, and 2021, respectively.
(2) The after tax amounts are determined using the 21% corporate federal tax rate.

We had approximately $1,975,000 of unrecognized stock compensation expense at December 31, 2023 related to non-vested stock-based compensation granted, which we expect to recognize over a weighted-average period of approximately 1.9 years. We had approximately $99,000 of unrecognized director stock-based compensation expense at December 31, 2023 related to non-vested director stock-based compensation granted, which we expect to recognize over a weighted-average period of approximately 0.4 years.

Restricted stock, restricted stock units and performance stock units

Stock-based compensation cost for restricted stock awards, restricted stock units and performance stock units is measured based on the closing fair market value of our common stock on the date of grant, which vest in equal installments over the requisite service period of typically three years. Restricted stock awards granted to non-employee directors vest over a one-year period. Each restricted stock unit and performance stock unit represents our obligation to deliver to the holder one share of common stock upon vesting.

Performance stock units vest based on the Company’s return on average equity compared to a defined group of peer companies. On the grant date, we issue the target number of performance stock units. They are subject to forfeitures if performance goals are not met. The actual number of performance stock units earned can vary from zero to 150 percent of the target for the 2023, 2022, and 2021 awards.

We granted 45,000, 907,907, and 292,960 shares of restricted common stock, which had a weighted-average grant date fair value of $5.25, $1.97, and $6.01 per share during the years ended December 31, 2023, 2022, and 2021, respectively. Additionally, during the year ended December 31, 2023, the Company granted 262,933 shares of restricted common stock, with a fair value of $4.33, which are contingent upon stockholder approval of an increase in the number of shares of our common stock that may be issued pursuant to the 2020 Omnibus Incentive Plan. Stockholders will vote on this matter at our 2024 annual meeting of stockholders.

AMERICAN COASTAL INSURANCE CORPORATION
Notes to Consolidated Financial Statements
December 31, 2023

The following table presents certain information related to the activity of our non-vested common stock grants:

	Number of Restricted Shares	Weighted Average Grant Date Fair Value
Outstanding as of December 31, 2020	259,006	$10.06
Granted (1)	292,960	6.01
Less: Forfeited	122,460	8.87
Less: Vested (1)	92,910	9.99
Outstanding as of December 31, 2021	336,596	$6.99
Granted	907,907	1.97
Less: Forfeited	383,876	3.43
Less: Vested	146,388	6.00
Outstanding as of December 31, 2022	714,239	$2.73
Granted (2)	45,000	5.25
Less: Forfeited	132,259	3.16
Less: Vested	181,334	3.25
Outstanding as of December 31, 2023	445,646	$2.64
(1) Contingent shares granted during 2019, but issued and fully vested during May 2020, have been included in the 2020 granted and vested share calculations in the table above.
(2) Contingent shares granted during 2023 have been excluded from the calculations above.

Stock options

Stock option fair value was estimated on the grant date using the Black-Scholes-Merton formula. Stock options vest in equal installments over the requisite service period of typically three years. The following weighted-average assumptions were used to value the stock options granted:

	2023		2022
Expected annual dividend yield	—%		—%
Expected volatility	80.84%		49.66%
Risk-free interest rate	3.44%		2.92%
Expected term	6	years	6	years

The expected annual dividend yield for our options granted during 2023 and 2022 is based on no dividends being paid in future quarters. The expected volatility is a historical volatility calculated based on the daily closing prices over a period equal to the expected term. The risk-free interest rate is based on the U.S. Treasury yield curve in effect at the grant date. Expected term takes into account the three-year graded vesting term and the 10-year contractual term of the option.

We did not grant any stock options for the year ended December 31, 2023. We granted 635,643, and 1,054,707 stock options during the years ended December 31, 2022 and 2021, respectively, which had a weighted average grant date fair value of $1.70 and $3.86, per share, respectively. Additionally, during the year ended December 31, 2023, the Company granted 123,399 stock options, with a fair value of $3.08, which are contingent upon stockholder approval of an increase in the number of shares of our common stock that may be issued pursuant to the 2020 Omnibus Incentive Plan. Stockholders will vote on this matter at our 2024 annual meeting of stockholders.

AMERICAN COASTAL INSURANCE CORPORATION
Notes to Consolidated Financial Statements
December 31, 2023

The following table presents certain information related to the activity of our non-vested stock option grants:

	Number of Stock Options	Weighted Average Exercise Prices	Weighted Average Remaining Contractual Term (years)	Aggregate Intrinsic Value
Outstanding as of December 31, 2020	144,006	$13.00	8.77	$—
Granted	1,054,707	3.86	—	—
Less: Forfeited	48,995	8.08	—	—
Less: Exercised	—	—	—	—
Less: Expired	2,503	16.25	—	—
Outstanding as of December 31, 2021	1,147,215	$4.80	9.49	$792,000

Vested as of December 31, 2021	120,638	$15.87	7.39	$—
Exercisable as of December 31, 2021	68,003	$15.85	7.39	$—

Outstanding as of December 31, 2021	1,147,215	$4.80	9.49	$792,000
Granted	635,643	1.70	—	—
Less: Forfeited	426,480	2.91	—	—
Less: Exercised	—	—	—	—
Less: Expired	105,693	6.65	—	—
Outstanding as of December 31, 2022	1,250,685	$3.71	7.66	$—

Vested as of December 31, 2022	532,797	$7.26	8.03	$—
Exercisable as of December 31, 2022	432,786	$5.25	5.10	$—

Outstanding as of December 31, 2022	1,250,685	$3.71	7.66	$—
Granted(1)	—	—	—	—
Less: Forfeited	40,000	3.46	—	—
Less: Exercised	20,000	3.46	—	—
Less: Expired	161,925	3.05	—	—
Outstanding as of December 31, 2023	1,028,760	$3.83	7.80	$6,151,000

Vested as of December 31, 2023 (2)	920,818	$4.78	7.56	$3,071,000
Exercisable as of December 31, 2023	580,568	$4.78	7.56	$3,071,000
(1) Contingent options have been excluded from the calculations in the table above.
(2) The vested shares are calculated based on all vested shares at December 31, 2023, inclusive of those that have since expired. The weighted average exercise price, weighted-average remaining contractual term and aggregate intrinsic value are calculated based on only vested shares that are outstanding and exercisable at December 31, 2023.

20)    SUBSEQUENT EVENTS

We evaluate all subsequent events and transactions for potential recognition or disclosure in our financial statements.

Effective January 1, 2024, ACIC, through its wholly owned insurance subsidiary AmCoastal, renewed its AOP CAT agreement. The agreement provides up to $100 million of limit excess of $10 million per occurrence to limit our losses from catastrophe loss events other than named windstorms and earthquakes. Our wholly owned reinsurance subsidiary, UPC Re, is a participant in the AOP CAT agreement, bringing our consolidated retention to $12.25 million per occurrence.

AMERICAN COASTAL INSURANCE CORPORATION
Notes to Consolidated Financial Statements
December 31, 2023
The cost of the agreement, excluding potential reinstatement premium, is approximately $9.9 million, a decrease of 9.24% year-over-year when risk-adjusted. Exclusive of ACIC’s retention the AOP CAT agreement provides coverage of approximately $88 million for a first event and $84 million for a second event, or $172 million in the aggregate, an aggregate increase of $71 million or 70.3% year-over-year.

In January 2024, we appointed James A. Gray, CPA as our Chief Compliance and Risk Officer. In addition, effective January 22, 2024, B. Bradford Martz, President, stepped down from his role of Chief Financial Officer to focus on his position as President. Mr. Martz held the role of Chief Financial Officer since 2012. Mr. Martz's primary responsibilities will shift to investor relations and strategic initiatives aimed at building shareholder value. Also effective January 22, 2024, the Company appointed Svetlana Castle, JD, MPA, CPA, as the Company's new Chief Financial Officer. Ms. Castle will be responsible for the finance, accounting and tax operations for the Company.

Effective February 1, 2024, ACIC, through its wholly owned insurance subsidiary AmCoastal, renewed the Excess Per Risk (“XPR”) program. The program includes up to $55 million of per building facultative limit excess of the $5 million retention, remaining consistent with expiring XPR program. The XPR program mitigates the Company’s losses from All Other Perils while excluded Named Windstorms. Named Windstorms are reinsured separately under Amcoastal’s core catastrophe reinsurance program. The Company’s wholly owned reinsurance subsidiary, UPC Re, is a participant in the XPR program, bringing the Company’s consolidated retention to $7.5 million per occurrence. The cost of the program, excluding potential reinstatement premium, is approximately $5 million, a decrease of 11.4% year-over-year.

Subsequent to December 31, 2023, we have sold 1,000,000 shares under our equity distribution agreement described in Note 18 above, resulting in commissions paid of approximately $352,000 and net proceeds of approximately $11,398,000.

AMERICAN COASTAL INSURANCE CORPORATION
Notes to Consolidated Financial Statements
December 31, 2023
Item 9A. Controls and Procedures

Evaluation of Disclosure Controls and Procedures

We maintain a set of disclosure controls and procedures designed to ensure that information required to be disclosed in reports we file or submit under the Securities Exchange Act of 1934, as amended (Exchange Act) is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms. We designed our disclosure controls with the objective of ensuring we accumulate and communicate this information to our management, including our principal executive officer and principal financial officer, as appropriate, to allow timely decisions regarding required disclosure.

Under the supervision and with the participation of our management, including our principal executive officer and principal financial officer, we conducted an evaluation of the effectiveness of the design and operations of our disclosure controls and procedures, as such term is defined in Rules 13a-15(e) and 15d-15(e) under Exchange Act, as of December 31, 2023, the end of the period covered by this report. Based on our evaluation, our principal executive officer and principal financial officer concluded that our disclosure controls and procedures were not effective due to a material weakness in our internal control over financial reporting described below.

Management’s Annual Report on Internal Control over Financial Reporting

Our management is responsible for establishing and maintaining adequate internal control over our financial reporting. Internal control over financial reporting is defined in Rules 13a-15(f) and 15d-15(f) promulgated under the Exchange Act, as a process to provide reasonable assurance regarding the reliability of our financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles in the United States. Internal control over financial reporting includes those policies and procedures that: (a) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect our transactions and dispositions of our assets; (b) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that our receipts and expenditures are being made only in accordance with authorizations of our management and directors; and (c) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of our assets that could have a material effect on our financial statements.

Our management assessed the effectiveness of our internal control over financial reporting as of December 31, 2023. In making this assessment, our management used the criteria set forth in the Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission in 2013. Based on our evaluation under that framework, management concluded that our internal control over our financial reporting was not effective as of December 31, 2023.

A material weakness is a deficiency, or combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of the Company’s annual or interim financial statements will not be prevented or detected on a timely basis.

During the second quarter of 2023, the Company identified a material weakness in its internal control over financial reporting related to the reporting of the discontinued operations as of March 31, 2023. Specifically, the Company’s controls over the review of significant unusual transactions, including the effects of the transactions on the preparation of the Company's tax provision were not designed effectively. The Company did not have sufficient, experienced accounting resources to effectively review the accounting for and reporting of significant, unusual transactions. As a result of the material weakness, management’s review control did not detect an error in the accounting related to the recording of the discontinued operations and as a result, net income was understated by $6.4 million. The Company restated its consolidated interim financial statements as of and for the three months ended March 31, 2023 to reflect the correction of this error.

Remediation Plan

Since identifying the material weakness related to management’s review controls related to significant, unusual and complex transactions in the preparation of the Company's financial statements, management has begun remediation of the process and controls in place to measure and record transactions and their related effects to income tax accounting to enhance the effectiveness of the design and operation of those controls. The Company will focus on the accounting and disclosure for unusual and complex transactions such as discontinued operations and will continue to augment existing staff with additional skilled accounting resources and strengthen the review process to improve the design and operation of financial reporting and corresponding internal controls.

These remediation measures require validation and testing of the design and operating effectiveness of internal control over

AMERICAN COASTAL INSURANCE CORPORATION
Notes to Consolidated Financial Statements
December 31, 2023
a sustained period of financial reporting to reach a determination that the material weakness has been remediated. As we continue to validate and test our internal control over financial reporting, we may determine that additional measures or modifications to the remediation plan are necessary or appropriate.

Changes in Internal Control over Financial Reporting

During the year ended December 31, 2023, there was no change in our internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) identified in connection with the evaluation of our internal control performed during the year ended December 31, 2023, that has materially affected, or is reasonably likely to materially affect, our internal control over financial reporting, except as noted above with respect to the identification of the material weakness.

Limitations on Controls

Because of the inherent limitations of internal controls, we do not expect our disclosure controls and procedures or our internal control over financial reporting will prevent or detect all errors and fraud. Any control system, no matter how well designed and operated, is based upon certain assumptions and can provide only reasonable, not absolute, assurance that our objectives will be met. Further, no evaluation of controls can provide absolute assurance that we will prevent all misstatements due to error or fraud or that we will detect all control issues and instances of fraud, if any, within our company.

AMERICAN COASTAL INSURANCE CORPORATION
Notes to Consolidated Financial Statements
December 31, 2023

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the shareholders and the Board of Directors of American Coastal Insurance Corporation

Opinion on Internal Control over Financial Reporting

We have audited the internal control over financial reporting of American Coastal Insurance Corporation and subsidiaries (the “Company”) as of December 31, 2023, based on criteria established in Internal Control — Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). In our opinion, because of the effect of the material weakness identified below on the achievement of the objectives of the control criteria, the Company has not maintained effective internal control over financial reporting as of December 31, 2023, based on criteria established in Internal Control — Integrated Framework (2013) issued by COSO.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (PCAOB), the consolidated financial statements as of and for the year ended December 31, 2023, of the Company and our report dated October 4, 2024, expressed an unqualified opinion on those financial statements.

Basis for Opinion

The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management’s Annual Report on Internal Control over Financial Reporting. Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, testing and evaluating the design and operating effectiveness of internal control based on the assessed risk, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

Definition and Limitations of Internal Control over Financial Reporting

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

Material Weakness

A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the company’s annual or interim financial statements will not be prevented or detected on a timely basis. The following material weakness has been identified and included in management's assessment: the Company’s controls over the review of significant unusual transactions, including the effects of the transactions on the preparation of the Company's tax provision were not designed effectively. This material weakness was considered in determining the nature, timing, and extent of audit tests applied in our audit of the consolidated financial statements as of and for the year ended December 31, 2023, of the Company, and this report does not affect our report on such financial statements.

/s/ DELOITTE & TOUCHE LLP

Tampa, Florida
October 4, 2024